UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

AVAGO TECHNOLOGIES LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AVAGO TECHNOLOGIES LIMITED

(Incorporated in the Republic of Singapore)

(Company Registration Number 200510713C)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on April 10, 2013

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the 2013 Annual General Meeting of Shareholders (the “2013 AGM”) of Avago Technologies Limited (“Avago” or “the Company”), which will be held at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A., at 11:00 a.m., Pacific Time, on Wednesday, April 10, 2013, for the following purposes:

As Ordinary Business

1.	To elect each of the following directors to the board of directors (the “Board”):

(a)	Mr. Hock E. Tan;

(b)	Mr. John T. Dickson;

(c)	Mr. James V. Diller;

(d)	Mr. Kenneth Y. Hao;

(e)	Mr. John M. Hsuan;

(f)	Ms. Justine F. Lien; and

(g)	Mr. Donald Macleod.

2.	To approve the re-appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending November 3, 2013, and to authorize the Audit Committee of the Board to fix PricewaterhouseCoopers LLP’s remuneration for services provided through our 2014 Annual General Meeting of Shareholders (the “2014 AGM”).

As Special Business

3.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”), and also subject to the provisions of that Act and our Articles of Association, authority be, and hereby is, given to our Board:

(a) to:

(i)	allot and issue ordinary shares in our capital; and/or

(ii)

make or grant offers, agreements, options or other instruments (including the grant of awards or options pursuant to our equity-based incentive plans in effect as at the date of this resolution) that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including, but not limited to, the creation and issuance of warrants, rights, units, purchase contracts, debentures or other instruments (including debt instruments) convertible into ordinary shares), at any time to and/or with such persons and upon such terms and conditions, for such purposes and for consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose and as are set forth in our Articles of Association; and

(b) to allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance, and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our 2014 AGM or the expiration of the period within which our 2014 AGM is required by law to be held.

4.	To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Sections 76C and 76E of the Singapore Companies Act and also subject to the provisions of that Act and our Articles of Association:

(a) authority be, and hereby is, given to our Board to cause to be purchased or otherwise acquired issued ordinary shares in the capital of the Company, not exceeding in aggregate the number of issued ordinary shares representing 10% (or such other higher percentage as the Minister may by notification prescribe pursuant to the Singapore Companies Act) of the total number of ordinary shares in the capital of the Company outstanding as of (x) April 4, 2012 (the date of our last Annual General Meeting of Shareholders) or (y) the date of the passing of this resolution by shareholders, whichever is greater, at such price or prices as may be determined by our Board from time to time, up to the maximum purchase price described in paragraph (c) below, by way of:

(i)	market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Board as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, and otherwise in accordance with all other laws as may for the time being be applicable, and the regulations and rules of the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted;

(b) unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Board pursuant to the mandate contained in paragraph (a) above may be exercised by our Board at any time and from time to time during the period commencing from the date of the passing of this resolution by shareholders and expiring on the earlier of:

(i)	the date on which our 2014 AGM is held; or

(ii)	the date by which our 2014 AGM is required by law to be held;

(c) the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)	in the case of a market purchase of ordinary shares, the highest independent bid per share or the last independent transaction price per share, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market at the time the purchase is effected; and

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(ii)	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, and for the above purposes, the term “Prior Day Close Price” means the closing price per share of our ordinary shares as quoted on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d) our directors and/or any of them be and are hereby authorized to complete and do, or cause to be completed or done, all such acts and things (including executing such documents as may be required) as one or more may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

As Ordinary Business

5.	To transact any other business as may properly be transacted at the 2013 AGM.

Notes About the 2013 Annual General Meeting of Shareholders

Singapore Statutory Financial Statements. At the 2013 AGM, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended October 28, 2012, together with the reports of the directors and auditors thereon, in compliance with the laws of Singapore. Shareholder approval of our Singapore audited accounts is not being sought by the proxy statement for the 2013 AGM (the “Proxy Statement”) and will not be sought at the 2013 AGM.

Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders (shareholders of record who own our ordinary shares in their own name registered with our transfer agent, Computershare Trust Company, N.A.) will not be able to vote their shares over the Internet, but we will be providing this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or other nominee). We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual General Meeting of Shareholders.

Eligibility to Vote at Annual General Meeting of Shareholders; Receipt of Notice. The Board has fixed the close of business on February 11, 2013, as the record date for determining those shareholders who will be entitled to receive copies of this notice and accompanying Proxy Statement or the Notice of Availability of Proxy Materials. However, only shareholders of record on April 10, 2013, will be entitled to vote at the 2013 AGM. If you have sold or transferred all of your ordinary shares of the Company, you should immediately forward this Proxy Statement and the accompanying proxy card to the purchaser or transferee, or to the bank, broker or agent through whom the sale was effected, for onward transmission to the purchaser or transferee.

Quorum. The attendance, in person or by proxy, of at least a majority of our outstanding ordinary shares at the 2013 AGM is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2013 AGM, either in person or by proxy.

Proxies. A registered shareholder, or shareholder of record, entitled to attend and vote at the 2013 AGM is entitled to appoint a proxy to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed

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proxy card and return it in the enclosed envelope. If not delivered in person at the 2013 AGM, a proxy card must be received by us c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067, not less than 48 hours before the time appointed for holding the 2013 AGM. A shareholder of record may revoke his or her proxy at any time prior to the time it is voted. Shareholders of record who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

If you are a beneficial owner, you may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials by mail, you may vote by mail.

Mandatory Disclosure Regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore will be used to repurchase our ordinary shares if Proposal 4 (renewal of our Share Purchase Mandate) is approved. In the event that we elect to purchase or acquire any of our ordinary shares, depending on the number of ordinary shares repurchased or acquired and then current market, business and other relevant conditions, we may use our internal sources of funds and/or external borrowings to finance any such purchases or acquisitions. The amount of funds required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position will depend on the number of ordinary shares we purchase or acquire and the price at which we make such purchases. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on April 10, 2013:

The notice of meeting, Proxy Statement and annual report to shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

By Order of the Board,

Hock E. Tan

Director, Chief Executive Officer and President

February     , 2013

You should read the entire accompanying Proxy Statement carefully prior to voting.

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AVAGO TECHNOLOGIES LIMITED

PROXY STATEMENT

FOR

2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

Page

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS	i

INTERNET AVAILABILITY OF PROXY MATERIALS	i

VOTING RIGHTS AND SOLICITATION OF PROXIES	1

PROPOSAL 1:
ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	7

DIRECTORS’ COMPENSATION	13

PROPOSAL 2:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2013 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION	15

PROPOSAL 3:
ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES	17

PROPOSAL 4:
ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE	19

EXECUTIVE OFFICERS	23

COMPENSATION DISCUSSION AND ANALYSIS	24

EXECUTIVE COMPENSATION	37

EQUITY COMPENSATION PLAN INFORMATION	45

COMPENSATION COMMITTEE REPORT	46

AUDIT COMMITTEE REPORT	47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	48

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	51

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	52

HOUSEHOLDING OF PROXY MATERIALS	52

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL GENERAL MEETING	53

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	54

SINGAPORE STATUTORY FINANCIAL STATEMENTS	54

OTHER MATTERS	55

APPENDIX A: SINGAPORE STATUTORY FINANCIAL STATEMENTS	A-i

APPENDIX B: DRIVING DIRECTIONS	B-i

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, we will notify you when our annual reports and proxy statements are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered holder (i.e. you hold your Avago ordinary shares in your own name through our transfer agent, Computershare Investor Services), visit: www-us.computershare.com/investor/ to enroll.

2.	If you are a beneficial holder (i.e. your shares are held by a broker, bank or other nominee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at +1 (408) 435-7400.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Internet Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on April 10, 2013:

The notice of meeting, proxy statement and annual report to shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

i

PROXY STATEMENT

for the

2013 ANNUAL GENERAL MEETING

of

SHAREHOLDERS

of

AVAGO TECHNOLOGIES LIMITED

To Be Held on Wednesday, April 10, 2013

11:00 a.m. (Pacific Time)

at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc.,

350 West Trimble Road, San Jose, California 95131, U.S.A.

We are making this Proxy Statement available in connection with the solicitation by the board of directors of Avago (the “Board”) of proxies to be voted at the 2013 Annual General Meeting of Shareholders (the “2013 AGM”), or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice”). Unless the context otherwise requires, references in this Proxy Statement to “Avago”, “the Company”, “we”, “our”, “us” and similar terms are to Avago Technologies Limited.

Proxy Mailing. This Proxy Statement, the enclosed Proxy Card and the Notice were first made available on or about February     , 2013 to shareholders of record as of February 11, 2013.

Costs of Solicitation. We will bear the cost of soliciting proxies. We have retained Georgeson Inc., an independent proxy solicitation firm, to assist us in soliciting proxies for a fee of $7,000 plus reimbursement of reasonable expenses. We and/or our agents, including certain of our officers, directors and employees, may solicit proxies by mail, telephone, e-mail, fax or in person. No additional compensation will be paid to our officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our ordinary shares.

Our Registered Office. The mailing address of our registered office is 1 Yishun Avenue 7, Singapore 768923. Please note, however, that any shareholder communications should be directed to the attention of our General Counsel at the offices of Avago Technologies U.S. Inc., 350 W. Trimble Road, Building 90, San Jose, California 95131, U.S.A.

Financial Statements; Presentation. In accordance with the laws of Singapore, our Singapore statutory financial statements are provided with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on February 11, 2013, is the record date for shareholders entitled to notice of the 2013 AGM. All of our ordinary shares issued and outstanding on April 10, 2013 are entitled to be voted at the 2013 AGM, and shareholders of record on April 10, 2013 will have one vote for each ordinary share so held on the matters to be voted upon. As of February 14, 2013, we had [                ] ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the accompanying form, which are properly executed and received by us in accordance with the instructions set forth in the Notice, will be voted by the individuals named therein—Hock E. Tan, Douglas R. Bettinger and Patricia H. McCall (together, the “Proxy Holders”)—at the 2013 AGM in accordance with the shareholders’ instructions set forth in the proxy. A proxy holder need not also be a shareholder.

If you sign and return your proxy but do not indicate how your shares are to be voted, then shares represented by proxies will be voted by the Proxy Holders in accordance with the Board’s recommendations: FOR the election of the Board nominees named in Proposal 1; and FOR each of Proposals 2 to 4.

Management does not know of any matters to be presented at the 2013 AGM other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by Securities and Exchange Commission (“SEC”) Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our Articles of Association with respect to the procedures that must be followed for a matter to be properly presented at an annual general meeting, if other matters should properly come before the 2013 AGM, the Proxy Holders will vote on such matters in accordance with their best judgment.

Any shareholder of record entitled to attend and vote at the 2013 AGM, has the right to revoke his or her proxy at any time prior to voting at the 2013 AGM by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us c/o Proxy Services, c/o Computershare Investor Services LLC, P.O. Box 43101, Providence, RI 02940-5067, no later than 48 hours before the appointed time of the meeting, or (ii) by attending the meeting and voting in person.

If your ordinary shares are held in “street name” through a broker, bank, or other nominee, you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted. If you wish to change or revoke your voting instructions, you will need to contact the registered holder of your ordinary shares and follow their instructions. If you are not the shareholder of record, you may not vote your shares in person at the 2013 AGM unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or other nominee holding your shares. If your shares are held in the name of a broker, trust, bank or other nominee, in order to be admitted to the 2013 AGM you will also need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

Quorum. Representation at the 2013 AGM, in person or by proxy, of at least a majority of all issued and outstanding ordinary shares is required to constitute a quorum.

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are considered present and entitled to vote at the 2013 AGM, for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a bank, broker or other nomine holding shares on behalf of a beneficial owner may not vote ordinary shares held by it because it (1) has not received voting instructions from the beneficial owner of those shares and (2) lacks discretionary voting power to vote those shares. Under our Articles of Association, for a proposal being voted on as an ordinary resolution, abstentions will have the same effect as a vote against the proposal. A broker non-vote is treated as not being entitled to vote on the relevant proposal and is not counted for purposes of determining whether a proposal has been approved.

If you are a beneficial owner, your bank, broker or other nominee is entitled to vote your shares on “routine” matters, even if it does not receive voting instructions from you. Routine matters include all of the proposals to be voted on at the 2013 AGM, other than Proposal 1 (the election of directors).

Required Vote. With respect to Proposal 1 (the election of directors), nominees receiving the highest number of affirmative votes of the ordinary shares present in person or represented by proxy at the 2013 AGM and entitled to vote shall be elected, provided that such number of affirmative votes shall not be less than at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2013 AGM and entitled to vote on the proposal.

The affirmative vote of shareholders holding at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2013 AGM and entitled to vote is required to approve Proposal 2 (the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and independent Singapore auditor), and to approve the ordinary resolutions contained in Proposal 3 (authorization of ordinary share allotments and issuances) and Proposal 4 (renewal of the share purchase mandate).

Voting Procedures and Tabulation. We have appointed a representative of Computershare Trust Company, N.A. as the inspector of elections to act at the 2013 AGM and to make a written report thereof. Prior to the 2013 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the 2013 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

Pursuant to the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”) and our Articles of Association, our Board must have at least one director who is ordinarily resident in Singapore. Pursuant to our Articles of Association, our Board may consist of no more than 13 directors. Our Board currently consists of eight members and each of our directors is elected annually. On January 22, 2013, Mr. Clammer informed the Board that he will not be standing for re-election at the 2013 AGM and that he intends to step down from the Board at the 2013 AGM, upon the completion of his current term. The Board has decided that no other nominee for election will be named in Mr. Clammer’s place at the 2013 AGM. As a result, seven directors are being nominated for re-election at the 2013 AGM.

Director Nominees

Directors are elected at each annual general meeting of shareholders and hold office until their successors are duly elected or qualified. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the seven individuals below for election as directors, each of whom is currently a director of the Company. The Board expects that each of the nominees listed below will be available to serve as a director. Shareholders may not vote their proxies for a greater number of persons than the number of nominees named below.

In considering whether the director nominees have the experience, qualifications, attributes and skills, taken as a whole, to serve as directors of the Company, in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the director nominee’s biographical information set forth below. The Board believes that each nominee has relevant experience, personal and professional integrity, the ability to make independent, analytical inquiries, experience with and understanding of our business and business environment and willingness and ability to devote adequate time to Board duties. We also believe that our directors together have the skills and experience to form a board that is well suited to oversee the Company.

The following table sets forth certain information concerning the nominees for directors of the Company as of February     , 2013.

Hock E. Tan Age 61 President, Chief Executive Officer Director since March 2006	Mr. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of directors of Integrated Device Technology, Inc. (“IDT”). Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc. (“ICS”), from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988. Mr. Tan’s qualifications to serve on the Board include his role as the Chief Executive Officer of the Company, his extensive career in the technology industry in general and in the semiconductor industry in particular, including service as the chairman of the board of directors of a publicly-traded semiconductor company, and his extensive knowledge of the Company’s business developed over the course of his career at Avago.

John T. Dickson Age 66 Director since January 2012	Mr. Dickson served as Executive Vice President and head of Operations of Alcatel-Lucent from May 2010 to January 2012. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a position he held from August 2000 to October 2005. Prior to joining Agere, Mr. Dickson held positions as the Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group, Vice President of AT&T Corporation’s integrated circuit business unit, and Chairman and Chief Executive Officer of SHOgraphics, Inc, as well as senior roles with ICL, plc, and Texas Instruments, Inc. Mr. Dickson also serves as a director of KLA-Tencor Corporation and Freescale Semiconductor, Ltd. Within the past five fiscal years, he has served on the board of directors of National Semiconductor Corporation (April 2006 to September 2010) and Mettler-Toledo International Inc. (March 2001 to April 2009). Mr. Dickson’s qualifications to serve on the Board include his extensive experience in senior management and executive positions in the technology industry, both in Europe and the United States, and his experience as a director of other public and private companies.

James V. Diller Age 77 Director since April 2006	Mr. Diller was a founder of PMC-Sierra, Inc., serving as PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was Chairman of PMC’s board of directors from July 1993 until February 2000, when he became Vice Chairman. Mr. Diller also serves as a director of Intersil Corporation and is currently serving as Intersil’s interim President and Chief Executive Officer. Mr. Diller’s qualifications to serve on the Board include his more than 50 years of experience in semiconductor company management and oversight in positions such as Chief Executive Officer, President and General Manager and chairman of the board of directors, and his experience as a product development engineer.

Kenneth Y. Hao Age 44 Director since September 2005	Mr. Hao is a Managing Director of Silver Lake Partners (“Silver Lake”). Prior to joining Silver Lake in 2000, Mr. Hao was an investment banker with Hambrecht & Quist for 10 years, most recently serving as a Managing Director in the Technology Investment Banking group. Mr. Hao previously served as a director of NetScout Systems, Inc. from November 2007 until September 2008. Mr. Hao has spent his career investing in and advising technology companies. Mr. Hao’s qualifications to serve on our Board include his depth of experience in financial and investment matters and his familiarity with a broad range of companies in technology industries.

John Min-Chih Hsuan Age 60 Director since February 2011	Mr. Hsuan’s career has spanned over 30-years in the semiconductor industry. He spent over 20 years with United Microelectronics Corporation, and served as its President and Chief Executive Officer, and as Chairman of its board of directors, from 1991 until 2003, and as Vice Chairman of its board of directors from 2003 to 2005. Mr. Hsuan also serves on the boards of directors of a number of publicly-traded semiconductor and technology companies in Taiwan and in Canada, and currently serves as the Emeritus Vice Chairman of United Microelectronic Corporation. Mr. Hsuan holds a Bachelor’s Degree in Electronic Engineering and an Honorary Ph.D. Degree from National Chiao Tung University in Taiwan, and has been awarded a substantial number of patents in the Unites States and Taiwan. Mr. Hsuan qualifications to serve on the Board include his extensive semiconductor industry background and senior management experience, including global operations management and strategy, as well as his technical engineering expertise.

Justine F. Lien Age 50 Director since June 2008	Ms. Lien served as the Chief Financial Officer, Vice President of Finance, Treasurer, and Secretary of Integrated Circuit Systems, Inc., from May 1999 to September 2005 when ICS merged with Integrated Device Technologies, Inc., following which Ms. Lien retired. She joined ICS in 1993 holding titles including Director of Finance and Administration and Assistant Treasurer. Ms. Lien served as a director of Techwell, Inc. from January 2006 until July 2010, where she also served as the chairperson of the audit committee. Ms. Lien holds a B.A. degree in accounting from Immaculata College and an M.T. degree in taxation from Villanova University, and is a certified management accountant. Ms. Lien’s qualifications to serve on the Board include her career in senior financial management positions with, and on the board of directors of, semiconductor companies, and her education and training as an accounting professional.

Donald Macleod Age 64 Director since November 2007	Mr. Macleod joined National Semiconductor Corporation in February 1978 and served as its President and Chief Executive Officer from November 2009 to September 2011, when National Semiconductor Corporation was acquired by Texas Instruments Incorporated. He served as National Semiconductor Corporation’s President and Chief Operating Officer from the beginning of 2005 until November 2009, and before that he held various other executive and senior management positions at the company including Executive Vice President and Chief Operating Officer and Executive Vice President, Finance and Chief Financial Officer. Mr. Macleod served as the Chairman of the board of directors of National Semiconductor Corporation from May 2010 to September 2011. Mr. Macleod also serves as the chairman of the board of directors of Intersil Corporation. Mr. Macleod’s qualifications to serve on the Board include his more than 30 years of experience in senior management and executive positions in the semiconductor industry, both in Europe and in the United States, and his accounting and finance qualifications and experience.

Mr. Hsuan is our Singapore resident director. Due to the Singapore Companies Act requirement that we have at least one director who is ordinarily resident in Singapore in office at all times, in the event that Mr. Hsuan is not re-elected at the 2013 AGM, he will continue in office after the 2013 AGM as a member of the Board until his qualifying successor (i.e. a Singapore resident director) is appointed.

In the event that a director resigns from the Board or otherwise becomes unwilling or unable to serve after the mailing of this Proxy Statement but before the 2013 AGM, our intention would be to make a public announcement of such resignation and either leave such Board seat vacant or appoint a substitute nominee. If such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2013 AGM. Votes received in respect of such director would not be counted in such circumstances. In the event that we instead propose to elect a different director nominee at the 2013 AGM to fill any such vacancy, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board.

There are no family relationships between any of our directors or executive officers.

The Board recommends a vote FOR the election of each of the director nominees listed above to the Board.

CORPORATE GOVERNANCE

Board of Directors

Our Articles of Association give our Board general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our President and Chief Executive Officer.

Our Board held a total of 11 meetings during the fiscal year ended October 28, 2012 (“Fiscal Year 2012”). During Fiscal Year 2012, all directors attended at least 75% of the aggregate of the total number of meetings of our Board together with the total number of meetings held by all committees of our Board on which he or she served, counting only those meetings during which such person was a member of our Board and of the respective committee, except for Mr. Hsuan. Our non-employee directors and our independent directors meet at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meetings of our shareholders, but attendance is not required. All but two of our eight directors attended our 2012 Annual General Meeting of Shareholders.

Director Independence

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board has made the determination that transactions or relationships between the Company and an entity where a director of the Company serves as a non-employee director and/or is the beneficial owner, directly or indirectly of less than 10% of such entity, or where a director of the Company serves on a non-employee advisory board of, or in a non-employee advisory capacity to, such an entity are presumed immaterial for the purposes of assessing a director’s independence.

In reviewing the directors’ independence, with respect to Mr. Hao, the Board considered that payments received from Silver Lake during each of their last three respective fiscal years were less than 1% of the Company’s and Silver Lake’s respective consolidated net revenues for such years. The Board also considered that (i) investment funds affiliated with Silver Lake, together with investment funds affiliated with Kohlberg Kravis Roberts & Co. (“KKR”), controlled a majority of the Company’s shares until December 2010 and together beneficially owned approximately 9% of the Company’s shares prior to their sale in December 2012, and (ii) were party to a Shareholder Agreement and Registration Rights Agreement with the Company until January 2013 when they were terminated. With respect to Mr. Dickson, the Board considered that (i) from May 2010 to January 2012 Mr. Dickson was an executive officer of Alcatel-Lucent, with which the Company does business, on an arms’ length basis, (ii) payments that the Company made to, or received from, Alcatel-Lucent during each of their three respective fiscal years preceding Mr. Dickson’s appointment to the Board were less than 1% of either company’s respective consolidated net revenues for such years and (iii) at the time of his appointment to the Board, and during the three fiscal years preceding such appointment, Mr. Dickson owned less than 1% of the outstanding shares of Alcatel-Lucent.

As a result of its review, our Board has determined that Messrs. Dickson, Diller, Hao, Hsuan and Macleod and Ms. Lien, representing six of our seven directors nominated for election, are currently “independent directors” as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

Director Retirement Age

Under Sections 153(2) and (6) of the Singapore Companies Act, the office of a director of a public company becomes vacant at the conclusion of the annual general meeting of shareholders first held after such director attains the age of 70 years, and any re-appointment of such director must be approved by our shareholders by ordinary resolution.

Directors With Significant Job Change

The Board has adopted a policy that requires any director who retires from his or her present employment, or who materially changes his or her position, to submit an offer of resignation as a director to the Board. The Board will then evaluate whether the individual should continue to sit on the Board in light of his or her new occupational status and decide whether or not to accept the director’s offer of resignation.

Board Leadership Structure and Role in Risk Management

The Board believes that at the present time Avago and its shareholders are best served by a Board leadership structure in which the roles of the Chief Executive Officer and the Chairman of the Board are held by different individuals. Under this structure our Chief Executive Officer is generally responsible for setting the strategic direction of the Company and for the day-to-day leadership of the Company’s operations. The Chairman provides strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Avago and its risk management practices, approves the agenda for meetings of the Board and presides over Board meetings and over the meetings of our non-management and independent directors in executive session. Currently, Mr. Tan serves as our President and Chief Executive Officer and Mr. Diller, an independent director, serves as Chairman of our Board.

The Board is responsible for overseeing the management of risks facing the Company, both as a whole and through its committees. The Board regularly reviews and discusses with management information regarding our operations, liquidity and credit, as well as the risks associated with each. The Audit Committee reviews and discusses with management significant financial, legal and regulatory risks and the steps management takes to monitor, control and report such exposures. It also oversees the Company’s periodic enterprise-wide risk evaluations conducted by management. The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs for executives and employees in general. The Nominating and Corporate Governance Committee oversees management of risks associated with Board governance, director independence and conflicts of interest. Additional details regarding the responsibilities of each of these committees is discussed in more detail below, under the heading “Board Committees”. The committees report regularly to the Board on matters relating to the specific areas of risk the committees oversee. Members of management periodically report on the Company’s risk management policies and practices to the relevant Board committees and to the full Board.

Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The table below provides the current membership for each of the committees and the number of meetings held by each committee during Fiscal Year 2012.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
James V. Diller	X		X
John T. Dickson*			X		X	(C)
John Hsuan					X
Justine F. Lien	X	(C)			X
Donald Macleod	X		X	(C)
Number of meetings in Fiscal Year 2012	11		5		4

(C)	Denotes the Chairperson of the committee.
*	Mr. Dickson joined the Board on January 18, 2012.

The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available in the “Investors—Governance” section of our website (http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=irol-govHighlights). Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Audit Committee

The Audit Committee is currently comprised of Ms. Lien and Messrs. Diller and Macleod. The Audit Committee is responsible for assisting our Board with its oversight responsibilities regarding the following:

•	the quality and integrity of our financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements; and

•	related party transactions.

The members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board has determined that Mr. Macleod is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the Nasdaq Stock Market. Ms. Lien and Messrs. Diller and Macleod are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Macleod, Dickson and Diller. The Compensation Committee is responsible for determining our executives’ base compensation and incentive compensation, including designing (in consultation with management or the Board) and recommending to the Board for approval and evaluating, our compensation plans, policies and programs, administering our stock option and other equity based plans and approving the terms of equity-based grants pursuant to those plans. The Compensation Committee has the full authority to determine and approve the compensation of our chief executive officer in light of relevant corporate performance goals and objectives. Messrs. Macleod, Dickson and Diller are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Ms. Lien and Messrs. Dickson and Hsuan. The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to become directors, recommending to the Board candidates for all directorships, overseeing the annual evaluation of the Board and its committees and taking a leadership role in shaping the corporate governance of the Company. Ms. Lien and Messrs. Dickson and Hsuan are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members and members of our management, as well as those identified by any third-party search firms retained by it to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee will also consider recommendations for director candidates submitted by our shareholders if they meet the specific criteria set forth under “Shareholder Nominations to our Board of Directors” below. The Nominating and Corporate Governance Committee will evaluate and recommend to the Board qualified candidates for election, re-election or appointment to the Board, as applicable.

When evaluating director candidates, the Nominating and Corporate Governance Committee seeks to ensure that the Board has the requisite skills, experience and expertise and that its members consist of persons with appropriately diverse and independent backgrounds. The Nominating and Corporate Governance Committee will consider all aspects of a candidate’s qualifications in the context of the needs of the Company, including: personal and professional integrity, ethics and values; experience and expertise as an officer in corporate management; experience in the Company’s industry and international business and familiarity with the Company; experience as a board member of another publicly traded company; practical and mature business judgment; the extent to which a candidate would fill a present need on the Board; and the other ongoing commitments and obligations of the candidate. However, the Nominating and Corporate Governance Committee does not have any minimum criteria for director candidates. Consideration of new director candidates will typically involve a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Mr. Dickson, who joined the Board in January 2012, was first suggested as a prospective Board candidate by a non-management director of the Company and Mr. Dickson was then evaluated by the Nominating and Corporate Governance Committee according to its practice described above.

Shareholder Communications With Our Board

Shareholders may communicate with our Board at the following address:

The Board of Directors

Avago Technologies Limited

c/o General Counsel

Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, CA 95131

U.S.A.

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded will be made available to any director upon request.

Shareholder Nominations to Our Board of Directors

Under our Articles of Association, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of the Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than 10 days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

Shareholders can recommend qualified candidates for our Board to the Board by submitting recommendations to our General Counsel, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A. Submissions that include the following requirements will be forwarded to the Board for review and consideration:

•	the candidate’s name and business address;

•	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the necessary experiences, skills, and qualifications to serve as a director;

•

a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past ten years;

•	a statement from the candidate that he or she consents to serve on the Board if elected; and

•

a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

Qualified director candidates suggested by shareholders will be evaluated in the same manner as any other candidate for election to the Board (other than those standing for re-election).

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct that is applicable to all members of the Board, executive officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics and Business Conduct is available in the “Investors—Governance” section of our website (http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=irol-govHighlights) under “Code of Ethics and Business Conduct”. Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee, Messrs. Macleod, Dickson and Diller (and Mr. Clammer, who served on our Compensation Committee until December 2011) are not, and have never been, officers or employees of our company. During Fiscal Year 2012, none of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Mr. Clammer is affiliated with KKR and was initially designated by KKR to serve on our Compensation Committee pursuant to a Shareholder Agreement among the Company, KKR, Silver Lake and the other parties thereto. Please see “Certain Relationships and Related Party Transactions” starting on page 51 for more information regarding this agreement and the other arrangements we have entered into with KKR and Silver Lake.

Risk Assessment and Compensation Practices

Our management has reviewed the Company’s compensation policies and practices for our employees as they relate to our risk management and reported its findings to the Compensation Committee. Management has concluded that our compensation policies and practices (described in more detail under “Compensation Discussion and Analysis” and “Executive Compensation” below) balance short and long-term goals and awards, as well as the mix of the cash and equity components. Based upon this review, we believe the elements of our compensation programs do not encourage unnecessary or excessive risk-taking, and are not reasonably likely to have a material adverse effect on the Company in the future.

This Proxy Statement, including the preceding paragraph, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our Annual Report on Form 10-K for Fiscal Year 2012 (the “2012 Form 10-K”), and as may be updated in subsequent SEC filings.

Compensation Consultant

The Compensation Committee has retained Compensia, Inc. (“Compensia”) as its compensation consultant to advise the committee on executives’ and directors’ compensation. Compensia has not provided and does not provide any other services to the Company that are not at the direction of the Compensation Committee. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the Compensation Committee.

Director Share Ownership Guidelines

At the recommendation of the Compensation Committee, our Board implemented share ownership guidelines for non-employee directors, effective January 2011. The ownership guidelines encourage our non-employees directors to hold a minimum of 7,500 of our ordinary shares or such number of shares having a fair market value equal to three times the annual cash retainer paid to non-employee directors for service on our Board (which would currently amount to $150,000), whichever is less. The guidelines encourage our non-employee directors to reach this goal within five years of the date the Board approved the guidelines or the date of their appointment or election to our Board, whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board.

DIRECTORS’ COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. We do not compensate our management directors for their service on the Board or any committee of the Board.

Non-Employee Directors’ Compensation

Our shareholders approved the current cash compensation arrangements for our non-employee directors (which are those directors not employed by us or any subsidiary) at our 2012 Annual General Meeting of Shareholders (“2012 AGM”). We currently pay the following annual cash compensation to our non-employee directors as follows, payable quarterly:

	Current Annual Fees
	Non-Employee Directors	Independent Non-Employee Directors
Board membership (other than Chairperson of the Board)	$50,000	$50,000
Chairperson of the Board	—	$80,000
Committee membership (other than committee chairperson)	—	$10,000
Chairperson of the Audit Committee	—	$25,000
Chairperson of the Compensation Committee	—	$15,000
Chairperson of the Nominating and Corporate Governance Committee	—	$12,500

Our non-employee directors also receive certain equity awards in consideration for their service on our Board, as set forth in more detail below. Non-employee directors are also reimbursed for travel and other out-of-pocket expenses related to their attendance at Board and committee meetings. Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plan.

Our Board previously approved the following equity compensation for our non-employee directors, effective September 2011.

•

Upon appointment to the Board, each new non-employee director shall receive an initial equity grant with a notional target fair market value of $450,000 on the date of grant, comprised 50% of stock options and 50% of restricted share units (“RSUs”), with such awards vesting one-third annually over three years (an “Initial Award”), subject to the director’s continued service on the Board.

•

Commencing in the fourth year of service, each non-employee director shall receive an annual equity grant with a notional target fair market value of $150,000 on the date of grant, to be granted on the date of each Annual General Meeting of Shareholders occurring in and after the director’s fourth year of service, subject to the director’s re-election at such meeting (“Annual Award”). Non-employee directors may elect to receive an Annual Award either 100% in stock options or 50% in stock options and 50% in RSUs (a “Split Annual Award”). Annual Awards vest in full one year from the date of grant, subject to the director’s continued service on the Board.

To determine the number of shares to be awarded to a non-employee director pursuant to such grants, the notional target fair market value of the grant ($450,000 or $150,000 depending on whether it is an Initial Award or an Annual Award) is divided by the Black Scholes value of an option to purchase one ordinary share (calculated using the average of the closing market prices, as quoted on the Nasdaq Global Select Market, over the 30 calendar days immediately preceding the date of grant) (the “Notional Share Amount”). For Initial Awards and for Split Annual Awards, half of this Notional Share Amount represents the number of shares that will be issued pursuant to options. The remaining half of the Notional Share Amount is then divided by three to determine the number of RSUs that will be granted. Due, primarily, to the fact that the ratio of the fair market value of an RSU to the Black Scholes value of an option share is not always three to one, the actual aggregate grant date fair market value of an Initial Award or a Split Annual Award may be greater or less than the notional fair value of the award at the time of grant. For an Annual Award consisting solely of stock options, the Notional Share Amount represents the number of shares that will be issued pursuant to options.

The exercise price per share of a non-employee director’s options is equal to the fair market value of an ordinary share on the grant date, and a director’s options expire five years from the date of grant (or earlier if the optionee ceases to be a director). RSUs do not have an exercise price associated with them.

Directors’ Compensation for Fiscal Year 2012

The following table sets forth information regarding compensation earned by our non-employee directors during Fiscal Year 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards ($)(1)	Dividends(2)		Total
Adam H. Clammer	$50,000	$95,134	$74,633	$28,000	(3)	$247,767
John T. Dickson(4)	$53,750	$216,266	$262,923	—		$532,939
James V. Diller	$100,000	$95,134	$74,633	$100,800	(5)	$370,567
Kenneth Y. Hao	$50,000	$95,134	$74,633	$28,000	(6)	$247,767
John M. Hsuan	$60,000	—	—	—		$60,000
Justine F. Lien	$85,625	$95,134	$74,633	—		$255,392
Donald Macleod	$73,750	$95,134	$74,633	—		$243,517

(1)	Columns represent the grant date fair value of RSU awards, or option awards, as applicable, granted in Fiscal Year 2012, determined in accordance with Accounting Standards Codification Topic Number 718 (“ASC 718”). The grant date fair value of RSU awards is based on the closing price of our ordinary shares on the date of grant. For a discussion of valuation assumptions used in the calculation of the grant date fair value of option awards, see Note 9 of Notes to Consolidated Financial Statements included in Part IV, Item 8 of our 2012 Form 10-K. The table below shows the aggregate number of ordinary shares underlying stock options and RSUs held by our non-employee directors as of October 28, 2012:

Name	Number of Ordinary Shares Underlying Restricted Share Units (#)	Number of Ordinary Shares Underlying Outstanding Stock Options (#)
Adam H. Clammer	2,543	14,816
John T. Dickson	6,372	19,116
James V. Diller	2,543	14,816
Kenneth Y. Hao	2,543	14,816
John M. Hsuan	3,823	17,201
Justine F. Lien	2,543	37,630
Donald Macleod	2,543	24,816

(2)	Represents dividends paid on shares received upon exercise of options previously granted to the director as compensation, as dividends were not factored into the grant date fair value for the options because they were granted prior to our adoption of ASC 718. These option awards were accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation”.
(3)	Shares on which dividends were paid are held by Mr. Clammer as Trustee for the Adam H Clammer & Katherine G Harbin 2007 Joint Revocable Trust.
(4)	Mr. Dickson was appointed to the Board on January 18, 2012.
(5)	Shares on which dividends were paid are held by Mr. Diller as Trustee for the James & June Diller Trust UA dated 7/20/77, for the June P. Diller Annuity trust – 2010B dated May 10, 2010 and for the James V. Diller Annuity Trust—2010B dated May 10, 2010.
(6)	Pursuant to Mr. Hao’s arrangement with Silver Lake with respect to director compensation, dividends received by Mr. Hao on shares received by him from the exercise of options or the vesting of RSUs received as director compensation are required to be remitted to Silver Lake.

PROPOSAL 2:

APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2013 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP is our independent registered public accounting firm in the U.S. and audits our consolidated financial statements. During Fiscal Year 2012, PricewaterhouseCoopers LLP in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to section 205(2) and 205(4) of the Singapore Companies Act, any appointment after the Board’s initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the independent Singapore auditor for the fiscal year ending November 3, 2013 (“Fiscal Year 2013”). Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. The Board believes that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditors’ remuneration. The Board is therefore also requesting that the shareholders authorize the Audit Committee to fix the auditors’ remuneration for service rendered through our 2014 Annual General Meeting of Shareholders (the “2014 AGM”). We expect a representative from PricewaterhouseCoopers LLP to be present at the 2013 AGM. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

Set forth below are the aggregate fees charged to the Company for the services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, relating to Fiscal Year 2012 and the fiscal year ended October 30, 2011 (“Fiscal Year 2011”).

	Fiscal Year 2012	Fiscal Year 2011
	($ in thousands)
Audit Fees	$2,697	$3,063
Audit-Related Fees	88	—
Tax Fees	183	186
All Other Fees	4	4

Total	$2,972	$3,253

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, audit of internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees also include services in connection with secondary offerings in December 2010, January 2011, February 2011, May 2011 and September 2011, including comfort letters, consents and review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and not included in Audit Fees. In Fiscal Year 2012, these fees related to providing certification audits to the Singapore Economic Development Board in connection with our tax incentive arrangements in Singapore and consultations relating to the Company’s business development activities.

Tax Fees consist of fees incurred for various tax transfer pricing studies in Fiscal Year 2011 and Fiscal Year 2012, a U.S. federal and a state research and development credit study in Fiscal Year 2011 and research and development credit consultations in Fiscal Year 2012, respectively, and customs duty assistance in Fiscal Year 2011 and Fiscal Year 2012.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services. In Fiscal Year 2011 and Fiscal Year 2012, these fees consisted of a license for specialized accounting research software.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and our management to determine that they are permitted under the rules and regulation concerning independent registered public accounting firms’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Except as stated above, there were no other fees billed by PricewaterhouseCoopers LLP for Fiscal Year 2011 and Fiscal Year 2012. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for selecting the independent registered public accounting firm to be employed by us to audit our financial statements, subject to approval by our shareholders of such appointment. The Audit Committee also assumes responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us. All engagements with the Company’s independent registered accounting firm, regardless of amount, must be authorized in advance by the Audit Committee. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee, provided that any matters approved in such manner are presented to the Audit Committee at its next meeting. Pursuant to the charter of the Audit Committee, committee approval of non-audit services (other than review and attest services) is not required, if such services fall within available exceptions established by the SEC. However, to date, the Audit Committee’s policy has been to approve all services provided by the Company’s independent registered accounting firm. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During Fiscal Year 2011 and Fiscal Year 2012, all services provided to us by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X.

The Board recommends a vote FOR the approval of the re-appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2013 and authorization of the Audit Committee to fix its remuneration.

PROPOSAL 3:

ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal to authorize our Board to allot and issue our ordinary shares from time to time, as set forth in the Notice, because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2013 AGM and continue until the earlier of (i) the conclusion of the 2014 AGM or (ii) the expiration of the period within which the 2014 AGM is required by the laws of Singapore to be held. The 2014 AGM is required to be held no later than 15 months after the date of the 2013 AGM. The laws of Singapore allow for an application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of up to an additional three months of the time in which to hold an annual general meeting of shareholders, which may be granted in the discretion of that Authority.

The Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make, enter into or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the allotment and issuance of new ordinary shares. For example:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments (including debt instruments) convertible into our ordinary shares; or

•	in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to allot and issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required, under the Nasdaq Stock Market rules, such as where we propose to issue ordinary shares that will result in a change in control of Avago or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

We expect that we will continue to issue ordinary shares and grant options, RSUs and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, the Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to allot and issue, during the period described above, ordinary shares subject to our Articles of Association, applicable Singapore laws and the Nasdaq Stock Market rules. The issuance of a large number of ordinary shares (or instruments convertible into ordinary shares) could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq Global Select Market. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options, RSUs and other instruments convertible into or exercisable for ordinary shares or the like, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

The Board recommends a vote FOR the resolution to authorize ordinary share allotments and issuances.

PROPOSAL 4:

ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the Nasdaq Stock Market rules and such other laws and regulations as may from time to time be applicable.

Singapore law requires us to obtain shareholder approval of a “general and unconditional share purchase mandate” if we wish to purchase or otherwise acquire our ordinary shares. We refer to this as the “Share Purchase Mandate” and it allows our directors to exercise their authority to purchase or otherwise acquire our outstanding ordinary shares on the terms of the Share Purchase Mandate.

Our shareholders approved a Share Purchase Mandate at our 2012 AGM, however, this Share Purchase Mandate will expire on the date of our 2013 AGM unless renewed. Accordingly, we are submitting this proposal to seek approval from our shareholders at the 2013 AGM to renew the Share Purchase Mandate. On April 4, 2012, following the conclusion of our 2012 AGM, the Board authorized the repurchase of up to 15 million of our outstanding ordinary shares in the aggregate, pursuant to the Share Purchase Mandate approved by shareholders at our 2012 AGM. This share repurchase program does not obligate us to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice. During Fiscal Year 2012 we paid $110 million to repurchase 3.5 million of our ordinary shares, all of which were cancelled upon repurchase.

If approved by our shareholders at the 2013 AGM, the authority conferred by the renewed Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of our 2014 AGM or the date by which the 2014 AGM is required by law to be held. The 2014 AGM is required to be held no later than 15 months after the date of the 2013 AGM (which period may be extended for up to an additional three months upon application by the Company to, and the approval of, the Singapore Accounting and Corporate Regulatory Authority).

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2013 AGM, are summarized below:

Limit on Number of Ordinary Shares Allowed to be Purchased

During the period in which the renewed Share Purchase Mandate is effective, we may purchase or acquire that aggregate number of our ordinary shares which is equal to 10% of the total number of issued ordinary shares outstanding as of (a) April 4, 2012 (the date of our last annual general meeting of shareholders) or (b) the date of the passing of this resolution (expected to be April 10, 2013), whichever is greater. There were 244,705,275 of our ordinary shares outstanding as of April 4, 2012 and [                ] of our ordinary shares outstanding as of February 14, 2013, the most recent practicable date.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval by shareholders of the renewed Share Purchase Mandate up to the earlier of:

•	the date on which our next Annual General Meeting of Shareholders is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•

market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•

off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with an equal access prescribed by Singapore law.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions on such purchases as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the regulations and rules of the Nasdaq Global Select Market (or any other stock exchange on which our ordinary shares may then be listed and quoted), the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•

the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with (i) different accrued dividend entitlements, (ii) different amounts remaining unpaid and (iii) differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for an ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares, as determined by our directors must not exceed:

•

in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market or as the case may be, any other stock exchange on which our ordinary shares for the time being are listed or quoted, at the time the purchase is effected; and

•

in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. In the event that we elect to purchase or acquire any of our ordinary shares, depending on the number of ordinary shares repurchased or acquired and then current market, business and other relevant conditions, we may use our internal sources of funds and/or external borrowings to finance any such purchases or acquisitions. Our directors do not propose to exercise the Share

Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Under the Singapore Companies Act, any payment made in consideration of the purchase or acquisition of ordinary shares may be made out of our capital or profits. Acquisitions or purchases made out of capital or profits are permissible only so long as Avago is solvent. Pursuant to section 76F(4) of the Singapore Companies Act, a company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of such payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

The ordinary shares that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to those ordinary shares will expire on cancellation. The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us.

We will cancel and destroy certificates, if applicable, in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of ordinary shares.

Financial Effects

Our net tangible assets will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the renewed Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.

The financial effects on us arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, and the price paid for the ordinary shares.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage, commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced.

Rationale for the Share Purchase Mandate

We believe that renewal of the Share Purchase Mandate at the 2013 AGM will benefit our shareholders by providing our directors with appropriate flexibility to cause the repurchase of our ordinary shares if our directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance our operations, acquisitions and other strategic transactions, the level of our debt, and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition under The Singapore Code on Take-overs and Mergers, Appendix 2. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer can be found under Rule 14 and Appendix 2 of the Singapore Code on Take-overs and Mergers. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders (and parties acting in concert with them) would increase to 30% or more, or if such shareholders (and parties acting in concert with them) hold between 30% and 50% of our voting rights, the voting rights of such shareholders (and parties acting in concert with them) would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote FOR the resolution to renew the Share Purchase Mandate.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information about our executive officers as of February     2013.

Name	Age	Position
Hock E. Tan	61	President, Chief Executive Officer and Director
Douglas R. Bettinger	45	Senior Vice President and Chief Financial Officer
Boon Chye Ooi	59	Senior Vice President, Global Operations
Bryan T. Ingram	48	Senior Vice President and General Manager, Wireless Semiconductor Division
Patricia H. McCall	58	Vice President and General Counsel

Hock E. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of directors of Integrated Device Technology, Inc., or IDT. Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc., or ICS, from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Douglas R. Bettinger has served as our Senior Vice President and Chief Financial Officer since August 2008. From 2007 to 2008, Mr. Bettinger served as Vice President of Finance and Corporate Controller at Xilinx, Inc. From 2004 to 2007, he was Chief Financial Officer at 24/7 Customer, a privately-held company. Mr. Bettinger was at Intel Corporation from 1993 to 2004, where he served in several senior-level finance and manufacturing operations positions, including Corporate Planning and Reporting Controller, and Malaysia Site Operations Controller.

Boon Chye Ooi has served as our Senior Vice President, Global Operations since January 2009. From November 2003 until 2008, Mr. Ooi was at Xilinx, Inc., where he was responsible for all worldwide manufacturing operations, most recently as Senior Vice President of Worldwide Operations. Prior to Xilinx, Mr. Ooi spent 25 years at Intel Corporation, where he served in a variety of positions.

Bryan T. Ingram has served as our Senior Vice President and General Manager, Wireless Semiconductor Division since November 2007 and prior to that as Vice President of that division since December 2005. Prior to the closing of our acquisition of the Semiconductor Products Group (“SPG”) of Agilent Technologies, Inc. (the “SPG Acquisition”), Mr. Ingram was the Vice President and General Manager, Wireless Semiconductor Division of SPG. He has held various other positions with Hewlett-Packard Company and Agilent Technologies, Inc. Mr. Ingram joined Hewlett-Packard Company in 1990.

Patricia H. McCall has served as our Vice President and General Counsel since March 2007. She served as Director of Litigation at Adobe Systems from 2006 to 2007. Prior to this, Ms. McCall served as Senior Vice President, General Counsel and Secretary of ChipPAC Inc. from January 2003 to August 2004, when ChipPAC Inc. merged with ST Assembly Test Services Ltd. in August 2004. Ms. McCall served as the Senior Vice President Administration, General Counsel and Secretary of ChipPAC Inc. from November 2000 to January 2003. From November 1995 to November 2000, Ms. McCall was at National Semiconductor Corporation, most recently as Associate General Counsel, and prior to that was a partner at the law firm of Pillsbury, Madison & Sutro. Ms. McCall is also a Barrister in England.

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee reviews and approves compensation for all our executives.

We have in place a compensation strategy for our executives which focuses on both individual and Company performance. Compensation of our executives is structured around the achievement of near-term corporate targets (fiscal year metrics) and longer-term business objectives and strategies. The Compensation Committee is responsible for evaluating and administering all of our compensation programs and practices to ensure that they properly compensate, reward and drive corporate performance while remaining competitive with comparable semiconductor companies operating in the same or similar markets. The Compensation Committee reviews and approves all compensation policies, including executive base salaries, bonuses and equity incentive compensation.

Our named executive officers (“NEOs”) for Fiscal Year 2012 were Hock E. Tan, President and Chief Executive Officer, Douglas R. Bettinger, Senior Vice President and Chief Financial Officer, Boon Chye Ooi, Senior Vice President, Global Operations, Bryan T. Ingram, Senior Vice President and General Manager, Wireless Semiconductor Division, and Patricia H. McCall, Vice President and General Counsel.

2012 Financial Results and Link to Pay Decisions

•	In Fiscal Year 2012, we achieved modest year-over-year growth:

•	Revenue increased $28 million or 1.2% over Fiscal Year 2011, primarily due to strength in our wireless communications target market, largely offset by weakness in our industrial target market.

•	Non-GAAP income from operations increased $15 million or 2.1% over Fiscal Year 2011, with non-GAAP earnings per diluted share increasing 2.6% year-over-year.

•

The Company’s financial condition continues to be robust; we generated $452 million in free cash flow (cash flow from operations less capital expenditures) during Fiscal Year 2012 and increased our cash position from $829 million at the end of Fiscal Year 2011 to $1.084 billion at the end of Fiscal Year 2012.

•

Payouts under our annual cash incentive bonus program depend on our operational and financial performance. We set ourselves ambitious performance goals for Fiscal Year 2012, and although our overall financial results improved slightly compared to Fiscal Year 2011, many of the target attainment levels for these goals were not fully achieved. This affected our annual cash incentive payouts accordingly:

•

Although we achieved 91% of our non-GAAP operating income target and 92% of our revenue goal, for Fiscal Year 2012, we only achieved 13% of our revenue growth target for the year and these were below the minimum thresholds set for cash incentive payouts based on these corporate metrics.

•	Attainment levels for business unit/function performance targets were mixed, with some targets being missed and others met or exceeded.

•	This resulted in cash incentive payouts ranging between 0% and 72% of target for the NEOs (assuming a performance multiplier of 100%) under our annual cash incentive bonus program.

•	Total cash compensation for our NEOs (the sum of base salary and annual incentive bonus payouts) was considerably lower than Fiscal Year 2011 levels:

•	Base salaries for our NEOs were increased by 5% or less in Fiscal Year 2012, with the exception of Mr. Tan who received a pay increase of 7.1%.

•

Target annual cash bonus levels for Fiscal Year 2012 were set at the same levels as in Fiscal Year 2011. However, as several of our performance goals for Fiscal Year 2012 were not achieved, the aggregate amount paid to our NEOs under our annual cash incentive bonus program decreased from $3.4 million for Fiscal Year 2011 to $0.7 million for Fiscal Year 2012.

•

Our long-term equity awards in Fiscal Year 2012 consisted of a combination of service-based options and RSUs, as in Fiscal Year 2011, in order to incentivize, and more competitively position us to retain, our executives:

•	Messrs. Bettinger and Ooi and Ms. McCall received equity grants in Fiscal Year 2012.

•	Messrs. Tan and Ingram did not receive any equity awards in Fiscal Year 2012, as they received equity grants in Fiscal Year 2011.

In this Compensation Discussion and Analysis section, we discuss the material elements of our compensation programs and policies, including program objectives and reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, our NEOs. This discussion focuses principally on compensation and practices relating to the NEOs for our Fiscal Year 2012.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for executives is designed to achieve the following:

•	attract and retain qualified, experienced and talented executives, in a highly competitive market for executive talent;

•	motivate and reward executives whose skills, knowledge and performance are critical to the on-going success of our Company;

•

encourage executives to focus on the achievement of corporate and financial performance goals and metrics by aligning the incentive reward program to the achievement of both functional/divisional goals and corporate goals; and

•

align the interests of our executives with those of our shareholders. A significant portion of total compensation paid to our executives is in the form of equity grants that vest over their years of service. We use equity grants as a long term retention strategy that aims to align the interests of our executives with shareholders by tying a significant portion of each executive’s compensation to returns realizable by our shareholders.

Equity grants are a long-term retention tool for key executives intended to reflect the value we place on their contribution to our Company. The Compensation Committee approves all equity grants made to executives. Equity grants to our executives currently consist of options to acquire ordinary shares and/or RSUs, which we began to award in Fiscal Year 2011. Equity grants are typically awarded in connection with their commencement of employment with us, in connection with a promotion or in connection with the assignment of increased responsibilities or for ongoing retention and incentive purposes. When allocating equity, the Compensation Committee looks at each executive’s level of experience and expertise and overall value to our Company, as well as how much vested and unvested equity an executive holds.

Our Compensation Committee has adopted a compensation philosophy that is intended to keep total cash compensation (base salary plus cash incentive reward) of our executives competitive with compensation for similarly situated executives both at other companies within our peer group and with companies included in the market salary surveys it reviews (as discussed below). We view total cash compensation (including incentive cash compensation) as competitive when it is within approximately the 25th-75th percentiles, dependent on the area of responsibility relative to product development, sales, or support functions. The Compensation Committee believes that total cash compensation within this range of the market provides us a competitive position for attracting and retaining executives. However, our Compensation Committee bases its compensation decisions on the needs of the Company and an executive’s level of expertise, experience and marketability and will make exceptions to the above philosophy when it determines it is necessary to attract or retain an executive with the experience and skills desirable for a particular position, to provide additional incentive to an executive to achieve the Company’s goals or to maintain internal parity among executives with similar levels of responsibilities. As a result, actual total cash compensation paid to an executive may be outside of these reference points.

When reviewing compensation against market practices, the Compensation Committee uses industry-based market compensation survey data, to which we refer in this Proxy Statement as “market salary surveys”, from the following data sources:

•	Radford Global Technology Survey;

•	Radford Global Sales Survey; and

•	Mercer High Tech Salary Survey (Asia).

The companies the Compensation Committee used in January 2012 as a point of reference for reviewing and setting executive compensation for the remainder of Fiscal Year 2012, to which we refer in this Proxy Statement as our “peer group companies”, and those that participate in the market salary surveys, are:

•	Altera Corporation;

•	Analog Devices, Inc.;

•	Atmel Corporation;

•	Fairchild Semiconductor International, Inc.;

•	Freescale Semiconductor, Ltd.;

•	International Rectifier Corporation;

•	Linear Technology Corporation;

•	LSI Logic Corporation;

•	Marvell Technology Group Ltd.;

•	Maxim Integrated Products, Inc.;

•	Microchip Technology Incorporated.;

•	NVIDIA Corporation;

•	ON Semiconductor Corporation;

•	Skyworks Solutions, Inc. and

•	Xilinx, Inc.

In January 2012, our Compensation Committee reviewed our peer group companies for the purposes of identifying the appropriate peer group. The selection criteria for the peer group are companies in the semiconductor industry, with similar business focus, comparability across annual revenue (generally 0.5 to 2.0 times that of the Company) and market capitalization (generally 0.3 to 3.0 times that of the Company). The peer group used for our market comparisons for 2012 was broadly the same as the peer group used for 2011, except for the addition by the Compensation Committee of the following three companies: Freescale Semiconductor, Ltd., International Rectifier Corporation and NVIDIA Corporation which were deemed appropriate peers based on the established selection criteria. The Committee also removed the following four companies: Cypress Semiconductor Corporation, Finisar Corporation, and Intersil Corporation, which have revenue and market cap below the selection criteria; and National Semiconductor Corporation which was acquired by Texas Instruments in September 2011. In March 2012, our Compensation Committee reviewed market survey data for the revised peer group for the purpose of setting 2012 compensation for our executives. Relative to the above peer group, our revenues for the four quarters preceding February 2012 ranked at the 60th percentile and our market capitalization (as of February 2012) ranked at the 67th percentile.

While the Compensation Committee reviews benchmark compensation data for, and compensation practices at, peer companies to inform its decision-making process, it does not set compensation components to meet specific benchmarks. The Compensation Committee uses peer-group data and market salary surveys as points of reference so that it can set total compensation levels that it believes are reasonably competitive, but also believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executives. In addition, peer group data and market salary surveys do not always contain data for positions and responsibilities exactly comparable to those of our executives, and different survey data can be inconsistent. While compensation levels may differ among executives on competitive factors, and the role, responsibilities and performance of each specific executive, there are not material differences in the compensation philosophies, objectives or policies for our executives, including NEOs. We do not maintain a formal policy regarding internal pay parity, but it may be considered as a factor in determining compensation where applicable.

The Compensation Committee retains Compensia as its compensation consultant. As the independent consultant to the Committee, Compensia prepares the assessment of executive compensation based on market data, including data from our peer group companies. Compensia has not provided, and does not provide, any other services to the Company that are not at the direction of the Compensation Committee.

Components of Our Executive Compensation Program

The components of our executive compensation program are:

•	annual base salary;

•	annual (fiscal year) cash incentive program;

•	equity incentive (grants of options to purchase ordinary shares and RSUs);

•	perquisites; and

•	severance and change-in-control benefits.

Annual Cash Compensation

Base Salary

Our Compensation Committee believes that a competitive base salary is a necessary element of any compensation program designed to attract, engage and retain key executives. Base salaries provide fixed, baseline compensation and are set at levels that are intended to be within a competitive range with similar positions at our peer group companies. The base salaries of all our executives are reviewed annually by the Compensation Committee against positions of similar size and scope in our peer group companies.

Annual adjustments to an executive’s base salary take into account:

(i)	economic and business conditions and outlook;

(ii)	individual performance throughout the prior fiscal year (based on the achievement of divisional goals used in the annual cash incentive bonus plan, fiscal responsibility and senior leadership ability);

(iii)	the actual pay rate of our executives as compared to market pay rates from the market salary surveys; and

(iv)	internal parity, where applicable.

Our Compensation Committee reviews and considers many factors in determining individual performance for the purposes of adjusting base salaries including such measures as unit or division performance against budget, achievement of unit or division sales goals, new product introductions and corporate strategy implementation. The process for internal parity where applicable involves comparing executives in peer roles to ensure that base salaries are comparable based on function, scope and responsibilities of the role and taking into account the executive’s experience, technical knowledge and expertise.

The Compensation Committee conducts the annual salary review process for executives in the middle of the fiscal year, with changes to salaries becoming effective in July. In March 2012, the Compensation Committee undertook a market review of executive compensation, using market survey data for 2011 prepared by Compensia, and approved market-based salary increases resulting in base salaries for the NEOs (commencing July 2012) as follows:

Name	Base Salary (USD) Effective July 1, 2011	2011 Base Salary As a Percentile of Base Salaries at Comparator Companies(1)	Base Salary (USD) Effective July 1, 2012	2012 Base Salary As a Percentile of Base Salaries at Comparator Companies(1)
Hock E. Tan	$700,000	33rd Percentile	$750,000	50th Percentile
Douglas R. Bettinger	$400,000	35th Percentile	$408,000	40th Percentile
Boon Chye Ooi(2)	$546,957	>75th Percentile	$539,577	>75th Percentile
Bryan T. Ingram	$400,000	45th Percentile	$420,000	50th Percentile
Patricia H. McCall	$350,000	50th Percentile	$360,500	60th Percentile

(1)	Based on market survey data for 2011 (the most recent period available) prepared by Compensia.
(2)	Mr. Ooi’s cash compensation is paid in Singapore Dollars. Mr. Ooi’s base salary was increased from $675,000 to $688,500 in local currency. For the purposes of this table, salary amounts paid to Mr. Ooi in Singapore Dollars were converted back to U.S. Dollars using the Accounting Rate for June 2011 (1.2341 Singapore Dollars to the U.S. Dollar) and June 2012 (1.276 Singapore Dollars to the U.S. Dollar), as applicable. The “Accounting Rate” for any month is the exchange ratio of the number of Singapore Dollars to one U.S. Dollar for the last business day of the preceding fiscal month, as reported by Bloomberg L.P.

Mr. Ooi’s experience and expertise in the US and internationally were major factors considered in his starting base salary. His global senior executive role located in Singapore has a limited number of survey incumbents for comparison, which results in the higher position of his salary compared to the available market data.

The NEOs’ base salaries were increased by 5% or less (in local currency), except for Mr. Tan whose base salary was increased by 7.1%, based on the Compensation Committee’s assessment of the market survey data, and in light of the NEOs’ experience, performance at the Company and total direct compensation being awarded to each executive. The Compensation Committee believes that a significant portion of an executive’s total compensation should be dependent upon the Company’s performance. Our Chief Executive Officer may recommend increasing the base salary of an executive at any time throughout the course of the year if a change in the scope of the executive’s role and responsibilities warrants an increase. In limited circumstances, our Chief Executive Officer may propose that an executive’s base salary be adjusted in response to a competitive threat or competitive labor market conditions. The Compensation Committee approves any salary adjustments that are made during the fiscal year for executives.

Annual Cash Incentive Program

We maintain a performance-based annual cash incentive bonus plan for all of our executive management and one for all other employees. The plans are reviewed and approved on an annual basis by our Compensation Committee. Company goals and business metrics are also reviewed and approved by the Compensation Committee. Our performance based annual cash incentive plan for executives is designed to encourage and motivate the Chief Executive Officer to achieve corporate level goals and other executives to achieve both corporate level and functional/divisional level goals, thereby positively contributing to the growth and performance of the Company. The structure of the plan for Fiscal Year 2012 was the same as for Fiscal Year 2011. The plan included a target bonus amount expressed as a percentage of base salary for each NEO, which could be achieved by meeting corporate and divisional or functional goals, and could be increased or decreased based on individual performance. The formula used to calculate an executive’s performance-based bonus under the plan is as follows:

Bonus Amount	=	Bonus Target Percentage (participation rate)	x	Annual Bonus Eligible Earnings (base salary paid during the fiscal year)	x	Group Performance Factor (may range from 50% - 150%)	x	Individual Performance Factor (may range from 50% - 150%)

All bonuses paid under the plan are paid to the NEOs in cash, with the exception of the Chief Executive Officer in certain circumstances. The plan permits a portion of the bonus payable to the Chief Executive Officer to be paid in the form of an equity award. In the event the Compensation Committee assigns the Chief Executive Officer an Individual Performance Factor (discussed in more detail below) greater than 100%, the Compensation Committee may elect to pay the difference between the dollar amount of the Chief Executive Officer’s actual bonus amount and the dollar amount of the Chief Executive Officer’s bonus calculated using a performance factor of 100% in the form of an equity award under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”). The type and terms of any such equity award would be determined by the Compensation Committee. The Compensation Committee believes that this feature allows it to further incentivize our Chief Executive Officer to focus on the mid- to long-term performance of the Company and to further provide for value creation for the Company’s shareholders.

Bonus Target Percent

Rates at which our executive officers participate in the performance based annual cash incentive bonus plan are expressed as a percent of base salary. The Compensation Committee sets the rate of participation for our executives based on its assessment of the executive’s experience and ability to influence corporate results. In addition, the Committee also reviews competitive market data from the market salary surveys for our peer group companies as a point of reference in making this determination; however, no benchmarking against that data occurs. In particular, the Compensation Committee set the participation rates based on each executive’s experience in his or her role with our Company and the level of responsibility held by each executive, which the Compensation Committee believes directly correlates to his or her ability to influence corporate results. The NEO’s target rates of participation for Fiscal Year 2012 were the same as in 2011. Each NEO’s target bonus amount can be calculated by multiplying his or her participation rate times his or her base salary and is included in the table entitled “Summary Bonus Table” below.

Group Performance

Group performance for each executive, other than our Chief Executive Officer, consists of corporate performance and division/function performance, with each component equally weighted at 50%. Division/function performance metrics may also include, among other things, metrics for direct expenses incurred by the division or function for which an NEO is responsible. Our Chief Executive Officer’s group performance is measured solely using corporate performance since our Chief Executive Officer has overall responsibility for our Company. A component of performance must be achieved at the minimum level of performance before it is taken into account in calculating an executive’s bonus amount. Achieving the minimum level of performance for a particular component (other than direct expenses) results in 50% attainment while achieving the maximum level of performance results in 150% attainment for such component, with performance between these levels resulting in an attainment percentage based on linear interpolation. For direct expense performance targets only, achieving the minimum level of performance will result in 80% attainment while achieving the maximum level of performance will result in 120% attainment for such component, with performance between these levels resulting in attainment percentages based on linear interpolation.

The corporate goals for Fiscal Year 2012 were revenue growth as compared to Fiscal Year 2011 and non-GAAP income from operations, and each carried an equal weighting of 50% of corporate performance. The target for revenue growth for Fiscal Year 2012 was 9.4%, as compared to Fiscal Year 2011 and the target for non-GAAP income from operations was $792 million. The goals were set by the Compensation Committee, with input from management and were designed to be difficult to attain and to require substantial effort by management to achieve. In December 2012, the Compensation Committee determined that we achieved Fiscal Year 2012 revenue growth of 1.2%, which was less than the minimum level of performance for achievement specified in the plan, resulting in 0% attainment of this goal. The Compensation Committee also determined that we achieved non-GAAP income from operations for Fiscal Year 2012 of $719 million, which was less than the minimum level of performance for achievement specified in the plan, resulting in an attainment of this goal at 0%.

Non-GAAP income from operations of $719 million for Fiscal Year 2012 is calculated from our consolidated audited financial statements in our 2012 Form 10-K by adding to our $582 million GAAP income from operations $77 million related to the amortization of acquisition-related intangibles ($56 million reported as amortization of intangible assets as part of cost of products sold and $21 million reported in amortization of intangible assets as part of operating expenses), $53 million related to share-based compensation expense ($6 million reported as part of cost of products sold and $47 million reported as part of operating expenses), and $7 million related to restructuring charges ($2 million reported as part of cost of products sold and $5 million reported as part of operating expenses).

The Compensation Committee determines an executive’s division/functional performance percentage based on the achievement of goals by the division/function overseen by the executive. The Compensation Committee sets divisional/functional goals and their weightings annually, based on its assessment of the business requirements of the particular division/function to which the goals relate and the relative importance of the goals to the division/function. Each of the divisional goals, and its respective weighting, for our NEOs is described in the “Summary Bonus Table” below. Each divisional/function goal is set by the Compensation Committee to be difficult to attain and to require substantial effort on behalf of the division and the executive in charge of the division or function to achieve. In December 2012, the Compensation Committee determined that divisional/functional goals had been achieved at the levels set forth in the “Summary Bonus Table” below.

Individual Performance

Individual performance is applied as a multiplier to the bonus amount calculated based on group performance. Individual performance is approved by the Compensation Committee based on recommendations from the Chief Executive Officer for each executive other than the Chief Executive Officer. In determining individual performance, the Compensation Committee considers the requirements of the executive’s position including the achievement of the divisional goals set forth in the Summary Bonus Table below, fiscal responsibility as determined by the Compensation Committee with input from the Chief Executive Officer, the executive’s senior leadership capability, and how each of these factors impacts the overall performance of the executive’s division and/or function. Based on their respective levels of performance and individual contribution, the Compensation Committee assigns each executive an individual performance multiplier, of between 50% and 150%. Executives, who consistently meet or exceed the requirements of the position, as determined by the Compensation Committee, will receive a bonus multiplier of between 100% and 150%. Executives who meet some, but not all, of the requirements of the position or for whom the Compensation Committee believes that improvement is needed will receive a bonus multiplier of between 50% and less than 100%. The Compensation Committee may adjust our executives’ individual performance multiplier upwards or downwards in its sole discretion, based on any criteria it determines appropriate.

For Fiscal Year 2012, the Compensation Committee (with input from our Chief Executive Officer, other than with respect to himself) determined that each of our NEOs should receive an individual performance multiplier of between 90% and 150%, based on attainment of the bonus metrics set forth in the “Summary Bonus Table” below for their respective divisions/functions.

Discretionary Bonuses

Each year, our Compensation Committee may supplement the performance-based cash incentive plan awards earned by our NEOs with discretionary bonuses which are awarded based on our Chief Executive Officer’s recommendations, other than with respect to himself, and the Compensation Committee’s assessment of individual contributions. In Fiscal Year 2012, our Compensation Committee awarded a discretionary bonus of $60,000 to Mr. Ingram due to the exceptional contribution of the Wireless Semiconductor Division to the Company’s overall financial results for Fiscal Year 2012, and Mr. Ingram’s commitment to the Company and his leadership of that division.

Summary Bonus Table

With respect to each NEO, corporate and divisional/functional goals for Fiscal Year 2012 were set and achieved, and bonuses were paid under our annual cash incentive bonus plan, as follows:

Name	Bonus Target Percent	Fiscal Year 2012 Bonus Metric	Fiscal Year 2012 Weighting as a Percentage of Bonus Target	Fiscal Year 2012 Achievement	Fiscal Year 2012 Payout in Dollars and as a Percentage of Bonus Eligible Earnings
Hock E. Tan	150%	Avago Revenue Growth	50%	0%
President and Chief Executive Officer		Avago Operating Profit	50%	0%
		Total Weighted Fiscal Year 2012 Attainment	100%	0%	$0(0%)

Douglas R. Bettinger	75%	Avago Revenue Growth	25%	0%
Senior Vice President and Chief Financial Officer		Avago Operating Profit	25%	0%
		Direct Expenses	50%	120%
		Total Weighted Fiscal Year 2012 Attainment	100%	60%	$162,997(40.5%)

Boon Chye Ooi	75%	Avago Revenue Growth	25%	0%
Senior Vice President, Global Operations		Avago Operating Profit	25%	0%
		Cost Management	20%	0%
		Direct Expenses	10%	120%
		Inventory Management	10%	150%
		Customer Service	10%	150%
		Total Weighted Fiscal Year 2012 Attainment	100%	42%	$192,151(34.7%)

Bryan T. Ingram	75%	Avago Revenue Growth	25%	0%
Senior Vice President and General Manager, Wireless Semiconductor Division (WSD)		Avago Operating Profit	25%	0%
		WSD Design Wins	16.7%	150%
		WSD Revenue	16.7%	98%
		WSD Contribution Profit	16.7%	0%
		Total Weighted Fiscal Year 2012 Attainment	100%	41.4%	$188,997(46.5%)

Name	Bonus Target Percent	Fiscal Year 2012 Bonus Metric	Fiscal Year 2012 Weighting as a Percentage of Bonus Target	Fiscal Year 2012 Achievement	Fiscal Year 2012 Payout in Dollars and as a Percentage of Bonus Eligible Earnings
Patricia H. McCall	50%	Avago Revenue Growth	25%	0%
Vice President and General Counsel		Avago Operating Profit	25%	0%
		Direct Expenses	50%	120%
		Total Weighted Fiscal Year 2012 Attainment	100%	60%	$127,163(36.0%)

Equity Incentive Compensation

Our Compensation Committee believes that long term, sustainable growth and performance is best facilitated through a culture of executive stock ownership that encourages long term investment and engagement by our executive management. The aim is also to align executive performance and behaviors to create a culture conducive to shareholder investment.

Our Compensation Committee approves all equity awards granted to executive officers. The size of initial and any subsequent grants for executives takes into account past equity grants, the executive’s position and level, other compensation and the value the executive brings to the Company based on their technical experience, expertise and leadership capabilities. In determining whether to grant an executive additional equity, the Compensation Committee will also review the amount of vested and unvested equity that an executive holds and the fair market value of the unvested equity compared to the executive’s base salary. The philosophy behind equity awards is to provide the executive with a strong incentive to remain with and build value in the Company over an extended period of time. As in prior years, for Fiscal Year 2012 we did have a set annual equity award program for our executives. Historically the Compensation Committee reviewed each executive’s equity position annually, but did not necessarily grant an award to an executive each year. In November 2012, the Compensation Committee determined that we will move to an annual equity award program for our employees and executives, starting in Fiscal Year 2013, to more closely align our equity award program with market practice. Equity awards to executives may be proposed by our Chief Executive Officer from time to time, and any grants are made by the Compensation Committee.

Equity awards to executives typically consist of both stock options and RSUs, in order to provide an additional element to encourage long-term retention of executives, and new stock options awarded to employees have a term of seven years (instead of a historical term of 10 years). Equity awards granted to executives under the 2009 Plan generally vest in two equal installments, with options vesting on the third and fourth anniversaries of the date of grant and RSUs vesting at approximately the end of the third and fourth years after grant.

2012 Equity Grants

In March 2012 the Compensation Committee awarded equity grants to the following NEOs:

Name	Options (Number of Shares)	RSUs (Number of Shares)
Douglas R. Bettinger	50,000	16,667
Boon Chye Ooi	100,000	33,334
Patricia H. McCall	50,000	16,667

In deciding to make these awards, the Compensation Committee considered the amount of unvested equity held by the executive, and the fact that the majority of the existing equity awards held by Ms. McCall and Mr. Ooi, would vest in 2013 and/or 2014, as well as the importance of retaining these executives. In determining the size of the awards, the Compensation Committee considered the fair market value of the unvested equity already held by each executive compared to the executive’s base salary, as well as market data for our peer group companies. The Compensation Committee also took into account the performance of the Company and the fact that no equity awards had been granted to Ms. McCall and Mr. Ooi in Fiscal Year 2011.

Pre-IPO Equity Grants

Options to purchase ordinary shares that were granted to executives prior to our initial public offering on August 6, 2009 (“IPO”) are governed by the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”), which is administered by the Compensation Committee. Generally, options granted under the Executive Plan vest in equal annual installments over five years based 50% upon the passage of time and 50% on our financial performance, as measured using non-GAAP operating income, subject in each case to continued employment with Avago. The annual operating income target used for performance-based options is income (loss) from operations calculated in accordance with GAAP, but adjusted to exclude amortization of acquisition-related intangibles, share-based compensation, restructuring and asset impairment charges, acquired in-process research and development, (gain)/loss on extinguishment of debt, management and transaction fees payable to the Sponsors or their affiliates, and (income) loss from and (gain) loss on discontinued operations and other items eligible for exclusion. The Compensation Committee determined that non-GAAP operating income provides a better overall measure of our financial performance among periods than operating income calculated in accordance with GAAP would otherwise provide because the amounts not included in the non-GAAP operating income target are either non-recurring, in which case such amounts do not reflect the results of continuing operations for which our Compensation Committee wants our executives to be accountable, or, if recurring, are not related to our operating performance or are amounts over which our Compensation Committee believes our executives do not have control. For example, the Compensation Committee excludes share-based compensation from the operating income target because these expenses are not reflective of our operating performance, our share options typically do not require cash settlement by us and the share-based compensation expenses are often the result of complex calculations using an option pricing model that estimates share-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond the control of our executives. The operating income targets have been set at levels our Compensation Committee has determined are challenging and will require substantial effort on the part of our executives and the Company in order to be attained. Pursuant to their initial terms, performance-based options that do not become exercisable in a given year may be earned in future years, up to the fifth year following the date of grant, if performance in any future year exceeds the target for such year (“Catch-up Vesting”). Generally, the exercise price of options granted under the Executive Plan was equal to the fair market value of our ordinary shares on the date of grant as determined by our Compensation Committee or the Board.

In July 2009, the Compensation Committee approved an amendment of the performance-based options held by Messrs. Tan, Bettinger and Ingram to remove the operating income performance-based vesting requirements and extend the vesting period. The amended options will vest two years after the date such options could first have vested had the performance targets for such options been achieved, provided that these individuals remain employed by us through the applicable vesting date. The Compensation Committee determined that the removal of performance-based vesting requirements was appropriate in light of our then current financial projections, which were lower than when the original performance targets were set, and the uncertainty then present in the global economy. In making its determination, the Compensation Committee heavily weighted the importance of providing these individuals with incentives to continue with us following our IPO. In addition, the Compensation Committee amended all other outstanding performance-based options to provide that if performance targets for a particular year were not met the options will vest two years after the date the options could first have vested had the performance targets for such options been achieved, subject to any earlier Catch-Up Vesting, provided that the employee remains employed by us through the applicable vesting date.

The minimum non-GAAP operating income threshold for Fiscal Year 2012, attainment of which must be achieved for any vesting of our performance-based options to occur for the year, was $620 million, and our non-

GAAP operating income target for Fiscal Year 2012, attainment of which would result in 100% vesting of performance-based options for the year, was $650 million. In December 2012, our Compensation Committee determined our performance-based options should vest at 100% based on Fiscal Year 2012 performance, since our actual non-GAAP income from operations was $719 million for Fiscal Year 2012, calculated as described above, representing an attainment of over 100% of targeted performance (with targeted performance calculated as the difference between the minimum non-GAAP operating threshold and the non-GAAP operating target).

NEO Share Ownership Guidelines

In August 2012, the Committee approved the following share ownership guidelines for NEOs, based on market and peer group data and upon consultation with, and advice from Compensia: (i) the Chief Executive Officer should hold a minimum of 70,000 of our ordinary shares or ordinary shares having a fair market value equal to three times the Chief Executive Officer’s annual base salary, whichever is less, and (ii) each other NEO should hold a minimum of 15,000 of our ordinary shares or ordinary shares having a fair market value equal to one times such NEO’s annual base salary, whichever is less.

NEOs are expected to reach this goal within five years of the date on which the guidelines were adopted or the date on which they become a NEO, whichever is later, and to hold at least such minimum value in ordinary shares for so long as he or she is a NEO. Shares held in a trust or other estate-planning vehicle established by a NEO, which continue to be beneficially owned by such NEO under SEC rules, count toward the NEO achieving the applicable guideline level of share ownership. Outstanding vested option awards held by a NEO count toward achieving the applicable guideline level of share ownership at a rate of 50%, i.e. two vested option shares will count as one ordinary share equivalent. Outstanding unvested equity awards do not count toward achieving the applicable guideline level of share ownership.

The Compensation Committee will evaluate, in its discretion, whether exceptions should be made in the case of any executive who, due to his or her unique financial circumstances or other special circumstances, would incur a hardship by complying with these share ownership guidelines.

Employee Stock Purchase Plan

Executives employed by our participating subsidiaries, including our NEOs, may also participate in our Employee Share Purchase Plan (“ESPP”). The ESPP provides eligible employees with the opportunity to acquire ordinary shares of the Company through periodic payroll deductions, at a discounted price, based on a six-month look-back period. The ESPP is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. The ESPP requires participants to hold shares for a minimum of six months after any purchase date, unless they cease to be eligible to participate in the ESPP in which case the shares become freely tradable, subject to our applicable securities laws and our insider trading policy.

Termination-Based Compensation

Separation compensation is determined by Company policy and any specific arrangements detailed in the executive’s employment agreement. Severance payments are typically comprised of a cash payment in lieu of salary, bonuses and/or coverage of health benefits for a limited period of time and, in some cases, option and RSU vesting acceleration. In addition to employment agreement provisions, the vesting of options granted under the Executive Plan accelerate with respect to 10% of the shares subject to the options if an executive is terminated in connection with the sale of his or her division. Our Compensation Committee must approve any exceptions to severance payments including any additional cash payments and any variance from the Executive Plan regarding the treatment of options. Executives who are terminated from Avago are required to sign a general release of all claims against Avago to receive any severance benefits.

Each of our NEOs is eligible for severance benefits under his or her respective employment agreement or severance benefits agreement with Avago. The Compensation Committee provides termination benefits to our

NEOs based on its review of severance practices at our peer group companies and as the result of arms’ length negotiations at the time our executives enter into employment with us, at the time they are requested to take on additional responsibilities or from time to time if deemed necessary or desirable to achieve parity with other NEOs. The level of benefits varies from executive to executive based on the level of responsibility of the executive and accommodations made through arms’ length negotiations.

The table below sets forth the severance benefits payable to each NEO under his or her respective employment agreement, offer letter or severance agreement, upon a termination of employment without cause or for good reason or in the event of death or disability, in each case, apart from a change in control. Each executive must provide a full release of claims in order to be eligible for his or her full severance payment.

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage
Hock E. Tan	12 months	100%	—
Douglas R. Bettinger	9 months	50%	6 months
Boon Chye Ooi	6 months	50%	6 months
Bryan T. Ingram	9 months	50%	6 months
Patricia H. McCall	9 months	50%	6 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.

The table below sets forth the severance benefits payable to each NEO under his or her respective employment agreement, offer letter or severance agreement, upon a termination of employment without cause or for good reason or in the event of death or disability, in each case, within 12 months following a change in control (or in the case of Mr. Tan, three months before or 12 months following a change in control). Vesting of equity held by our NEOs will only accelerate following a change in control if there is a qualifying termination of employment, as described above, which is commonly referred to as a “double trigger”. Each executive must provide a full release of claims in order to be eligible for his or her full severance payment.

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage	Option and RSU Vesting Acceleration(2)
Hock E. Tan	24 months	200%	—	12 months
Douglas R. Bettinger	12 months	100%	12 months	12 months
Boon Chye Ooi	12 months	100%	12 months	12 months
Bryan T. Ingram	12 months	100%	12 months	12 months
Patricia H. McCall	12 months	100%	12 months	12 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.
(2)	Accelerated vesting is limited to time-based equity awards, which would otherwise vest solely upon the executive’s continued employment.

For more detailed descriptions of the benefits provided to our NEOs upon a termination of employment, please see “Executive Compensation—Employment, Severance and Change of Control Agreements with Named Executive Officers” below.

Other Compensation

U.S.-based executives may also participate in the Avago Technologies U.S. Inc. Deferred Compensation Plan. For a description of the Deferred Compensation Plan, see footnote 1 of the 2012 Non-Qualified Deferred Compensation Table.

The Compensation Committee approves providing perquisites to our executives on a case-by-case and limited basis. The Compensation Committee will provide a perquisite to an NEO when it is necessary to attract or retain the executive officer. In Fiscal Year 2012, the following executives received perquisites:

Name	Perquisites
Hock E. Tan, President and Chief Executive Officer	Reimbursement for travel to his residence in Pennsylvania.

Boon Chye Ooi, Senior Vice President, Global Operations	Reimbursement of tax preparation service fees and annual home leave travel expenses.

Shareholder Advisory Vote on Executive Compensation

At our 2011 Annual General Meeting of Shareholders, our shareholders voted, in non-binding advisory votes (i) to approve the compensation of our NEOs and (ii) in favor of having a non-binding shareholder vote on executive compensation once every three years. The Compensation Committee reviewed the result of the shareholders’ advisory vote on executive compensation. In light of the approval by a substantial majority of our shareholders of the compensation programs described in our 2011 proxy statement (representing over 95% of the shares represented in person or by proxy at the meeting and entitled to vote), the Compensation Committee did not implement changes to our executive compensation programs as a result of the shareholders’ advisory vote. The compensation for each of the Company’s NEOs for Fiscal Year 2012 reflects the Compensation Committee’ philosophy that executives’ compensation be linked to Company and personal performance. Our next non-binding advisory vote on the compensation of our NEOs will occur at our 2014 Annual General Meeting of Shareholders.

Tax and Accounting Considerations

While the Compensation Committee and our Board generally consider the financial accounting and tax implications of its executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. In addition, the Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer), referred to as “covered employees”, unless compensation is performance-based. Our Compensation Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, the Compensation Committee will continue to evaluate the effects of the Section 162(m) and related U.S. Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation payable to a covered employee must be deductible under Section 162(m).

Hedging Prohibitions

As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. In furtherance of this philosophy, our insider trading policy prohibits our executives from pledging or margining Avago securities or trading in derivative securities related to our securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about compensation earned by our NEOs during Fiscal Year 2012, Fiscal Year 2011 and Fiscal Year 2010. Our NEOs consist of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers serving at the end of Fiscal Year 2012.

Name and Principal Position(s)	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Hock E. Tan	2012	716,346		—		—	—	—		36,694	(4)	753,040
President and Chief Executive Officer	2011	700,000		—		6,478,000	7,415,710	1,626,380		34,181		16,254,271
	2010	681,252		—		—	—	1,529,572		41,695		2,252,519

Douglas R. Bettinger	2012	402,615		—		588,512	724,419	162,997		14,765	(5)	1,893,308
Senior Vice President and Chief Financial Officer	2011	389,962		—		269,906	308,988	437,934		14,700		1,421,490
	2010	376,250		100,000		—	—	392,778		10,338		879,366

Boon Chye Ooi	2012	554,547	(6)	—		1,177,024	1,448,839	192,151	(6)	9,504	(7)	3,382,065
Senior Vice President, Global Operations	2011	511,873		—		—	—	520,706		17,599		1,050,178
	2010	497,548		—		—	—	530,928		15,218		1,043,694

Bryan T. Ingram	2012	406,539		60,000	(8)	—	—	188,997		15,000	(5)	670,536
Senior Vice President and General Manager, Wireless Semiconductor Division	2011	389,962		—		1,619,500	1,853,928	560,225		14,700		4,438,315
	2010	372,402		106,754		—	—	395,410		9,819		884,385

Patricia H. McCall	2012	353,433		—		588,512	724,419	127,163		15,600	(9)	1,809,127
Vice President and General Counsel	2011	343,308		—		—	—	230,304		15,300		588,912
	2010	331,749		50,000		—	—	178,278		11,259		571,286

(1)	Represents the grant date fair value of RSU awards granted in Fiscal Year 2012, determined in accordance with ASC 718. The amounts in this column do not reflect compensation actually received by the NEO or the actual value that will be recognized by the NEO.
(2)	Represents the grant date fair value of options granted in each fiscal year of the grant, determined in accordance with ASC 718. The amounts in this column do not reflect compensation actually received by the NEO or the actual value that will be recognized by the NEO. For a discussion of valuation assumptions used in the calculations, see Note 9 of Notes to Consolidated Financial Statements included in Part IV, Item 8 of our 2012 Form 10-K.
(3)	Represents amounts paid for each applicable fiscal year under our annual cash incentive program for executive employees. Please see plan description in “Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Program for Executive Employees” above.
(4)	Represents $21,694 in expense reimbursements for travel to Mr. Tan’s residence in Pennsylvania and a $15,000 401(k) employer match.
(5)	Represents a 401(k) employer match.
(6)	For the purposes of this table, salary amount and incentive paid to Mr. Ooi in Singapore Dollars for Fiscal Year 2012 were converted to U.S. Dollars using the Accounting Rate for October 2012, the last month of our fiscal year. The Accounting Rate for October 2012 was 1.2247 Singapore Dollars to the U.S. Dollar as reported by Bloomberg L.P.
(7)	Represents $5,079 in reimbursement for annual home leave travel expenses and $4,425 in reimbursement of tax preparation service fees in the United States and Malaysia. The annual home leave travel expenses of 15,548 Malaysian Ringgits and tax preparation service fees in Malaysia of 405 Malaysian Ringgits, were converted to U.S. Dollars using the using the Accounting Rate for October 2012 of 3.061 Malaysian Ringgits to the U.S. Dollar, as reported by Bloomberg L.P.
(8)	Represents a $60,000 discretionary cash bonus paid to Mr. Ingram based on his leadership of the Wireless Semiconductor division and its significant contribution to the Company’s overall financial performance during the year.
(9)	Represents a $15,000 401(k) employer match and a $600 credit for not enrolling in a medical plan.

Grant of Plan-Based Awards in Fiscal Year 2012

The following table sets forth information regarding grants of incentive awards during Fiscal Year 2012 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)(2)	Maximum ($)
Hock E. Tan		134,315	1,074,519	2,417,668

Douglas R. Bettinger		18,873	301,961	611,472
	3/6/2012				16,667			588,512	(3)
	3/6/2012					50,000	35.31	724,419	(4)

Boon Chye Ooi		10,398	415,910	917,082
	3/6/2012				33,334			1,177,024	(3)
	3/6/2012					100,000	35.31	1,448,839	(4)

Bryan T. Ingram		12,730	304,904	686,034

Patricia H. McCall		11,045	176,716	357,851
	3/6/2012				16,667			588,512	(3)
	3/6/2012					50,000	35.31	724,419	(4)

(1)	Represents estimated potential payouts under our 2012 Annual Performance Bonus Plan for Executives including the NEOs. The threshold amount for Mr. Hock E. Tan is 12.5% of his target bonus amount, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and using the minimum individual performance multiplier. The threshold amount for each of Messrs. Ingram and Ooi is 4.18% and 2.50%, respectively, of their target bonus amount and for Mr. Bettinger and Ms. McCall is 6.25% of their target bonus amounts, in each case, calculated based on the achievement of a single divisional goal at 50% of the target for such goal and using the minimum individual performance multiplier. The maximum bonus payable is 225% of the target bonus amount, which assumes maximum (150%) performance for each corporate and divisional goal and uses the maximum individual performance multiplier (150%).
(2)	Mr. Hock E. Tan’s target bonus for Fiscal Year 2012 was 150% of his base salary. Messrs. Bettinger, Ingram, and Ooi’s target bonus participation rate was 75% of their respective base salaries and Ms. McCall’s target bonus was 50% of her base salary.
(3)	Represents the grant date fair value of the RSU awards, determined in accordance with ASC 718.
(4)	Represents the grant date fair value of the options determined in accordance with ASC 718. For a discussion of valuation assumptions used in the calculations, see Note 9 of Notes to Consolidated Financial Statements included in Part IV, Item 8 of our 2012 Form 10-K.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information about stock options and stock awards outstanding on October 28, 2012, the last day of Fiscal Year 2012, of each of our NEOs.

	Option Awards								Restricted Share Unit (RSU) Awards
Name	Vesting Reference Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested (#)(2)
Hock E. Tan	12/1/2005	285,002	285,000	(3)	—		5.00	4/12/2016	—		—
	3/3/2009	120,000	120,000	(4)	—		10.00	3/2/2019	—		—
	8/5/2009	150,000	150,000	(5)	—		15.00	8/4/2019	—		—
	3/8/2011	—	600,000	(5)	—		32.39	3/7/2018	200,000	(5)	$6,766,000

Douglas R. Bettinger	8/4/2008	—	120,000	(6)	—		10.68	8/3/2018	—		—
	8/5/2009	—	25,000	(5)	—		15.00	8/4/2019	—		—
	3/8/2011	—	25,000	(5)	—		32.39	3/7/2018	8,333	(5)	$281,905
	3/6/2012	—	50,000	(5)	—		35.31	3/5/2019	16,667	(5)	$563,845

Boon Chye Ooi	1/15/2009	—	70,000	(7)	70,000	(7)	8.12	1/14/2019	—		—
	3/6/2012	—	100,000	(5)	—		35.31	3/5/2019	33,334	(5)	$1,127,689

Bryan T. Ingram	12/1/2005	—	25,834	(8)	—		5.00	11/30/2015	—		—
	12/1/2005	—	6,250	(9)	—		5.00	4/23/2016	—		—
	11/1/2007	—	71,668	(10)	—		10.22	10/31/2017	—		—
	3/3/2009	—	24,000	(4)	—		10.00	3/2/2019	—		—
	8/5/2009	50,000	75,000	(5)	—		15.00	8/4/2019	—		—
	3/8/2011	—	150,000	(5)	—		32.39	3/7/2018	50,000	(5)	$1,691,500

Patricia H. McCall	3/23/2007	70,000	—		—		10.22	6/4/2017	—		—
	2/22/2008	16,000	2,000	(7)	2,000	(7)	10.22	2/21/2018	—		—
	3/3/2009	30,000	20,000	(4)	—		10.00	3/2/2019	—		—
	8/5/2009	25,000	25,000	(5)	—		15.00	8/4/2019	—		—
	3/6/2012	—	50,000	(5)	—		35.31	3/5/2019	16,667	(5)	$563,845

(1)	This column represents RSU awards granted in Fiscal Year 2012 under our 2009 Plan. The RSU awards vest in two equal installments on the seventh business day of the second month of the company’s first fiscal quarter of the third and fourth years.
(2)	Represents the closing price of a share of our common stock ($33.83) as quoted on the Nasdaq Stock Market as of October 26, 2012, the last trading day of Fiscal Year 2012, multiplied by the number of shares that have not vested.
(3)	Options to purchase 285,000 shares will vest on each of the seventh anniversary of the Vesting Reference Date subject to Mr. Tan’s continued employment with Avago.
(4)	Options vest at the rate of 20% of the shares subject thereto on each anniversary of the Vesting Reference Date subject to the executive’s continued employment with Avago.
(5)	Awards vest in two equal installments with options vesting on each of the third and fourth anniversaries of the Vesting Reference Date and RSUs vesting at approximately the end of the third and fourth years after grant, in each case subject to the executive’s continued employment with Avago.
(6)	Options to purchase 30,000 shares vest on the sixth and seventh anniversaries of the Vesting Reference Date and options to purchase 60,000 shares vest on the fifth anniversary of the Vesting Reference Date subject to Mr. Bettinger’s continued employment with Avago.
(7)	Options vest 50% based upon the passage of time and the optionee’s continued employment with Avago and 50% based upon achieving specified financial targets, in each case, at a rate of 20% per year over five years on each anniversary of the Vesting Reference Date. Performance-based options that do not vest if performance targets for a particular future year are not met will vest two years after the date such options could first have vested had the performance targets for such options been achieved, subject to any earlier Catch-Up Vesting.
(8)	Options to purchase 25,834 shares vest on seventh anniversary of the Vesting Reference Date subject to Mr. Ingram’s continued employment.
(9)	Options to purchase 6,250 shares vest on the seventh anniversary of the Vesting Reference Date, subject to Mr. Ingram’s continued employment.

(10)	Options to purchase 35,834 shares vest on the fifth anniversary of the Vesting Reference Date; and options to purchase 17,917 shares vest on each of the sixth and seventh anniversary of the Vesting Reference Date, in each case, subject to Mr. Ingram’s continued employment.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table shows information regarding the exercise of options to purchase our ordinary shares during the year ended October 28, 2012. No stock awards (RSUs) held by our NEOs vested during Fiscal Year 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Hock E. Tan	—	—
Douglas R. Bettinger	85,000	2,045,900
Boon Chye Ooi	70,000	1,647,100
Bryan T. Ingram	104,917	2,654,226
Patricia H. McCall	—	—

2012 Non-Qualified Deferred Compensation

The following table sets forth information regarding contributions and earnings under the Avago Technologies U.S. Inc. Deferred Compensation Plan during Fiscal Year 2012.

Name	Executive Contributions in Fiscal Year 2012 ($)(1)	Registrant Contributions in Fiscal Year 2012 ($)(1)	Aggregate Earnings in Fiscal Year 2012 ($)(2)	Aggregate Withdrawals / Distribution ($)	Aggregate Balance at October 28, 2012 ($)
Douglas R. Bettinger	—	—	2,932	—	23,426
Bryan T. Ingram	—	—	1,436	—	18,063
Patricia H. McCall	225,147	—	41,835	—	302,210

(1)	The Avago Technologies U.S. Inc. Deferred Compensation Plan is a non-qualified Plan under the Internal Revenue Code and is exempt from the reporting and fiduciary requirements of ERISA. The Plan is designed to allow the participants to defer a specified percentage of their base salary, commissions and/or bonuses in a manner similar to the way in which the Avago Technologies U.S. Inc. 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. In addition, the Company may make discretionary contributions to participant accounts. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of our employees who have an annual base salary plus targeted commissions of at least $175,000, which group includes each of our U.S. based NEOs.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are held in a “rabbi” trust. The trust protects the assets from the effects of a change in management control or takeover, but not against insolvency for bankruptcy of the company. Amounts invested by each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds elected by a participant. Currently, the measurement funds consist of the following: Fidelity Retirement US Treasury Money Market Fund, T. Rowe Price Short Term Bond Fund, PIMCO Total Return Fund Institutional Class, Mainstay ICAP Equity Fund-Class I, Spartan 500 Index- Institutional Class, Fidelity Contra Fund-Class K, Nuveen Winslow Large-Cap Growth Fund Class I, Fidelity Low-Priced Stock Fund-Class K, Wells Fargo Advantage Discovery Fund Class Institutional Class, Goldman Sachs Small Cap Value Fund Institutional, Templeton Foreign Fund Advisor Class, Vanguard Total International Stock Index Fund Signal Shares, Fidelity Freedom Index Income Fund Class

W, Fidelity Freedom Index 2000 Fund Class W, Fidelity Freedom Index 2005 Fund Class W, Fidelity Freedom Index 2010 Fund-Class W, Fidelity Freedom Index 2015 Fund-Class W, Fidelity Freedom Index Fund 2020-Class W, Fidelity Freedom Index 2025 Fund-Class W, Fidelity Freedom Index 2030 Fund-Class W, Fidelity Freedom Index 2035 Fund-Class W, Fidelity Freedom Index 2040 Fund-Class W, Fidelity Freedom Index 2045 Fund-Class W and Fidelity Freedom Index 2050 Fund-Class W, Fidelity Freedom Index 2055 Fund-Class W.

Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions occur in a lump sum upon death or total disability and in a lump sum or installments upon a participant’s choice of in-service or separation of service. Distributions are also made in the event of a change in control of our Company.

(2)	Amounts reflected are not included in the Fiscal Year 2012 “Summary Compensation Table” because the earnings are not “above-market”. These amounts include dividends, interest and change in market value.

Employment, Severance and Change of Control Agreements with Named Executive Officers

Hock E. Tan

We entered into an offer letter with Hock E. Tan, our President and Chief Executive Officer, on March 28, 2006, which was amended and restated on July 17, 2009. Mr. Tan’s offer letter provides that Mr. Tan will be a member of our Board and that he will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and must enter into our standard agreement regarding confidential information and proprietary developments.

Mr. Tan’s offer letter provides Mr. Tan with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by him for good reason, provided that, in each case, Mr. Tan executes and does not revoke a general release of all claims against us and our affiliates within 60 days following his termination of employment. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within the three months prior to or the 12 months following a change in control, we must provide Mr. Tan with (a) continued salary payments for 24 months following his termination or resignation, (b) an amount equal to 200% of the lesser of Mr. Tan’s prior year’s bonus or target bonus, in both (a) and (b), payable in 24 monthly installments, and (c) 12 months accelerated vesting for those equity awards held by Mr. Tan which would otherwise vest based upon the passage of time and his continued employment. If the termination of employment without cause or resignation for good reason takes place more than three months prior to or more than 12 months following a change in control, Mr. Tan is entitled to (a) continued salary payments for 12 months following his termination or resignation and (b) an amount equal to the lesser of his prior year’s bonus or target bonus, in both (a) and (b), payable in 12 monthly installments.

Douglas R. Bettinger

We entered into an offer letter with Douglas R. Bettinger, our Senior Vice President and Chief Financial Officer, on July 4, 2008. Mr. Bettinger’s offer letter agreement provides that he will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and must enter into the standard agreement regarding confidential information and proprietary developments.

Mr. Bettinger’s offer letter provides him with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by him for good reason, provided that, in each case, Mr. Bettinger executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Mr. Bettinger with (a) 12 months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to 100% of the lesser of Mr. Bettinger’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following his separation from us, (c) 12 months accelerated vesting for those equity awards held by Mr. Bettinger which would otherwise vest based upon the passage of time and his continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Mr. Bettinger and any covered dependents for 12 months, or, if earlier, until Mr. Bettinger is covered under similar plans of a new employer. If Mr. Bettinger’s termination of employment without cause, because of death or disability or a resignation for good reason takes place prior to or more than 12 months following a change in control, Mr. Bettinger is entitled to (a) nine months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to the lesser of 50% of his prior year’s bonus or target bonus payable in nine monthly installments commencing on the sixtieth day following his separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Mr. Bettinger and any covered dependents for six months, or, if earlier, until Mr. Bettinger is covered under similar plans of a new employer.

Boon Chye Ooi

We entered into an offer letter with Boon Chye Ooi, our Senior Vice President of Operations, on December 10, 2008, effective as of January 5, 2009. Mr. Ooi’s offer letter provides Mr. Ooi with two business class round-trip airfares from Singapore, once per calendar year, intended for U.S. home leave, and assistance with preparation of taxation returns and tax-equalization payment. Mr. Ooi’s offer letter also provides that he will be eligible to participate in all employee benefit plans made available to executive officers in Singapore, is entitled to enter into an indemnification agreement and he must enter into the standard agreement regarding confidential information and proprietary developments.

Mr. Ooi’s offer letter provides him with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by him for good reason, provided that, in each case, Mr. Ooi executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Mr. Ooi with (a) 12 months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to 100% of the lesser of Mr. Ooi’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following his separation from us, (c) 12 months accelerated vesting for those equity awards held by Mr. Ooi which would otherwise vest based upon the passage of time and his continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Mr. Ooi and any covered dependents for 12 months, or, if earlier, until Mr. Ooi is covered under similar plans of a new employer. If Mr. Ooi’s termination of employment without cause or resignation for good reason takes place prior to or more than 12 months following a change in control, Mr. Ooi is entitled to (a) six months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to the lesser of 50% of his prior year’s bonus or target bonus payable in six monthly installments commencing on the sixtieth day following his separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Mr. Ooi and any covered dependents for six months, or, if earlier, until Mr. Ooi is covered under similar plans of a new employer.

Bryan T. Ingram

Avago Technologies U.S. Inc., our wholly owned subsidiary, entered into an employment agreement with Bryan T. Ingram on October 30, 2007, effective as of November 1, 2007, which was amended and restated on July 17, 2009. Mr. Ingram’s employment agreement provides that Mr. Ingram will be our Senior Vice President and General Manager, Wireless Semiconductor Division. Mr. Ingram’s employment agreement provided that he will be eligible for equity incentive awards and to participate in all employee benefit plans made available to similarly situated employees.

We also entered into a Severance Benefits Agreement with Mr. Ingram, effective March 9, 2011, which provides Mr. Ingram with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by him for good reason, provided that, in each case, Mr. Ingram executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we will provide Mr. Ingram with (a) 12 months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to 100% of the lesser of Mr. Ingram’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following his separation from us, (c) 12 months accelerated vesting for those equity awards held by Mr. Ingram which would otherwise vest based upon the passage of time and his continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Mr. Ingram and any covered dependents for 12 months, or, if earlier, until Mr. Ingram is covered under similar plans of a new employer. If Mr. Ingram’s termination of employment without cause, because of death or disability or a resignation for good reason takes place other than in connection with a change in control, Mr. Ingram is entitled to (a) nine months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to the lesser of 50% of his prior year’s bonus or target bonus payable in nine monthly installments commencing on the sixtieth day following his separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Mr. Ingram and any covered dependents for six months, or, if earlier, until Mr. Ingram is covered under similar plans of a new employer.

Patricia H. McCall

We entered into an offer letter with Patricia H. McCall, our Vice President and General Counsel, on March 20, 2007. Ms. McCall’s offer letter agreement provides that she will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and she must enter into the standard agreement regarding confidential information and proprietary developments.

We also entered into a Severance Benefit Agreement with Ms. McCall effective December 18, 2008. Ms. McCall’s Severance Benefit Agreement provides her with severance in the event of the termination of her employment without cause, because of death or disability or a resignation by her for good reason, provided that, in each case, Ms. McCall executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Ms. McCall with (a) 12 months of continued salary payments commencing on the sixtieth day following her separation from us, (b) an amount equal to 100% of the lesser of Ms. McCall’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following her separation from us, (c) 12 months accelerated vesting for those equity awards held by Ms. McCall which would otherwise vest based upon the passage of time and her continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Ms. McCall and any covered dependents for 12 months, or, if earlier, until Ms. McCall is covered under similar plans of a new employer. If Ms. McCall’s termination of employment without cause, because of death or disability or a resignation for good reason takes place prior to or more than 12 months following a change in control, Ms. McCall is entitled to (a) nine months of continued salary payments commencing on the sixtieth day following her separation from us, (b) an amount equal to the lesser of 50% of her prior year’s bonus or target bonus payable in nine monthly installments commencing on the sixtieth day following her separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Ms. McCall and any covered dependents for six months, or, if earlier, until Ms. McCall is covered under similar plans of a new employer.

Potential Severance Payments and Benefits Upon Certain Terminations

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their agreements as described under “—Compensation Discussion and Analysis—Termination-Based Compensation” above in the event of a termination of employment without cause, because of death or disability or a resignation with good reason taking place not in connection with a change in control. The amounts presented in the table assume a termination date of October 28, 2012 and that all eligibility requirements contemplated by the NEO’s respective agreements or our Company’s policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Total ($)
Hock E. Tan	750,000	1,125,000	—	1,875,000
Douglas R. Bettinger	306,000	153,000	11,846	470,846
Boon Chye Ooi(2)	269,788	202,341	961	473,090
Bryan T. Ingram	315,000	157,500	11,764	484,264
Patricia H. McCall	270,375	90,125	—	360,500

(1)	Represents the cost of Company-subsidized continued benefits, based on our current costs to provide such coverage.
(2)	All amounts paid to Mr. Ooi upon any termination will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

Potential Severance Payments and Benefits Upon Certain Terminations in Connection with Change in Control

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their employment agreements or our Company’s policies and practices as described under “Termination-Based Compensation” above in the event of a termination of employment without cause, because of death or disability or a resignation for good reason taking place within twelve months following a change in control (or in the case of Mr. Tan three months before or 12 months following a change in control). The amounts presented in the table assume a termination date of October 28, 2012 and that all eligibility requirements contemplated by the NEO’s respective agreements and our Company’s policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Value of Option Acceleration ($)(2)	Value of RSU Acceleration ($)	Total ($)
Hock E. Tan	1,500,000	2,250,000	—	12,470,850	—	16,220,850
Douglas R. Bettinger	408,000	306,000	23,692	1,859,750	—	2,597,442
Boon Chye Ooi(3)	539,577	404,683	1,923	1,799,700	—	2,745,883
Bryan T. Ingram	420,000	315,000	23,529	3,469,232	—	4,227,761
Patricia H. McCall	360,500	180,250	—	803,490	—	1,344,240

(1)	Represents the cost of Company-subsidized continued benefits based on our current costs to provide such coverage.
(2)	Represents the difference between the exercise price of each unvested option that is accelerated and $33.83, the closing market price per ordinary share, as quoted on the Nasdaq Stock Market as of October 26, 2012 (the last trading day of Fiscal Year 2012).
(3)	All amounts paid to Mr. Ooi upon any termination will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

EQUITY COMPENSATION PLAN INFORMATION

We have four equity compensation plans that have been approved by our shareholders: the Executive Plan, the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan” and together with the Executive Plan, the “Prior Plans”), the 2009 Plan and the ESPP. Upon the conclusion of our IPO, we ceased to make grants under the Prior Plans.

The following table sets forth the number and weighted-average exercise price of ordinary shares to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at October 28, 2012.

Plan Category	Number of Ordinary Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	20,770,701	$22.44	(2)	20,508,209	(3)
Equity compensation plans not approved by shareholders	—	—		—
Total	20,770,701	$22.44	(2)	20,508,209	(3)

(1)	Represents 19,868,705 shares subject to outstanding options and 901,996 shares that may be issued upon vesting of outstanding RSUs.
(2)	901,996 shares issuable upon vesting of RSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(3)	Reflects 11,068,612 shares available for grant under the 2009 Plan, including ordinary shares subject to outstanding awards under the Prior Plans that are cancelled, forfeited or lapse unexercised on or after July 27, 2009 (the date the 2009 Plan became effective), which shares become available for future issuance under the 2009 Plan, and 9,439,597 shares available for issuance under the ESPP. The 2009 Plan incorporates an evergreen formula pursuant to which the aggregate number of shares reserved for issuance under the 2009 Plan increases on the first day each fiscal year, starting in Fiscal Year 2012. The amount of such increase is equal to the least of (a) 6 million shares, (b) 3% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (c) such smaller number of shares as determined by our Board. In accordance with this formula, on October 29, 2012 (the first day of our Fiscal Year 2013), the maximum number of shares remaining available for future issuance under the 2009 Plan increased by 6,000,000, which is not reflected in the table. The ESPP also incorporates an evergreen formula pursuant to which the aggregate number of shares reserved for issuance under the ESPP increases on the first day each fiscal year, starting in Fiscal Year 2012. The amount of such increase is equal to the least of (a) 2 million shares, (b) 1% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (c) such smaller number of shares as determined by our Board. The Board determined not to increase the number of shares available for issuance under the ESPP for Fiscal Year 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for determining executive base compensation and incentive compensation and approving the terms of equity grants pursuant to our equity incentive plans. The Compensation Committee has the full authority to determine and approve the compensation of our Chief Executive Officer in light of relevant corporate performance goals and objectives.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation, which is contained elsewhere in this Proxy Statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

2.	Based upon such review and the related discussions referenced above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2013 Annual General Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Donald Macleod, Chairperson

John T. Dickson

James V. Diller

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for assisting the Board with its oversight responsibilities regarding the following:

•	the quality and integrity of the Company’s financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm;

•	the Company’s compliance with legal and regulatory requirements; and

•	related party transactions.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for Fiscal Year 2012 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, the Company’s internal control over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during Fiscal Year 2012 were pre-approved by our Audit Committee in accordance with established procedures.

Based on the Audit Committee’s review and discussions noted above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements for Fiscal Year 2012 be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2012, for filing with the SEC.

The Audit Committee and the Board of Directors have approved, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2013.

Submitted by the Audit Committee of the Board of Directors:

Justine F. Lien, Chairperson

James V. Diller

Donald Macleod

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the beneficial ownership of our ordinary shares at February 14, 2013 for:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all ordinary shares that they beneficially own, subject to applicable community property laws.

Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of February 14, 2013 and RSUs that vest within 60 days of February 14, 2013 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on [                ] ordinary shares outstanding as of February 14, 2013.

Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares		Percent
5% Shareholders:
Capital World Investors(2)	[	]	[	]%
333 South Hope Street
Los Angeles, CA 90071

FMR LLC(3)	[	]	[	]%
82 Devonshire Street
Boston, MA 02109

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percent
Named Executive Officers and Directors:
Hock E. Tan(4)	600,002	*
Douglas R. Bettinger(5)	7,482	*
Boon Chye Ooi(6)	71,988	*
Bryan T. Ingram(7)	12,000	*
Patricia H. McCall(8)	156,326	*
Adam H. Clammer(9)	69,754	*
John T. Dickson(10)	10,495	*
James V. Diller(11)	199,754	*
Kenneth Y. Hao(12)	69,754	*
John M. Hsuan(13)	15,289	*
Justine F. Lien(14)	20,173	*
Donald Macleod(15)	59,754	*
All 12 directors and executive officers as a group(16)	1,292,771	*	%

*	Represents beneficial ownership of less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Number of shares based solely on information reported by Capital World Investors on the Schedule 13G/A filed with the SEC on February [ ], 2013 and reporting ownership as of December 31, 2012. Capital World Investors has sole voting power and sole dispositive power over these shares.

(3)	Number of shares based solely on information reported by FMR LLC on the Schedule 13G/A filed with the SEC on February [ ], 2013 and reporting ownership as of December 31, 2012. FMR LLC has sole voting power over [ ] shares and sole dispositive power over [ ] shares.

(4)	Shares shown in the table above consist of shares that Mr. Tan has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options.

(5)	Shares shown in the table above include 5,543 shares held by Mr. Bettinger as Trustee for the Bettinger Family Revocable Trust, dated June 6, 2007.

(6)	Shares shown in the table above include 70,000 shares that Mr. Ooi has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options.

(7)	Shares shown in the table above consist of shares that Mr. Ingram has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options.

(8)	Shares shown in the table above include 155,000 shares that Ms. McCall has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options.

(9)	Shares shown in the table above include 14,816 shares that Mr. Clammer has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options and 2,543 shares that Mr. Clammer has the right to acquire within 60 days after February 14, 2013 upon the vesting of RSUs, as well as 50,000 shares held by Mr. Clammer as Trustee for the Adam H Clammer & Katherine G Harbin 2007 Joint Revocable Trust. Mr. Clammer is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates.

(10)	Shares shown in the table above include 6,371 shares that Mr. Dickson has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options and 2,000 shares held by Mr. Dickson as Trustee for the Dickson Family Trust U/A Dated 10/24/2006.

(11)	Shares shown in the table above include (i) 34,145 shares held by Mr. Diller as Trustee for the James V. Diller Annuity Trust—2010B Dated May 10, 2010, (ii) 53,566 shares held by Mr. Diller as Trustee for the June P. Diller Annuity Trust—2010B Dated May 10, 2010, (iii) 92,289 shares held by the James & June Diller Trust UA dated 7/20/77, (iv) 14,816 shares that Mr. Diller has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options and (v) 2,543 shares that he has the right to acquire within 60 days after February 14, 2013 upon the vesting of RSUs.

(12)	Shares shown in the table consist of (i) 52,395 shares acquired by Mr. Hao upon the exercise of share options and the vesting of RSUs granted to Mr. Hao and (ii) 14,816 shares that he has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options and 2,543 shares that he has the right to acquire within 60 days after February 14, 2013 upon the vesting of RSUs. Pursuant to Mr. Hao’s arrangement with Silver Lake with respect to director compensation, upon the sale of shares received by him from the exercise of options or the vesting of RSUs, the proceeds of such sale are expected to be remitted to Silver Lake. Accordingly, Mr. Hao disclaims beneficial ownership of such shares.

(13)	Shares shown in the table above include 11,467 shares that Mr. Hsuan has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options.

(14)	Shares shown in the table above include 17,630 shares that Ms. Lien has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options and 2,543 shares that she has the right to acquire within 60 days after February 14, 2013 upon the vesting of RSUs.

(15)	Shares shown in the table above include 14,816 shares that Mr. Macleod has the right to acquire within 60 days after February 14, 2013 upon the exercise of share options and 2,543 shares that he has the right to acquire within 60 days after February 14, 2013 upon the vesting of RSUs.

(16)	Shares shown in the table above include 931,734 shares that directors and executive officers have the right to acquire within 60 days after February 14, 2013 upon the exercise of share options and 12,715 shares that directors and executive officers have the right to acquire within 60 days after February 14, 2013 upon the vesting of RSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Other than compensation and other arrangements described above under “Director Compensation”, “Executive Compensation” and as set forth below, since October 31, 2011, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We refer to these types of transactions as “related party transactions”.

Second Amended and Restated Shareholder Agreement

In connection with the closing of the SPG Acquisition in December 2005, we entered into a shareholder agreement with Silver Lake and KKR the Equity Investors, which agreement was amended in August 2009 in connection with our IPO. The Second Amended and Restated Shareholder Agreement, referred to in this Proxy Statement as the Shareholder Agreement provided Silver Lake and KKR (together, the “Sponsors”), Seletar Investments Pte Ltd (“Seletar”) Geyser Investment Pte. Ltd. (“Geyser”) and certain other persons, (collectively with the Sponsors referred to as the “Equity Investors”). The Shareholder Agreement provided the Sponsors with certain rights relating to membership of our Board and its committees, provided the Equity Investors with various other rights and protections and imposed certain obligations and restrictions, such as share transfer restrictions, on the Equity Investors.

In December 2011, we entered into the Amendment to the Second Amended and Restated Shareholder Agreement and Waiver under the Registration Rights Agreement with the Equity Investors, pursuant to which, among other things, Seletar, Geyser, Capstone Equity Investors LLC and Integral Capital Partners VII, L.P. were released from the transfer restrictions in, and they ceased to have the various rights and protections under, the Shareholder Agreement. In January 2013, we entered into a Termination of the Second Amended and Restated Shareholder Agreement and the Registration Rights Agreement with Silver Lake, KKR and the remaining Equity Investors (the “Termination Agreement”) to terminate the Shareholder Agreement, other than with respect to the indemnification and certain ministerial provisions contained therein.

Registration Rights Agreement

We were party to a registration rights agreement (the “Registration Rights Agreement”), which provided the Equity Investors with certain rights to require us to register the resale of their ordinary shares under the Securities Act.

Pursuant to the Amendment Agreement discussed above, Seletar, Geyser, Capstone Equity Investors LLC and Integral Capital Partners VII, L.P. previously waived all rights to have our ordinary shares held by them registered pursuant to the Registration Rights Agreement. Pursuant to the Termination Agreement, the Registration Rights Agreement was terminated in January 2013, other than with respect to the indemnification and certain ministerial provisions contained therein.

Procedures for Approval of Related Party Transactions

As provided by our Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the committee the authority to pre-approve related party transactions, provided such approvals are presented to the Audit Committee at its next scheduled meeting. In approving or rejecting the proposed agreement, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our written Code of Ethics and Business Conduct requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to the Nominating and Corporate Governance Committee or the Audit Committee, in the case of directors and officers, and their supervisor, who will then seek authorization from our compliance officer, in the case of employees.

Other Relationships

From time to time in the ordinary course of business, on an arm’s length basis, we purchase from, and/or sell to, certain entities where one of the Company’s directors also serves or served as a director of that entity. During Fiscal Year 2012 these entities were eSilicon Corporation and KLA-Tencor Corporation, on whose respective boards John T. Dickson serves as a director, and Wistron Corporation, of which John M. Hsuan serves as a director.

Other portfolio companies of the Sponsors have from time to time entered into, and may continue to enter into, arrangements with us to purchase our products or to sell products to us in the ordinary course of business, and on an arms’ length basis. Such transactions have in the past resulted, and may in the future result, in revenues to, or amounts payable by, the Company in excess of $120,000 annually, but are not material to us or such other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our ordinary shares (“Reporting Persons”), are required to report, to the SEC and to the Nasdaq Stock Market, their initial ownership of our ordinary shares and other equity securities and any subsequent changes in that ownership, and to furnish us with copies of all these reports they file. As a matter of practice, an administrative staff member assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on our review of the copies of such reports received by us or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, we believe that during Fiscal Year 2012, all Reporting Persons complied with all applicable filing requirements.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials and our 2012 Form 10-K may have been sent to multiple shareholders in your household, unless we have received contrary instructions from one or more shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: c/o Avago Technologies U.S. Inc., Attn: Investor Relations, 350 W. Trimble Road, Building 90, San Jose, California 95131, U.S.A., Telephone: +1 (408) 435-7400. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2013 proxy statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to Avago Technologies U.S. Inc., located at 350 W. Trimble Road, Building 90, San Jose, CA 95131, U.S.A., Attention: General Counsel. We must receive all submissions no later than October [    ], 2013. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our Board will review any shareholder proposals. These shareholder proposals may be included in our proxy statement for the 2014 AGM so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals are also subject to the requirements of the Singapore Companies Act, as described in the following paragraph. The proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2014 AGM unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

In addition, under Section 183 of the Singapore Companies Act, only registered shareholders representing not less than 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 Singapore Dollars each may, at their expense, request that we include and give notice of their proposal for the 2014 AGM. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the shareholders making the request and be deposited at our registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2014 AGM in the case of a request requiring notice of a resolution, or at least one week prior to the date of the 2014 AGM in the case of any other request.

Under our Articles of Association, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of the Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than ten days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following sections of our Annual Report on Form 10-K for Fiscal Year 2012:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and

•	Item 8, “Financial Statements and Supplementary Data”.

The information contained under the captions “Compensation Committee Report” and “Audit Committee Report” in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Singapore audited accounts, prepared in conformity with the provisions of the laws of Singapore, and the accompanying directors report (together, the “Singapore Statutory Financial Statements”) and the auditors’ reports thereon are required under Singapore law to be provided to shareholders for discussion (but not approval) at the 2012 AGM, and have therefore been provided as Appendix A to this Proxy Statement solely to satisfy this requirement. Neither the Singapore Statutory Financial Statements nor the auditors’ report thereon shall be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2013 AGM other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Accompanying this Proxy Statement is our 2012 Form 10-K. Copies of our Proxy Statement and 2012 Form 10-K, as filed with the SEC, are also available free of charge on our website at www.avagotech.com or you can request a copy free of charge by calling Investor Relations at +1 (408) 435-7400 or toll-free at (855) 591-5745 (within the United States).

Upon request, we will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in our 2012 Form 10-K. You may request a copy of this information, at no cost, by writing or telephoning us at:

Avago Technologies Limited

Attn: Investor Relations

c/o Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, California 95131 U.S.A.

Telephone: (855) 591-5745 (toll-free within the United States) or +1 (408) 435-7400

Email: investor.relations@avagotech.com

To ensure timely delivery of any materials requested prior to the date of the 2013 AGM, you should request such materials no later than March 27, 2013.

By Order of the Board,

Hock E. Tan

Director, Chief Executive Officer and President

February [    ], 2013

San Jose, California

APPENDIX A

SINGAPORE STATUTORY FINANCIAL STATEMENTS

AVAGO TECHNOLOGIES LIMITED

(Incorporated in Singapore)

ANNUAL REPORT

For the financial year ended October 28, 2012

A-i

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT

For the financial year ended October 28, 2012

The directors present their report to the members together with the audited consolidated financial statements of Avago Technologies Limited and its subsidiaries (“we”, or the “Group”) for the financial year ended October 28, 2012 and the unconsolidated balance sheet of Avago Technologies Limited (the “Company”) as at October 28, 2012.

Directors

The directors of the Company in office at the date of this report are as follows:

Adam H. Clammer

Donald Macleod

Hsuan Min Chih (a.k.a John Hsuan)

James V. Diller

John T. Dickson (appointed on January 18, 2012)

Justine F. Lien

Kenneth Y. Hao

Hock E. Tan

Arrangements to Enable Directors to Acquire Shares and Debentures

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Equity Awards”.

Directors’ Interests in Shares or Debentures

(a)	According to the register of directors’ shareholdings, none of the directors holding office at the end of the financial year had any interest in the shares or debentures of the Company or its related corporations, except as follows:

	Holdings in which director Is deemed to have an Interest
	As of October 28, 2012		As of October 30, 2011
Avago Technologies Limited
(No. of Ordinary Shares)

Adam H. Clammer	52,395	(1)	50,000
Donald Macleod	42,395	(2)	30,000
James V. Diller	182,395	(3)	180,000
John Hsuan	1,911	(4)	—
John T. Dickson	2,000	(5)	—
Justine F. Lien	—		—
Kenneth Y. Hao	11,285,149	(6)	11,282,754
Hock E. Tan	—		—

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

	Holdings in which director Is deemed to have an Interest
	As of October 28, 2012		As of October 30, 2011
Avago Technologies Limited
(Share Options and RSUs* Outstanding)

Adam H. Clammer	17,359	(7)	9,581
Donald Macleod	27,359	(8)	29,581
James V. Diller	17,359	(9)	9,581
John Hsuan	21,024	(10)	22,935
John T. Dickson	25,488		—
Justine F. Lien	40,173	(11)	30,000
Kenneth Y. Hao	17,359	(12)	9,581
Hock E. Tan	1,910,002	(13)	1,910,002

*	Restricted Share Units
(1)	Mr. Clammer is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Includes 2,395 shares that were acquired by Mr Clammer upon vesting of restricted share units (“RSUs”) during the financial year ended October 28, 2012 and which are held in electronic form in the name of Cede & Co. as nominee for The Depositary Trust Company.
(2)	Includes 12,395 shares that were acquired by Mr. Macleod upon the exercise of options and the vesting of RSUs during the financial year ended October 28, 2012 and which are held in electronic form in the name of Cede & Co. as nominee for The Depositary Trust Company.
(3)	Represents 2,395 shares that were acquired by Mr. Diller upon the vesting of RSUs during the financial year ended October 28, 2012 and 180,000 shares held in family trusts of which Mr. Diller is a trustee. 58,051 of these shares are held in electronic form in the name of Cede & Co. as nominee for The Depositary Trust Company.
(4)	Represents shares acquired by Mr. Hsuan upon vesting of RSUs during the financial year ended October 28, 2012 and which are held in electronic form in the name of Cede & Co. as nominee for The Depositary Trust Company.
(5)	Represents shares acquired by Mr. Dickson in open market purchases during the financial year ended October 28, 2012 and which are held in electronic form in the name of Cede & Co. as nominee for The Depositary Trust Company.
(6)	Shares shown in the table above held as at October 28, 2012 consist of (i) 9,698,592 shares directly held by Silver Lake Partners II Cayman, L.P. (“SLP II Cayman”), (ii) 27,734 shares directly held by Silver Lake Technology Investors II Cayman, L.P. (“SLTI II Cayman”), (iii) 1,506,428 shares directly held by Avago Investment Partners Limited Partnership (“AIP”) (iv) 50,000 shares acquired by Mr. Hao upon the exercise of options, and which are held in electronic form in the name of Cede & Co. as nominee for The Depositary Trust Company and (v) 2,395 shares acquired by Mr. Hao upon vesting of RSUs during the financial year ended October 28, 2012, and which are held in electronic form in the name of Cede & Co. as nominee for The Depositary Trust Company.

For ease of reference, SLP II Cayman and SLTI II Cayman are collectively referred to as the “Silver Lake Funds” in this footnote. Silver Lake Technology Associates II Cayman, L.P. (“SLTA II Cayman”), is the general partner of SLP II Cayman. Silver Lake (Offshore) AIV GP II, Ltd. is (a) the general partner of each of SLTA II Cayman and SLTI II Cayman and (b) a member of

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

Avago Investment G.P., Limited. In such capacities, SLTA II Cayman may be deemed to beneficially own the ordinary shares directly held by SLP II Cayman, and Silver Lake (Offshore) AIV GP II, Ltd. may be deemed to beneficially own the ordinary shares directly held by the Silver Lake Funds and AIP, but SLTA II Cayman and Silver Lake (Offshore) AIV GP II, Ltd. disclaim such beneficial ownership. As a director of Silver Lake (Offshore) AIV GP II, Ltd., Mr. Hao may be deemed to be the beneficial owner of the ordinary shares held directly or indirectly by the Silver Lake Funds and AIP, but he disclaims beneficial ownership of such ordinary shares.

Pursuant to Mr. Hao’s arrangement with Silver Lake with respect to director compensation, upon the sale of shares received by him from the exercise of options or the vesting of RSUs, the proceeds of such sale are expected to be remitted to Silver Lake. Accordingly, Mr. Hao disclaims beneficial ownership of such shares.

(7)	Mr. Clammer has the right to acquire 7,186 of these shares within 60 days after October 28, 2012 upon the exercise of share options.
(8)	Mr. Macleod has the right to acquire 17,186 of these shares within 60 days after October 28, 2012 upon the exercise of share options.
(9)	Mr. Diller has the right to acquire 7,186 of these shares within 60 days after October 28, 2012 upon the exercise of share options.
(10)	Mr. Hsuan has the right to acquire 5,733 of these shares within 60 days after October 28, 2012 upon the exercise of share options.
(11)	Ms. Lien has the right to acquire 20,000 of these shares within 60 days after October 28, 2012 upon the exercise of share options.
(12)

Mr. Hao has the right to acquire 7,186 of these shares within 60 days after October 28, 2012 upon the exercise of share options. As stated in footnote (6) above, Mr. Hao disclaims beneficial ownership of such shares.

(13)	Mr. Tan has the right to acquire 840,002 of these shares within 60 days after October 28, 2012 upon the exercise of share options.

(b)	According to the register of directors’ shareholdings, directors holding office at the end of the financial year had interests in options to subscribe for ordinary shares of the Company (as set forth under “Share options and RSUs outstanding” in (a) above) granted pursuant to the Equity Incentive Plans as set out below under the caption “Equity Awards”.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

The following table shows for the financial year ended October 28, 2012, certain information regarding options granted to, and held at the end of the financial year by the Company’s directors.

	Individual Grant
Name	Number of Remaining Securities Underlying Options Granted as at End of Financial Year		% of Total Equity Awards Outstanding as at End of Financial Year	Exercise or Base Price Per Share	Expiration Date
				U.S.$
Adam H. Clammer	7,186		0.03	31.49	03/29/2016
	7,630	(1)	0.04	37.41	04/03/2017
Donald Macleod	10,000		0.05	10.22	02/21/2013
	7,186		0.03	31.49	03/29/2016
	7,630	(1)	0.04	37.41	04/03/2017
James V. Diller	7,186		0.03	31.49	03/29/2016
	7,630	(1)	0.04	37.41	04/03/2017
John Hsuan	17,201		0.08	34.04	02/13/2016
John T. Dickson	19,116	(1)	0.09	33.94	01/16/2017
Justine F. Lien	30,000		0.14	10.68	07/30/2013
	7,630	(1)	0.04	37.41	04/03/2017
Kenneth Y. Hao	7,186		0.03	31.49	03/29/2016
	7,630	(1)	0.04	37.41	04/03/2017
Hock E. Tan	570,002		2.74	5.00	04/12/2016
	240,000		1.16	10.00	03/02/2019
	300,000		1.44	15.00	08/04/2019
	600,000		2.89	32.39	03/07/2018

Name	Number of Securities Underlying RSUs Granted	% of Total Equity Awards Outstanding as at End of Financial Year	Vesting Date
Adam H. Clammer(1)	2,543	0.01	04/04/2013
Donald Macleod(1)	2,543	0.01	04/04/2013
James V. Diller(1)	2,543	0.01	04/04/2013
John Hsuan	1,911	0.01	02/14/2013
	1,913	0.01	02/14/2014
John T. Dickson(1)	2,214	0.01	01/18/2013
	2,214	0.01	01/18/2014
	2,214	0.01	01/18/2015
Justine F. Lien(1)	2,543	0.01	04/04/2013
Kenneth Y. Hao(1)	2,543	0.01	04/04/2013
Hock E. Tan	100,000	0.48	03/11/2014
	100,000	0.48	03/10/2015

(1)	Granted during the financial year ended October 28, 2012.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

Directors’ Contractual Benefits

Since the end of the previous financial year, no director has received or become entitled to receive a material benefit by reason of a contract made by the Company or its subsidiaries with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except for compensation paid by the Company to the director for services as a director and as disclosed in Note 14 of the accompanying financial statements and in this report, and except that Mr. Tan has an employment relationship with the Group, and has received remuneration in that capacity.

Equity Awards

Summary of Equity Plans

The Company previously adopted the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan”) and together with the Executive Plan, the “Pre-IPO Equity Incentive Plans”), which authorized the grant of options and share purchase rights covering up to 30 million ordinary shares of the Company.

Under the Pre-IPO Equity Incentive Plans, awards generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant and were granted at a price equal to the fair market value at the time of the grant. Since the initial public offering of the Company’s ordinary shares on August 6, 2009 (the “IPO”) in the United States, the Company has ceased making further grants under the Pre-IPO Equity Incentive Plans.

In July 2009, the Company’s Board of Directors (the “Board”) adopted, and the Company’s shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan” and together with the Pre-IPO Equity Incentive Plans, the “Equity Incentive Plans”), to authorize the grant of options, share appreciation rights, RSUs, dividend equivalents, performance awards, and other share-based awards. 20 million ordinary shares were initially reserved for issuance under the 2009 Plan, subject to automatic annual increases starting in financial year 2012. The amount of the annual increase is equal to the least of (a) 6 million shares, (b) 3% of the ordinary shares outstanding on the last day of the immediately preceding financial year and (c) such smaller number of ordinary shares as determined by the Board. However, no more than 90 million ordinary shares may be issued upon the exercise of equity awards issued under the 2009 Plan. On October 31, 2011 (the first day of the financial year ended October 28, 2012), the number of shares available for issuance under the 2009 Plan increased by 6,000,000 shares pursuant to this automatic increase provision.

Options issued to employees under the 2009 Plan prior to March 2011 generally expire ten years following the date of grant. With effect from March 2011, options issued to employees under the 2009 Plan will generally expire seven years after the date of grant. Options awarded to non-employees under this plan generally expire after five years.

Options issued under the 2009 Plan generally vest over a four year period from the date of grant and are granted with an exercise price equal to the fair market value on the date of grant. Any share options cancelled or forfeited under the Pre-IPO Equity Incentive Plans that are cancelled, forfeited or lapse unexercised become available for issuance under the 2009 Plan.

In July 2009, the Company’s board of directors adopted, and the Company’s shareholders approved the Avago Technologies Employee Share Purchase Plan (this plan, as amended, the “ESPP”) to allow eligible employees of

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

the Company and its participating subsidiaries to purchase ordinary shares at semi-annual intervals, with their accumulated payroll deductions, at a discounted price, based on a six-month look-back period. 8 million ordinary shares are initially reserved for issuance under the ESPP, subject to automatic annual increases starting in financial year 2012. The amount of the annual increase is equal to the least of (a) 2 million shares, (b) 1% of the ordinary shares outstanding on the last day of the immediately preceding financial year and (c) such smaller number of ordinary shares as determined by the Board. During the financial year ended October 28, 2012, 244,478 ordinary shares were purchased and issued pursuant to the ESPP.

Executive Plan

Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries

The Board initially adopted and the Company’s shareholders initially approved the Executive Plan on November 23, 2005. The Executive Plan, was amended and restated by the Board on April 14, 2006 and January 25, 2007 and was approved by the Company’s shareholders on April 11, 2007. The Executive Plan was also amended and restated by the Board on February 25, 2008.

Types of Awards. The Executive Plan provided for the grant of non-qualified options and share purchase rights to employees, consultants and other persons having a unique relationship with the Company or its subsidiaries.

Share Reserve. The Company had reserved an aggregate of 30 million ordinary shares for issuance under the Executive Plan and the Senior Management Plan. However, following the IPO no additional awards may be made under these plans.

Administration. The Compensation Committee of the Board (the “Compensation Committee”) administers the Executive Plan. The Compensation Committee has the authority to select the employees to whom options and/or share purchase rights were granted under the Executive Plan, the number of shares subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Executive Plan and to adopt rules for the administration, interpretation and application of the Executive Plan that are consistent with the terms of the Executive Plan.

Amendment and Termination. The Executive Plan may be amended or modified by the Compensation Committee, and may be terminated by the Board.

Exercise. The exercise price of options and share purchase rights granted under the Executive Plan may be paid for in cash, or, with the consent of the Compensation Committee, with the ordinary shares of the Company, including ordinary shares acquired contemporaneously upon exercise.

Certain Events. Under the Executive Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80% or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in the Company’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. The Company shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of the Company’s assets. The Board initially adopted and the Company’s shareholders initially approved the Senior Management Plan on November 23, 2005. The Senior Management Plan was adopted and restated by the Board on April 14, 2006 and approved by the Company’s shareholders on April 11, 2007. The Senior Management Plan was also amended and restated by the Board on February 25, 2008 and amended in July 2009 and March 2011.

Senior Management Plan

Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries

Types of Awards. The Senior Management Plan provides for the grant of non-qualified options and share purchase rights to employees, consultants, other persons having a unique relationship with the Company or its subsidiaries and non-employee members of the Board. Options and share purchase rights granted to non-employee members of the Board were approved by the Company’s shareholders on April 14, 2007.

Share Reserve. The Company had reserved an aggregate of 30 million ordinary shares for issuance under the Senior Management Plan and the Executive Plan. However, following the IPO no additional awards may be made under these plans.

Administration. The Compensation Committee administers the Senior Management Plan. The Compensation Committee has the authority to select the employees to whom options and/or share purchase rights will be granted under the Senior Management Plan, the number of shares to be subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Senior Management Plan and to adopt rules for the administration, interpretation and application of the Senior Management Plan that are consistent with the terms of the Senior Management Plan.

Amendment and Termination. The Senior Management Plan may be amended or modified by the Compensation Committee, and may be terminated by the Board.

Exercise. The exercise price of options and share purchase rights granted under the Senior Management Plan may be paid for in cash, or, with the consent of the Compensation Committee, with the ordinary shares of the Company, including ordinary shares acquired contemporaneously upon exercise.

Certain Events. Under the Senior Management Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80 or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in the Company’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. The Company shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of the Company’s assets.

2009 Plan

Avago Technologies Limited 2009 Equity Incentive Award Plan

The Board adopted the 2009 Plan on July 27, 2009, and the Company’s shareholders approved the 2009 Plan on July 31, 2009.

Share Reserve. Under the 2009 Plan, 20 million ordinary shares were initially reserved for issuance pursuant to a variety of share-based compensation awards, including options, share appreciation rights, or SARs, restricted share awards, restricted share unit awards, deferred share awards, dividend equivalent awards, performance share awards, performance share unit awards, share payment awards, performance-based awards and other share-based awards plus the number of ordinary shares subject to options outstanding under the Executive Plan the Senior Management Plan, as of the effective date of the 2009 Plan that are forfeited in the future under such plans. The number of shares reserved for issuance under the 2009 Plan will automatically increase on the first day of each financial year beginning in 2012 and ending in 2019, by an amount equal to the least of (i) 6 million shares, (ii) 3% of the ordinary shares outstanding (on an as converted basis) on the last day of the immediately preceding financial year and (iii) such smaller number of ordinary shares as determined by the Board; provided, however, no more than 90 million ordinary shares may be issued upon the exercise of incentive stock options. On October 31, 2011 (the first day of the financial year ended October 28, 2012), the number of shares available for issuance under the 2009 Plan increased by 6,000,000 shares pursuant to this automatic increase provision.

The following provisions will be in effect for the share reserve under the 2009 Plan:

•	to the extent that an award terminates, expires or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2009 Plan;

•

to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2009 Plan, such tendered or withheld shares will be available for future grants under the 2009 Plan;

•	to the extent any restricted shares are forfeited by the holder, such shares will be available for future grants under the 2009 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2009 Plan; and

•

to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2009 Plan.

Initially, there will be no limit on the number of shares that may be covered by share-based awards or the maximum aggregate dollar amount subject to cash-based performance awards granted to any individual during any calendar year. However, after a limited transition period, no individual may be granted share-based awards under the 2009 Plan covering more than 2 million shares or more than $3 million in cash in any calendar year. The limited transition period will expire on the earliest of:

•	the first material modification of the 2009 Plan;

•	the issuance of all of the ordinary shares reserved for issuance under the 2009 Plan;

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

•	the expiration of the 2009 Plan;

•

the first meeting of the Company’s shareholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurred; or

•	such earlier date as may be required by Section 162(m) of the U.S. Internal Revenue Code of 1986 (the “Code”).

Administration. The Compensation Committee administers the 2009 Plan. Subject to the terms and conditions of the 2009 Plan, the Compensation Committee has the exclusive authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2009 Plan. The Compensation Committee is also authorized to adopt, amend or rescind rules relating to administration of the 2009 Plan. The Board may at any time remove the Compensation Committee as the administrator and re-vest in itself the authority to administer the 2009 Plan. The full Board administers the 2009 Plan with respect to awards to non-employee directors.

Eligibility. Options, share appreciation rights (“SARs”), restricted shares and all other share-based and cash-based awards under the 2009 Plan may be granted to individuals who are then the Company’s officers, employees or consultants or are the officers, employees or consultants of certain of the Company’s subsidiaries. Such awards also may be granted to directors of the Company. Only employees may be granted incentive stock options (“ISOs”).

Awards. The 2009 Plan provides that the administrator may grant or issue options, SARs, restricted shares, RSUs, deferred shares, dividend equivalents, performance awards, share payments and other share-based and cash-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•

Nonqualified Options (“NQOs”), will provide for the right to purchase ordinary shares at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQOs may be granted for any term specified by the administrator, but may not exceed ten years.

•

Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of an ordinary share on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. To the extent ISOs having an aggregate exercise price in an amount greater than $100,000 become exercisable by an individual in any calendar year, the options in excess of $100,000 will be treated as NQOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of the Company’s shares, the 2009 Plan provides that the exercise price must be at least 110% of the fair market value of an ordinary share on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•

Restricted Shares may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted shares, typically, may be forfeited for no consideration if the conditions or restrictions on vesting are not met. In general, restricted shares may

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted shares, unlike recipients of options, generally will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

•

Restricted Share Units (“RSUs”) may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted shares, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted shares, shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•

Deferred Share Awards represent the right to receive ordinary shares on a future date. Deferred shares may not be sold or otherwise hypothecated or transferred until issued. Deferred shares will not be issued until the deferred share award has vested, and recipients of deferred shares generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred share awards generally will be forfeited, and the underlying shares will not be issued, if the applicable vesting conditions and other restrictions are not met.

•

Share Appreciation Rights may be granted in connection with options or other awards, or separately. SARs granted in connection with options or other awards typically will provide for payments to the holder based upon increases in the price of ordinary shares over a set exercise price. The exercise price of any SAR granted under the 2009 Plan must be at least 100% of the fair market value of an ordinary share on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2009 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. SARs under the 2009 Plan will be settled in cash or ordinary shares, or in a combination of both, at the election of the administrator.

•

Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the options, SARs or other awards held by the participant. Dividend equivalents may be settled in cash or shares and at such times as determined by the Compensation Committee or the Board, as applicable.

•

Performance Awards may be granted by the administrator on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in ordinary shares or in a combination of both. Performance awards may include “phantom” share awards that provide for payments based upon the value of ordinary shares. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in ordinary shares or in a combination of both.

•

Share Payments may be authorized by the administrator in the form of ordinary shares or an option or other right to purchase ordinary shares as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

Change in Control. In the event of a change in control where the acquirer does not assume or replace awards granted under the 2009 Plan, awards issued under the 2009 Plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. In addition, the administrator will also have complete discretion to structure one or more awards under the 2009 Plan to provide that such awards

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards but the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. The administrator may also make appropriate adjustments to awards under the 2009 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2009 Plan, a change in control is generally defined as:

•	the transfer or exchange in a single or series of related transactions by the Company’s shareholders of more than 50% of the Company’s voting shares to a person or group;

•	a change in the composition of the Board over a two-year period such that fifty percent or more of the members of the Board were elected through one or more contested elections;

•

a merger, consolidation, reorganization or business combination in which the Company is involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination which results in the Company’s outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction;

•	the sale, exchange, or transfer of all or substantially all of the Company’s assets; or

•	shareholder approval of the Company’s liquidation or dissolution.

Non-Employee Director Awards. The 2009 Plan permits the Board to grant awards to the Company’s non-employee directors pursuant to a written non-discretionary formula established by the plan administrator.

Adjustments of Awards. In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of the Company’s assets to shareholders (other than normal cash dividends) or any other corporate event affecting the number of the Company’s outstanding ordinary shares or the price of the Company’s ordinary shares that would require adjustments to the 2009 Plan or any awards under the 2009 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the committee will make appropriate, proportionate adjustments to:

•	the aggregate number and type of shares subject to the 2009 Plan and any other plan terms denominated in shares;

•	the terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

•	the grant or exercise price per share of any outstanding awards under the 2009 Plan.

Amendment and Termination. The Board or the Compensation Committee (with the Board’s approval) may terminate, amend, or modify the 2009 Plan at any time and from time to time. However, the Company must generally obtain shareholder approval:

•	to increase the number of shares available under the 2009 Plan (other than in connection with certain corporate events, as described above);

•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

Options may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date without shareholder approval.

Expiration Date. The 2009 Plan will expire on, and no option or other award may be granted pursuant to the 2009 Plan after ten years following the effective date of the 2009 Plan. Any award that is outstanding on the expiration date of the 2009 Plan will remain in force according to the terms of the 2009 Plan and the applicable award agreement.

ESPP

Avago Technologies Limited Employee Share Purchase Plan

The Board initially adopted the ESPP on July 27, 2009, and the Company’s shareholders approved, the ESPP on July 31, 2009. The ESPP was amended and restated by the Compensation Committee on June 2, 2010.

Share Reserve. 8 million ordinary shares are initially reserved for issuance under the ESPP. The number of ordinary shares reserved for issuance under the ESPP will automatically increase on the first day of each financial year, beginning in 2012, by an amount equal to the least of: (i) 1% of the outstanding ordinary shares outstanding on such date, (ii) 2 million ordinary shares or (iii) a lesser amount determined by the Board. On October 31, 2011 (the first day of the financial year ended October 28, 2012), the number of shares available for issuance under the ESPP increased by 2,000,000 shares pursuant to this automatic increase provision. The maximum aggregate number of ordinary shares which may be issued over the term of the ESPP is 24 million shares. In addition, no participant in the ESPP may be issued or transferred more than $25,000 of ordinary shares pursuant to awards under the ESPP per offering period and/or per calendar year.

Offering Periods. The ESPP is administered using a series of successive offering periods. Unless otherwise determined by the Compensation Committee, each offering period will have a duration of six months. The initial offering period under the ESPP commenced on September 15, 2010.

Eligible Employees. The Company’s employees, and any employees of the Company’s subsidiaries that the Compensation Committee designates as participating in the ESPP, who are scheduled to work more than 20 hours per week for more than five calendar months per year who are employed as such five trading days prior to the start of an offering period may join an offering period on the start date of that period.

Payroll Deductions. A participant may contribute from 1% to 10% of his or her eligible compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share of the Company’s ordinary shares the first trading date of an offering period in which a participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last trading day of each offering period. However, not more than 2,500 shares may be purchased in total by any participant during any offering period. The Compensation Committee has the authority to change these limitations for any subsequent offering period.

Change in Control. Should the Company be acquired by merger or sale of substantially all of its assets or more than 50% of its voting securities, then all outstanding purchase rights may either be assumed by the acquirer or, if not assumed, will be exercised at an early purchase date prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the fair market value per share of the Company’s ordinary shares on the first trading date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date prior to the acquisition.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

Other Plan Provisions. Employees may not transfer shares for six months after the date of purchase, unless they cease to be an eligible employee, in which case the shares may be sold at any time thereafter.

Amendment and Termination. The Board or the Compensation Committee may at any time amend, suspend or discontinue the ESPP. However, certain amendments may require shareholder approval.

Expiration Date. The ESPP will terminate no later than ten years after the date the Board initially approved it.

General

Under the Executive Plan, options generally vest at a rate of 20% per year based on the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. On July 20, 2009, the Compensation Committee of the Board approved a change in the vesting schedules associated with performance-based options to purchase 2.3 million ordinary shares issued and outstanding under the Executive Plan. The Compensation Committee approved the amendment of performance-based options held by certain members of the Group’s senior management team (including options to acquire 570,000 shares held by Mr. Tan) to provide that such options will no longer vest based on the attainment of performance targets but instead each portion of such options shall vest two years following the first date such portion could have vested had the performance goals for such portion been achieved, subject to the officer’s continued service with the Group through such vesting date. The performance-based options held by employees other than the executive officers referred to in the preceding sentence were amended to provide that any portion of such options that fail to vest based upon the attainment of a performance goal shall vest on the date two years following the first date such portion could have vested had such performance goal been attained, subject to the employee’s continued service with us through such vesting date.

The Compensation Committee made these changes to performance-based options in light of the Group’s then current financial projections, which were lower than when the performance goals for such options were last determined, the uncertainty present in the current global economy and the importance of retaining key employees to continue in employment with the Group following the IPO.

Under the Senior Management Plan, options generally vest at a rate of 20% per year based on the passage of time and continued employment.

Options issued to employees under the Executive Plan and the Senior Management Plan generally expire ten years following the date of grant. Options issued to employees under the 2009 Plan prior to March 2011 generally expire ten years following the date of grant. With effect from March 2011, options issued to employees under the 2009 Plan will generally expire seven years after the date of grant. Options awarded to non-employees under the Equity Incentive Plans generally expire five years following the date of grant. Options under the Equity Incentive Plans are granted at a strike price equal to the fair market value per share of the Company on the date of grant.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

A summary of award activities under the Equity Incentive Plans is as set out below (in millions, except per share amounts):

	Awards outstanding
	Awards Available for Grant	Number Outstanding	Weighted- Average Exercise Price per Share ($)
Balance as of October 31, 2011	10	19	17.93
Annual increase in shares available for issuance, per equity incentive plan terms	6	—	—
Granted	(5)	5	34.79
Exercised	—	(3)	13.24
Cancelled	1	(1)	23.98

Balance as of October 28, 2012	12	20	22.45

Balance as of October 31, 2010	14	23	11.50
Granted	(5)	5	32.42
Exercised	—	(8)	7.59
Cancelled	1	(1)	17.11

Balance as of October 30, 2011	10	19	17.93

Equity Awards Outstanding

The following table summarizes significant ranges of outstanding and exercisable share option awards as of October 28, 2012:

	Awards Outstanding			Awards Exercisable
Exercise Prices	Number Outstanding (in millions)	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Number Exercisable (in millions)	Weighted- Average Exercise Price per Share
$0.00 – 10.00	3	4.79	7.26	2	6.62
$10.01 – 20.00	5	5.95	13.10	3	12.52
$20.01 – 30.00	3	7.67	21.02	1	20.93
$30.01 – 40.00	9	5.94	33.87	1	32.77

Total	20	6.06	22.45	7	15.15

RSU activity and the number of outstanding RSUs were not material for the financial year ended October 28, 2012.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 28, 2012

Independent Auditor

The independent auditor, PricewaterhouseCoopers LLP, has expressed its willingness to accept re-appointment.

On behalf of the directors

James V. Diller	Hock E. Tan
Director	Director

AVAGO TECHNOLOGIES LIMITED

STATEMENT BY DIRECTORS

For the financial year ended October 28, 2012

In the opinion of the directors,

(a)	the unconsolidated balance sheet of the Company and the consolidated financial statements of the Group are drawn up so as to give a true and fair view of the state of affairs of the Company and of the Group as at October 28, 2012 and of the results of the business, changes in equity and cash flows of the Group for the financial year then ended; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

James V. Diller Director	Hock E. Tan Director

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF

AVAGO TECHNOLOGIES LIMITED

(In compliance with the requirements of the Singapore Companies Act)

We have audited the accompanying balance sheets of Avago Technologies Limited (the “Company”) and its subsidiaries (the “Group”) as of October 28, 2012, and related consolidated statements of operations, consolidated statements of shareholders’ equity and comprehensive income (loss) and consolidated statements of cash flows for the financial years then ended. These financial statements are the responsibility of the Company’s management.

Management is responsible for the preparation of financial statements that give a true and fair view in accordance with the provisions of the Singapore Companies Act (the “Act”) and auditing standards generally accepted in the United States of America, and for devising and maintaining a system of internal accounting controls sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition; and that transactions are properly authorized and that they are recorded as necessary to permit the preparation of true and fair profit and loss accounts and balance sheets and to maintain accountability of assets.

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion,

(a)	the consolidated financial statements of the Group and the accompanying unconsolidated balance sheet of the Company are properly drawn up in accordance with the provisions of the Act and accounting principles generally accepted in the United States of America so as to give a true and fair view of the financial position of the Group and of the Company as at October 28, 2012, and the consolidated results, changes in equity and cash flows of the Group for the financial year ended on that date; and

(b)	the accounting and other records required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors, have been properly kept in accordance with the provisions of the Act.

PricewaterhouseCoopers LLP

Public Accountants and Certified Public Accountants

Singapore,

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the financial year ended October 28, 2012

	Group
	October 28, 2012	October 30, 2011
	(In millions, except per share data)	(In millions, except per share data)
Net revenue	2,364	2,336

Costs of products sold:
Cost of products sold	1,164	1,133
Amortization of intangible assets	56	56
Restructuring charges	2	—

Total cost of products sold	1,222	1,189

Gross margin	1,142	1,147

Operating expenses:
Research and development	335	317
Selling, general and administrative	199	220
Amortization of intangible assets	21	22
Restructuring charges	5	4

Total operating expenses	560	563

Income from operations	582	584
Interest expense	(1)	(4)
Loss on extinguishment of debt	—	(20)
Other income, net	4	1

Income before income taxes	585	561
Provision for income taxes	22	9

Net income	563	552

Net income per share:
Basic	2.30	2.25

Diluted	2.25	2.19

Weighted average shares:
Basic	245	245

Diluted	250	252

Dividends declared and paid per share	0.56	0.35

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES LIMITED

BALANCE SHEETS

As of October 28, 2012

	Group		Company
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
	(In millions, except share amounts)	(In millions, except share amounts)	(In millions, except share amounts)	(In millions, except share amounts)
ASSETS
Current assets
Cash and cash equivalents	1,084	829	6	7
Trade accounts receivable, net	341	328	—	—
Inventory	194	194	—	—
Other current assets	72	42	133	189

Total current assets	1,691	1,393	139	196
Long-term assets
Property, plant and equipment, net	503	316	—	—
Goodwill	180	177	—	—
Intangible assets, net	422	499	—	—
Other long-term assets	66	61	—	—
Investment in subsidiary	—	—	2,280	1,814

Total assets	2,862	2,446	2,419	2,010

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	248	221	—	—
Employee compensation and benefits	61	89	—	—
Capital lease obligations—current	1	2	—	—
Other current liabilities	36	38	—	4

Total current liabilities	346	350	—	4
Long-term liabilities
Capital lease obligations—non-current	2	4	—	—
Other long-term liabilities	95	86	—	—

Total liabilities	443	440	—	4

Commitments and contingencies (Note 15)

Shareholders’ equity
Ordinary shares, no par value; 245,477,491 shares and 245,962,320 shares issued and outstanding on October 28, 2012 and October 30, 2011, respectively	1,479	1,479	1,479	1,479
Retained earnings	951	525	951	525
Accumulated other comprehensive (loss) income	(11)	2	(11)	2

Total shareholders’ equity	2,419	2,006	2,419	2,006

Total liabilities and shareholders’ equity	2,862	2,446	2,419	2,010

The accompanying notes are an integral part of these consolidated financial statements

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

For the financial year ended October 28, 2012

	Ordinary Shares		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity	Comprehensive Income (Loss)
	Shares	Amount
		(In millions)	(In millions)	(In millions)	(In millions)	(In millions)
Balance as of October 31, 2011	245,962,320	1,479	525	2	2,006
Issuance of ordinary shares in connection with equity incentive plans	3,023,933	44	—	—	44
Repurchase of ordinary shares	(3,508,762)	(110)	—	—	(110)
Share-based compensation	—	53	—	—	53
Tax benefits from share-based compensation	—	13	—	—	13
Cash dividends paid to shareholders	—	—	(137)	—	(137)
Changes in accumulated other comprehensive income (loss):
Actuarial losses and prior service costs associated with post-retirement benefit and defined benefit pension plans, net of taxes	—	—	—	(13)	(13)	(13)
Net income	—	—	563	—	563	563

Balance as of October 28, 2012	245,477,491	1,479	951	(11)	2,419	550

Balance as of November 1, 2010	239,888,231	1,450	59	(4)	1,505
Issuance of ordinary shares in connection with equity incentive plans	8,711,944	70	—	—	70
Repurchase of ordinary shares	(2,637,855)	(93)	—	—	(93)
Share-based compensation	—	38	—	—	38
Tax benefits from share-based compensation	—	14	—	—	14
Cash dividends paid to shareholders	—	—	(86)	—	(86)
Changes in accumulated other comprehensive income:
Unrealized gain on available-for-sale investment	—	—	—	3	3	3
Actuarial gains and prior service costs associated with post-retirement benefit and defined benefit pension plans, net of taxes	—	—	—	3	3	3
Net income	—	—	552	—	552	552

Balance as of October 30, 2011	245,962,320	1,479	525	2	2,006	558

The accompanying notes are an integral part of these consolidated financial statements

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the financial year ended October 28, 2012

	Group
	October 28, 2012	October 30, 2011
	(In millions)	(In millions)
Cash flows from operating activities
Net income	563	552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	155	157
Amortization of debt issuance costs	—	1
Loss on extinguishment of debt	—	6
Loss on disposal of property, plant and equipment	3	1
Impairment of investment and loan receivable from investee	2	—
Share-based compensation	53	38
Tax benefits from share-based compensation	13	14
Excess tax benefits from share-based compensation	(9)	(8)
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable, net	(13)	(42)
Inventory	—	(5)
Accounts payable	(2)	25
Employee compensation and benefits	(28)	7
Other current assets and current liabilities	(32)	(13)
Other long-term assets and long-term liabilities	(12)	(7)

Net cash provided by operating activities	693	726

Cash flows used in investing activities
Purchase of property, plant and equipment	(241)	(112)
Acquisitions and investments, net of cash acquired	(4)	(9)
Proceeds from insurance claims on property, plant and equipment	1	—
Loan receivable from cost method investee	—	(1)

Net cash used in investing activities	(244)	(122)

Cash flows used in financing activities
Proceeds from government grants	2	—
Debt repayments	—	(230)
Debt financing costs	—	(2)
Payment on capital lease obligations	(2)	(3)
Issuance of ordinary shares, net of issuance costs	44	70
Repurchase of ordinary shares	(110)	(93)
Excess tax benefits from share-based compensation	9	8
Dividend payments to shareholders	(137)	(86)

Net cash used in financing activities	(194)	(336)

Net increase in cash and cash equivalents	255	268
Cash and cash equivalents at beginning of financial year	829	561

Cash and cash equivalents at end of financial year	1,084	829

Supplemental disclosure of cash flow information
Cash paid for interest	1	14
Cash paid for income taxes	9	7

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 28, 2012

1. Overview and Basis of Presentation

Avago Technologies Limited was organized under the laws of the Republic of Singapore in August 2005. References to the Group, we, our or Avago are to Avago Technologies Limited and its consolidated subsidiaries, while references to the Company are to Avago Technologies Limited only, unless otherwise indicated or the context otherwise requires. We are the successor to the Semiconductor Products Group, or SPG, of Agilent Technologies, Inc., or Agilent. On December 1, 2005, we acquired substantially all of the assets of SPG from Agilent, or the SPG Acquisition.

We are a designer, developer and global supplier of analog semiconductor devices with a focus on III-V based products. We offer products in three primary target markets. Our wireless communications, wired infrastructure and industrial and automotive electronics account for the substantial majority of our revenue. Applications for our products in these target markets include cellular phones, consumer appliances, data networking and telecommunications equipment, enterprise storage and servers, factory automation and displays.

References herein to “we”, “our”, “us” and “Avago” are to Avago Technologies Limited and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

The Company is required to file its audited balance sheet with the Accounting and Corporate Regulatory Authority (“ACRA”) in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”). This standalone Company balance sheet is referred to herein as the “unconsolidated balance sheet”.

The Company has received an exemption under Section 201(14) of the Act to prepare its financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Accordingly, the consolidated financial statements and unconsolidated balance sheet have been prepared in accordance with the U.S. GAAP.

The financial statements are expressed in U.S. dollar, which is our functional and presentation currency.

Financial Periods

We operate on a 52- or 53-week financial year which ends on the Sunday closest to October 31.

Principles of Consolidation

Our consolidated financial statements include the financial statements of Avago and our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in subsidiary in the unconsolidated balance sheet is accounted for using the equity accounting method.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Cash and Cash Equivalents

We consider all highly liquid investment securities with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. We determine the appropriate classification of our cash and cash equivalents at the time of purchase. The majority of our cash and cash equivalents are held in financial institutions in Singapore. Cash equivalents included $759 million and $522 million of time deposits as of October 28, 2012 and October 30, 2011, respectively.

Trade Accounts Receivable, Net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. These allowances were $1 million each as of October 28, 2012 and October 30, 2011. Accounts receivable are also recorded net of sales returns and distributor allowances. These amounts are recorded when it is both probable and estimable that discounts will be granted or products will be returned. The Group’s aggregate accounts receivable allowances at October 28, 2012 and October 30, 2011 were $37 million and $23 million, respectively.

Concentrations of Credit Risk and Significant Customers

Our cash, cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents may be redeemable upon demand and are maintained with several financial institutions that management believes are of high credit quality and therefore bear minimal credit risk. We seek to mitigate our credit risks by spreading such risks across multiple counterparties and monitoring the risk profile of these counterparties. Our accounts receivable are derived from revenue earned from customers located in the U.S. and internationally. Credit risk with respect to accounts receivable is largely diversified, due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. We also mitigate collection risks from our customers by performing regular credit evaluations of our customers’ financial conditions, and require collateral, such as letters of credit and bank guarantees, in certain circumstances.

We sell our products through our direct sales force, manufacturers representatives and distributors. One customer accounted for 32% of our net accounts receivable balance at October 28, 2012. Two customers accounted for 15% and 10%, respectively, of our net accounts receivable balance at October 30, 2011.

For the financial year ended October 28, 2012, one customer represented 17% of our net revenue. For the financial year ended October 30, 2011, no customer represented 10% or more of our net revenue.

Concentration of Other Risks

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures and cyclical market patterns. Our financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to the semiconductor industry, timely implementation of new manufacturing technologies, ability to safeguard patents and other intellectual property in a rapidly evolving market and reliance on assembly and test subcontractors, third-party wafer fabricators and independent distributors. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. We are exposed to the risk of obsolescence of our inventory depending on the mix of future business.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Inventory

We value our inventory at the lower of the actual cost of the inventory or the current estimated market value of the inventory, with cost being determined under the first-in, first-out method. We record a provision for excess and obsolete inventory based primarily on our forecast of product demand and production requirements. The excess balance determined by this analysis becomes the basis for our excess inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory is not written up if market conditions improve.

Investments

Our minority investments in privately held companies are accounted for using the cost method and evaluated for impairment quarterly. Such analysis requires significant judgment to identify events or circumstances that would likely have a significant other than temporary adverse effect on the carrying value of the investment. We classify publicly-traded equity securities held by us as available-for-sale investments. These investments are recorded in the consolidated balance sheets at fair value. Unrealized gains and losses on these investments are included as a separate component of accumulated other comprehensive income (loss). We classify our investments as non-current based on the nature of the investments and whether they are available for use in current operations. At October 28, 2012 and October 30, 2011, we had $5 million and $6 million of investments, respectively, included in other long-term assets.

Deferred Compensation Plan

Employee contributions under the deferred compensation plan (See Note 6. “Retirement Plans and Post-Retirement Benefits”) are maintained in a rabbi trust and are not readily available to us. Participants can direct the investment of their deferred compensation plan accounts in the same investments funds offered by the 401(k) plan. Although participants direct the investment of these funds, they are classified as trading securities and are included in other current assets. The corresponding liability related to the deferred compensation plan is recorded in other current liabilities. Unrealized gain (loss) in connection with these trading securities is recorded in other income (expense), net with an offset for the same amount recorded in compensation expense. We had deferred compensation plan assets of $8 million and $5 million at October 28, 2012 and October 30, 2011, respectively, which are included in other current assets. Unrealized gain (loss) associated with these trading securities was not material for financial years ended October 28, 2012 and October 30, 2011.

Derivative Instruments

We are subject to foreign currency risks for transactions denominated in foreign currencies, primarily Singapore Dollar, Malaysian Ringgit, Euro and Japanese Yen. Therefore, we enter into foreign exchange forward contracts to manage financial exposures resulting from the changes in the exchange rates of these foreign currencies. These contracts are designated at inception as hedges of the related foreign currency exposures, which include committed and anticipated transactions that are denominated in currencies other than the functional currency of the subsidiary which has the exposure. We exclude time value from the measurement of effectiveness. To achieve hedge accounting, contracts must reduce the foreign currency exchange rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies; our hedging contracts generally mature within three to six months. We do not use derivative financial instruments for speculative or trading purposes.

We designate our forward contracts as either cash flow or fair value hedges. All derivatives are recognized on the consolidated balance sheet at their fair values. For derivative instruments that are designated and qualify

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

as fair value hedges, changes in value of the instruments are recognized in income in the current period. Such hedges are recorded in net income (loss) and are offset by the changes in fair value of the underlying assets or liabilities being hedged. For derivative instruments that are designated and qualify as a cash flow hedge, changes in the value of the effective portion of the derivative instrument are recognized in accumulated comprehensive income (loss), a component of shareholders’ equity. These amounts are then reclassified and recognized in income when either the forecasted transaction occurs or it becomes probable the forecasted transaction will not occur. Changes in the fair value of the ineffective portion of derivative instruments are recognized in income in the current period, which have not been significant to date. Separate disclosures required for derivative instruments and hedging were not presented because the impact of derivative instruments is immaterial to our consolidated financial statements for all periods presented.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Additions, improvements and major renewals are capitalized, and maintenance, repairs and minor renewals are expensed as incurred. Assets are held in construction in progress until placed in service, upon which date, the Company begins to depreciate these assets. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our records and the resulting gain or loss is reflected in the consolidated statements of operations. Buildings and leasehold improvements are generally depreciated over 15 to 40 years, or over the lease period, whichever is shorter, and machinery and equipment are generally depreciated over 3 to 10 years. We use the straight-line method of depreciation for all property, plant and equipment.

Capitalized Software Development Costs

We capitalize eligible costs related to the application development phase of software developed internally or obtained for internal use in accordance with the accounting guidance on goodwill and other intangible assets. The capitalization of software development costs during the financial years ended October 28, 2012 and October 30, 2011 was not material. We begin amortizing the costs associated with software developed for internal use at the time the software is ready for its intended use over its estimated useful life of 3 years.

Goodwill and Purchased Intangible Assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the useful lives of the respective assets, generally 6 months to 25 years.

On a quarterly basis, we monitor factors and changes in circumstances that could indicate carrying amounts of long-lived assets, including goodwill and intangible assets, may not be recoverable. Factors we consider important which could trigger an impairment review include (i) significant underperformance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and (iii) significant negative industry or economic trends. An impairment loss must be measured if the sum of the expected future cash flows (undiscounted and before interest) from the use and eventual disposition of the asset (or asset group) is less than the net book value of the asset (or asset group). The amount of the impairment loss will generally be measured as the difference between the net book value of the asset (or asset group) and their estimated fair value.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

We perform an annual impairment review of goodwill during the fourth financial quarter of each year, or more frequently if we believe indicators of impairment exist. No impairment of goodwill resulted from our most recent evaluation of goodwill for impairment, which occurred in the fourth quarter of financial year 2012. No impairment of goodwill resulted in any of the periods presented.

Warranty

We accrue for the estimated costs of product warranties at the time revenue is recognized. Product warranty costs are estimated based upon our historical experience and specific identification of the products requirements, which may fluctuate based on product mix. Additionally, we accrue for warranty costs associated with occasional or unanticipated product quality issues if a loss is probable and can be reasonably estimated.

The following table summarizes the changes in accrued warranty (in millions):

Group
Balance as of October 30, 2011—included in other current liabilities	6
Adjustment to estimate—released to cost of products sold	(3)
Utilized	(1)

Balance as of October 28, 2012—included in other current liabilities	2

During the financial years ended October 28, 2012 and October 30, 2011, we released warranty related charges of $1 million and $6 million, respectively, based on one specific quality issue, which are included in the amounts presented in the table above. See Note 15. “Commitments and Contingencies” for further details.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) includes certain transactions that have been reported in the consolidated statements of shareholders’ equity and comprehensive income (loss). The components of accumulated other comprehensive income (loss) at October 28, 2012 and October 30, 2011 consisted of net unrecognized prior service credit and actuarial (loss) gain on defined benefit pension plans and post-retirement medical benefit plans, net of taxes and unrealized gain on available-for-sale security investments.

Revenue Recognition

We recognize revenue related to sales of our products, net of trade discounts and allowances, provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments or when any such adjustments can be estimated. We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. Revenue, including sales to resellers and distributors, is reduced for estimated returns and distributor allowances. We recognize revenue from sales of our products to distributors upon delivery of products to the distributors. An allowance for distributor credits covering price adjustments and scrap allowances is made based on our estimate of historical experience rates as well as considering economic conditions and contractual terms. To date, actual distributor claim activity has been materially consistent with the provisions we have made based on our historical estimates.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

We enter into development agreements with some of our customers and recognize revenue from these agreements upon completion and acceptance by the customer of contract deliverables or as services are provided, depending on the terms of the arrangement. Revenue is deferred for any amounts billed or received prior to completion or delivery of services. As we retain the intellectual property generated from these development agreements, costs related to these arrangements are included in research and development expense. These revenues, which are included in net revenue, totaled $62 million and $52 million in financial years 2012 and 2011, respectively.

We recognize revenue from the licensing of our intellectual property when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price is fixed or determinable, and (iv) collection of resulting receivables is reasonably assured. Revenue from upfront payments for the licensing of our patents is recognized when the arrangement is mutually signed, if there is no future delivery or future performance obligation and all other criteria are met. Revenue from guaranteed royalty streams are recognized when paid, or collection is reasonably assured and all other criteria are met. When patent licensing arrangements include royalties for future sales of the licensees’ products using our licensed patented technology, revenue is recognized when the royalty report is received from the licensee, at which time the sales price is fixed and determinable, provided that all other criteria have been met. Revenues from licensing and royalty arrangements totaled $47 million in financial year 2012. Amounts for the financial year 2011 were immaterial.

Research and Development

Costs related to research, design and development of our products are charged to research and development expense as they are incurred. Research and development expense consists primarily of personnel costs for our engineers engaged in the design and development of our products and technologies, including share-based compensation expense. These expenses also include project material costs, third-party fees paid to consultants, prototype development expenses, allocated facilities costs and other corporate expenses and computer services costs related to supporting computer tools used in the engineering and design process.

Government Grants

Investment incentives related to government grants are recognized when a legal right to the grant exists, there is reasonable assurance that both the terms and conditions associated with the grant will be fulfilled and the grant proceeds will be received. For capital expenditure related government grants, the amount of the grants is recorded as a deferred credit and amortized over the useful life of the asset. All other government grants are recorded as a reduction of the qualifying cost being reimbursed.

Share-based Compensation Expense

For share-based awards granted after November 1, 2006, we recognize compensation expense based on the estimated grant date fair value method required under the authoritative guidance using the Black-Scholes valuation model with a straight-line amortization method. Since the authoritative guidance requires that share-based compensation expense be based on awards that are ultimately expected to vest, estimated share-based compensation for such awards has been reduced for estimated forfeitures. Authoritative guidance requires forfeitures to be estimated at the time of grant and revised if necessary in subsequent periods if actual forfeitures differ from the estimate. For outstanding share-based awards granted before November 1, 2006, we continue to account for any portion of such awards under the originally applied accounting principles, until such awards were modified subsequent to the adoption of the authoritative guidance.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

For the financial years ended October 28, 2012 and October 30, 2011, we recorded $53 million and $38 million, respectively, of compensation expense resulting from the application of the authoritative guidance. We recognize a benefit from share based compensation in shareholders’ equity if an incremental tax benefit is realized by following the ordering provisions of the tax law.

Shipping and Handling Costs

Our shipping and handling costs charged to customers are included in net revenue and the associated expense is recorded in cost of products sold in the consolidated statements of income for all periods presented.

Advertising

Business specific advertising costs are expensed as incurred and included within selling, general and administrative expense, amounting to $4 million for the Group for each of the financial years ended October 28, 2012 and October 30, 2011.

Foreign Currency Remeasurement

We operate in a U.S. dollar functional currency environment. As such, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for non-monetary items such as inventory and property, plant and equipment, which are remeasured at historical exchange rates. Net income for financial years 2012 and 2011 each included net foreign currency losses of less than $0.5 million.

Taxes on Income

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes. Likewise, if we determine that we would not be able to realize all or part of our net deferred tax assets, an adjustment would be made to increase the provision for income taxes in the period such determination is made.

We account for uncertainty in income taxes in accordance with accounting guidance on income taxes. The guidance provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of accounting guidance on income taxes and in

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

subsequent periods. This guidance also addresses measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. See Note 10. “Income Taxes” for additional information.

Net Income per Share

Basic net income per share is computed using the weighted-average number of ordinary shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of ordinary shares and potentially dilutive share equivalents outstanding during the period. Diluted shares outstanding includes the dilutive effect of in-the-money options, restricted share units, or RSUs, and employee share purchase rights under the Avago Technologies Limited Employee Share Purchase Plan, or ESPP. The dilutive effect of such equity awards is calculated based on the average share price for each financial period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options and to purchase shares under the ESPP, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are collectively assumed to be used to repurchase shares.

Diluted net income per share for financial years 2012 and 2011 excluded the potentially dilutive effect of weighted average options to purchase 2 million and 1 million ordinary shares, respectively, as their effect was antidilutive.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods presented (in millions, except per share data):

	Group
	October 28, 2012	October 30, 2011
Net income (Numerator)
Net income	563	552

Shares (Denominator)
Basic weighted average ordinary shares outstanding	245	245
Add: Incremental shares for:
Dilutive effect of share options, RSUs, and ESPP rights	5	7

Shares used in diluted computation	250	252

Net income per share:
Basic	2.30	2.25

Diluted	2.25	2.19

Recently Adopted Accounting Guidance

In financial year ended October 28, 2012, or financial year 2012, we adopted the Financial Accounting Standards Board, or FASB, guidance on multiemployer pension plans and related disclosure requirements. This guidance was intended to provide more information about an employer’s financial obligations to a multiemployer pension plan and, therefore, help financial statement users better understand the financial health of all of the significant plans in which the employer participates. The updated guidance does not change the current recognition and measurement guidance for an employer’s participation in a multiemployer plan. This new guidance did not have a significant impact on our results of operations and financial position.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

In financial year 2012, we adopted the FASB guidance on fair value measurement and related disclosure requirements in U.S. GAAP. The new guidance amends U.S. GAAP and is a new standard under IFRS. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. While many of the amendments to U.S. GAAP were not expected to have a significant effect on practice, the new guidance changes some fair value measurement principles and disclosure requirements. Other than requiring additional disclosures in our financial statements, this new guidance did not have a significant impact on our results of operations and financial position.

In financial year 2012, we adopted the FASB guidance related to fair value measurements and disclosures, which requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 fair value measurements (see Note 8. “Fair Value” for further discussion of fair value measurements). Other than requiring additional disclosures in our financial statements, this new guidance did not have a significant impact on our results of operations and financial position.

Recent Accounting Guidance Not Yet Adopted

In July 2012, the FASB issued updated guidance on indefinite-lived intangible assets impairment test. This guidance is intended to reduce the cost and complexity of testing indefinite-lived intangible assets for impairment, other than goodwill. It allows companies to perform a qualitative assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary, similar in approach to the goodwill impairment test. This guidance will be effective for our financial year ending November 3, 2013, or financial year 2013, with early adoption permitted. We do not expect this new guidance to have a significant impact on our results of operations and financial position.

In August 2011, the FASB issued an accounting standard update on goodwill impairment testing. This guidance is intended to reduce the cost and complexity of the goodwill impairment test by providing entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. An entity will no longer be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The new guidance will be effective for the first quarter of our financial year 2013, with early adoption permitted. We do not expect this new guidance to have a significant impact on our results of operations and financial position.

In June 2011, the FASB issued guidance on the presentation of comprehensive income. The new guidance is intended to enhance comparability between entities that report under U.S. GAAP and those that report under International Financial Reporting Standards, or IFRS, and to provide a more consistent method of presenting non-owner transactions that affect an entity’s equity. In accordance with the new guidance, an entity has the option to present the total comprehensive income either in a single continuous statement or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statements of changes in shareholders’ equity. This new guidance should be applied retrospectively and will be effective for our first quarter of our financial year 2013, with early adoption permitted. Other than its impact on the presentation of other comprehensive income, we believe the adoption of this guidance will not have a significant impact on our results of operations and financial position.

3. Acquisitions and Investments

Acquisitions

During financial year 2012, we made 2 acquisitions that were immaterial both in the aggregate and on a standalone basis.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

During financial year 2011, we acquired a U.S.-based company engaged in the manufacturing of integrated circuits for approximately $8 million in cash. The purchase price was allocated to the acquired net assets based on estimates of fair values as follows: net assets of $8 million including intangible assets of $4 million and goodwill of $5 million. The intangible assets are being amortized over their useful lives ranging from 5 to 15 years.

The consolidated financial statements include the results of operations of the acquired companies commencing on their respective acquisition dates. Pro forma results of operations for the acquisitions completed in the financial years ended October 28, 2012 and October 30, 2011 have not been presented because the effects of the acquisitions, individually or in the aggregate, were not material to our consolidated financial statements.

Investments

We record at cost non-marketable investments where we do not have the ability to exercise significant influence or control and periodically review them for impairment.

In December 2010, we made an investment of $1 million in a privately-held company. The investment is accounted for under the cost method and is included on the consolidated balance sheets in other long-term assets. In September 2011, we also entered into a secured loan and warrant purchase agreement with this company pursuant to which we provided them with a secured loan of $1 million for a term of one year. As part of the consideration for making the loan, we also received a warrant to purchase up to 1,000,000 common shares of the company. At our option the warrant can be exercised for cash, by applying all or part of the outstanding loan principal balance to the warrant purchase price, on a dollar-for-dollar basis, or for a combination of cash and outstanding loan principal. Based on the quantitative assessment of the financial condition and business prospects of the investee, this equity investment and loan were both determined to be impaired in financial year 2012. See Note 8. “Fair Value.”

During financial year 2010, we made an equity investment of $1 million in another privately-held company. Until July 2011, our equity investment in this company was accounted for under the cost method and periodically reviewed for impairment. In July 2011, upon the completion of the investee’s initial public offering on a non-U.S. stock exchange, its common stock became publicly traded and we classified our investment as an available-for-sale security. The investment is included on the consolidated balance sheets in other long-term assets. See Note 8. “Fair Value.”

4. Balance Sheet Components

Inventory

Inventory consists of the following (in millions):

	Group
	October 28, 2012	October 30, 2011
Finished goods	42	48
Work-in-process	99	106
Raw materials	53	40

Total inventory	194	194

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

During the financial year ended October 28, 2012, we recorded write-downs to inventories of $11 million, associated with reduced demand assumptions, compared to $20 million recorded during the financial year ended October 30, 2011.

Other Current Assets

Other current assets consist of the following (in millions):

	Group		Company
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Distributor deposits	16	—	—	—
Other receivables	15	5	—	—
Deferred income tax assets	14	18	—	—
Prepayments	8	7	—	—
Deferred compensation plan assets	8	5	—	—
Non-U.S. transaction tax receivable	3	3	—	—
Notes receivable from subsidiary	—	—	133	187
Due from subsidiaries	—	—	—	2
Other	8	4	—	—

Total other current assets	72	42	133	189

Group

During the financial year 2012, we entered into agreements with certain distributors whereby we agreed to advance cash to them to fund estimated price adjustments. These advances are estimated based on an agreed percentage of the rolling previous three months average ending inventory, as reported by the distributor, multiplied by the rolling previous three months price adjustment credits as a percentage of the distributor’s reported rolling previous three months resales.

The terms of these advances are set forth in binding legal agreements and are unsecured, bear no interest on unsettled balances, and are due upon demand. The agreements governing these advances can be cancelled by us at any time. Such advances have no impact on revenue recognition or our consolidated statements of operations and are recorded in other current assets on our consolidated balance sheets.

Company

Notes receivable from subsidiary were unsecured and repayable on demand. During financial years 2012 and 2011, these amounts were interest-bearing at the three-month LIBOR rate plus 0.25% per annum.

As of October 30, 2011, the amounts due from subsidiaries were unsecured, interest-free and repayable on demand.

As of October 28, 2012, the carrying amounts of other current assets approximate their fair values.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following (in millions):

	Group
	October 28, 2012	October 30, 2011
Land	11	11
Construction in progress	127	30
Buildings and leasehold improvements	158	133
Machinery and equipment	692	563

Total property, plant and equipment	988	737
Accumulated depreciation and amortization	(485)	(421)

Total property, plant and equipment	503	316

Depreciation expense was $78 million and $79 million for the financial years ended October 28, 2012 and October 30, 2011, respectively.

Effective August 1, 2011, following a comprehensive study, we extended the estimated depreciable lives of certain equipment in our internal fabrication facilities, in order to more accurately reflect their expected useful lives. As a result of this change in our accounting estimate, depreciation expense for the years ended October 28, 2012 and October 30, 2011 was reduced by $8 million and $3 million, respectively, and gross margin, income from operations and net income increased by approximately the same amount.

At October 28, 2012 and October 30, 2011, machinery and equipment included $67 million and $56 million of software costs, respectively, and accumulated amortization included $51 million and $41 million, respectively.

At October 28, 2012 and October 30, 2011, we had $12 million and $12 million of gross carrying amount of assets under capital leases, respectively, and accumulated amortization of $8 million and $6 million, respectively.

At October 28, 2012 and October 30, 2011, we had $48 million and $21 million, respectively, of unpaid purchases of property, plant and equipment included in accounts payable. Amounts reported as unpaid purchases are recorded as cash outflows from investing activities for purchases of property, plant and equipment in the consolidated statements of cash flows in the period they are paid.

Investment in Subsidiary

Investment in subsidiary consists of the following (in millions):

	Company
	October 28, 2012	October 30, 2011
Unquoted equity shares at cost	1,138	1,138
Add: Share options issued to subsidiaries	173	107
(Less) add: Share of accumulated other comprehensive (loss) income from subsidiaries	(11)	2
Add: Share of accumulated profit from subsidiaries	1,230	667
Less: Accumulated dividends received from subsidiary	(250)	(100)

	2,280	1,814

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Subsidiary held by the Company:

Name of Company	Country of Incorporation	Equity Holding
		October 28, 2012	October 30, 2011
Avago Technologies Holding Pte. Ltd.	Singapore	100%	100%

Other Current Liabilities

Other current liabilities consist of the following (in millions):

	Group		Company
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Income and other taxes payable	16	10	—	—
Deferred revenue	8	10	—	—
Accrued commissions	5	5	—	—
Warranty	2	6	—	—
Supplier liabilities	2	4	—	—
Restructuring charges	1	1	—	—
Due to subsidiaries	—	—	—	4
Other	2	2	—	—

Total other current liabilities	36	38	—	4

Company

As of October 30, 2011, the amounts due to subsidiaries were unsecured, interest-free and repayable on demand. These amounts arose from proceeds received on behalf from the exercising of equity awards under equity incentive plans by employees of the subsidiaries and advances received, respectively.

As of October 28, 2012, the carrying amounts of other current liabilities approximate their fair values.

5. Goodwill and Intangible Assets

Goodwill

The following table summarizes changes in goodwill (in millions):

	Group
	October 28, 2012	October 30, 2011
Beginning of financial year	177	172
Acquisitions	3	5

End of financial year	180	177

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Intangible Assets

Amortizable purchased intangibles consist of the following (in millions):

	Group
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
As of October 28, 2012:
Purchased technology	728	(402)	326
Customer and distributor relationships	257	(163)	94
Other	4	(2)	2

Total	989	(567)	422

As of October 30, 2011:
Purchased technology	728	(346)	382
Customer and distributor relationships	257	(142)	115
Other	4	(2)	2

Total	989	(490)	499

The following table presents the amortization of purchased intangible assets (in millions):

	Group
	October 28, 2012	October 30, 2011
Cost of products sold	56	56
Operating expenses	21	22

Total	77	78

During the financial year ended October 30, 2011, we recorded $4 million of intangible assets with weighted-average amortization period of 14 years in conjunction with an acquisition completed during financial year 2011. See Note 3. “Acquisitions and Investments”.

Based on the amount of intangible assets subject to amortization at October 28, 2012, the expected amortization expense for each of the next five financial years and thereafter is as follows (in millions):

Group
Financial year	Amount
2013	77
2014	77
2015	76
2016	59
2017	49
Thereafter	84

422

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

The weighted-average amortization periods remaining by intangible asset category were as follows (in years):

	Group
	October 28, 2012	October 30, 2011
Amortizable intangible assets:
Purchased technology	7	8
Customer and distributor relationships	7	7
Other	22	22

6. Retirement Plans and Post-Retirement Benefits

Non-U.S. Defined Benefit Plans

We have defined benefit plans in Taiwan, Korea, Japan, Germany, Italy and France.

401(k) Defined Contribution Plan

Our U.S. eligible employees participate in the Avago Technologies U.S. Inc. 401(k) Plan, or the 401(k) Plan. Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, we provide matching contributions to employees up to a maximum of 6% of an employee’s annual eligible compensation. The matching contribution percentage was increased to 6% from 4% of eligible compensation effective January 1, 2011. The maximum contribution to the 401(k) Plan is 50% of an employee’s annual eligible compensation, subject to regulatory and plan limitations. The 401(k) Plan expense is included in the corporate employee overhead rate allocation.

U.S. Deferred Compensation Plan

We also have a deferred compensation plan, which allows highly compensated employees (as defined by IRS regulations) to voluntarily defer greater percentages of compensation than would otherwise be permitted under the salary deferral 401(k) plan and IRS regulations. The deferred compensation plan is a non-qualified plan of deferred compensation maintained in a rabbi trust. Participants can direct the investment of their deferred compensation plan accounts that are generally the same as the investment funds offered by the 401(k) plan.

U.S. Post-Retirement Medical Benefit Plans

Our U.S. employees who transferred to us from Agilent as part of the SPG Acquisition, who were age 49 or younger on January 1, 2005 and who meet the retirement eligibility requirements as of their termination dates, may receive post-retirement medical benefits under our retiree medical account program. Under our retiree medical account program, eligible retirees are allocated a spending account of either $40,000 or $55,000, depending on the retiree’s age at January 1, 2005, from which the retiree can receive reimbursement for premiums paid for medical coverage to age 65. U.S. employees who transferred to us from Agilent and who were age 50 or over on January 1, 2005 may be eligible for our traditional retiree medical plan upon meeting certain eligibility requirements and certain service criteria. Once participating in the traditional retiree medical plan, retirees are provided with access to both pre-65 medical coverage and supplemental Medicare coverage with medical premiums based on the type of coverage chosen and service criteria. Retirees in this group are also given the option to choose the $55,000 retiree medical account program instead of the traditional retiree medical plan.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Non-U.S Retirement Benefit Plans

In addition to the defined benefit plan for certain employees in Taiwan, Korea, Japan, France, Italy and Germany, other eligible employees outside of the U.S. receive retirement benefits under various defined contribution retirement plans. Eligibility is generally determined based on the terms of our plans and local statutory requirements.

The net pension plan costs of our non-U.S defined benefit plans for the financial years ended October 28, 2012 and October 30, 2011 were $5 million each. The net pension plan costs of our U.S. post-retirement medical benefit plans for the financial years ended October 28, 2012 and October 30, 2011 were $2 million and $1 million, respectively.

For the financial year ended October 28, 2012, we recognized $11 million of unrealized net actuarial losses in accumulated other comprehensive loss, related to our non-U.S. defined benefit plans. Of the unrealized net actuarial losses included in accumulated other comprehensive loss, related to our non U.S. defined benefit plans, we expect to recognize $1 million in financial year 2013. For the financial year ended October 30, 2011, we recognized $4 million of unrealized net actuarial gains in accumulated other comprehensive income (net of tax of $0 million), related to our non-U.S. defined benefit plans.

During the financial year ended October 28, 2012, we recognized $2 million of unrealized net actuarial losses in accumulated other comprehensive loss (net of tax of $1 million), related to our U.S. post-retirement medical benefit plans, of which we expect to recognize immaterial amounts in financial year 2013. During the financial year ended October 30, 2011, we recognized $1 million of unrealized net actuarial losses in accumulated other comprehensive loss (net of tax of $1 million), related to our U.S. post-retirement medical benefit plans. Of the unrealized prior service cost included in accumulated other comprehensive loss, related to our U.S. post-retirement medical benefit plans, $0 million was recognized in financial year 2012. Other long-term assets include deferred tax assets relating to pension liabilities and post-retirement medical benefit plan liabilities.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Net Periodic Benefit Cost

For the financial years ended October 28, 2012 and October 30, 2011, components of net periodic benefit cost and other amounts recognized in other comprehensive income were comprised of (in millions):

	Group		Group
	Non-U.S. Defined Benefit Plans		U.S. Post Retirement Medical Benefit Plans
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Net periodic benefit cost:
Service cost	4	4	1	—
Interest cost	1	1	1	1

Net periodic benefit cost	5	5	2	1

Other change in plan assets and benefit obligations recognised in accumulated comprehensive loss (income):
Net actuarial loss (gain)	11	(5)	3	1
Prior service cost	—	1	—	—

Total recognized in accumulated comprehensive loss (income)	11	(4)	3	1

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Funded Status

The funded status of the U.S post retirement medical benefit plan and non-U.S. defined benefit plans was as follows (in millions):

	Group		Group
	Non-U.S. Defined Benefit Plans		U.S. Post Retirement Medical Benefit Plans
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Change in plan assets:
Fair value—beginning of financial year	14	13	—	—
Employer contributions	1	1	—	—
Payments from plan assets	(2)	—	—	—

Fair value of plan assets—end of financial year	13	14	—	—

Change in benefit obligation:
Benefit obligation—beginning of financial year	32	31	27	25
Service cost	4	4	1	—
Interest cost	1	1	1	1
Actuarial loss (gain)	11	(5)	3	1
Benefit payments	(1)	—	—	—
Plan amendments	—	1	—	—
Currency impact	(1)	—	—	—

Benefit obligation—end of financial year	46	32	32	27

Plan assets less than benefit obligation	(33)	(18)	(32)	(27)

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Amounts recognized in the consolidated balance sheets were as follows (in millions):

	Group		Group
	Non-U.S. Defined Benefit Plans		U.S. Post Retirement Medical Benefit Plans
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Other current liabilities	—	—	1	1
Other long-term liabilities	33	18	31	26
Amounts recognised in accumulated other comprehensive income (loss) net of taxes:
Prior service benefits (cost)	—	—	1	(1)
Net actuarial (losses) gains	(10)	1	(5)	(1)

Total amounts recognized in accumulated other comprehensive (loss) income net of taxes	(10)	1	(4)	(2)

As of October 28, 2012 and October 30, 2011 the amounts of the obligations for our non-U.S. defined benefit plans were as follows (in millions):

	Group
	Non-U.S. Defined Benefit Plans
	October 28, 2012	October 30, 2011
Aggregate projected benefit obligation (“PBO”)	46	32
Aggregate accumulated benefit obligation (“ABO”)	40	28

We currently expect to make contributions of $0 million and $1 million, respectively, to our non-U.S. defined benefit plans and U.S. post-retirement medical benefit plans in financial year 2013. It is expected that as of October 28, 2012 various benefit plans will make payments over the next ten financial years as follows (in millions):

	Group	Group
Financial year	Non-U.S. Defined Benefit Plans	U.S. Post Retirement Medical Benefit Plans
2013	1	1
2014	1	1
2015	1	1
2016	1	2
2017	1	2
2018—2022	10	12

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Investment Policy

Plan assets of the funded defined benefit pension plans are invested in funds held by third-party fund managers or are deposited into government-managed accounts in which we have no active involvement in and no control over investment strategy, other than establishing broad investment guidelines and parameters. The plan assets held by third-parties consist primarily of fixed income funds and cash. The fund managers monitor the fund’s asset allocation within the guidelines established by our plan’s Investment Committee. In line with plan investment objectives and consultation with our management, our Investment Committee set an allocation benchmark among equity, bond and other assets based on the relative weighting of overall international market indices.

The overall investment objectives of the plan are 1) the acquisition of suitable assets of appropriate liquidity which will generate income and capital growth to meet current and future plan benefits, 2) to limit the risk of the assets failing to meet the long term liabilities of the plan, and 3) to minimize the long term costs of the plan by maximizing the return on the assets. Performance is regularly evaluated by the Investment Committee and is based on actual returns achieved by the fund manager relative to its benchmark.

Our non-U.S. defined benefit pension plans weighted-average asset allocations by category were:

	Group
	Non-U.S. Defined Benefit Plans (%)
	October 28, 2012		October 30, 2011
	Actual	Target	Actual	Target
Fixed income	83	83	85	85
Time deposits	16	16	12	12
Other	1	1	3	3

Total	100	100	100	100

Fair Value Measurement of Plan Assets

The following table presents the fair value of plan assets by major categories using the same three-level hierarchy described in Note 8. “Fair Value” (in millions):

Group
Fair Value Measurement as of October 28, 2012 Using
Quoted Prices in Active Market for Identical Assets (Level 1)
Assets:
Fixed income	11

Total assets	11

Fixed income assets consist primarily of funds that invest in Euro-denominated government bonds. These government bonds are valued at quoted prices reported in the active market. The remaining balance of plan assets includes time deposits of $2 million as of October 28, 2012.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Assumptions

The assumptions used to determine the benefit obligations and expense for our non-U.S. defined benefit and U.S. post-retirement medical benefit plans are presented in the table below. The expected long-term return on assets shown in the table below represents an estimate of long-term returns on investment portfolios primarily consisting of fixed income investments. We consider long-term rates of return, which are weighted based on the asset classes (both historical and forecasted) in which we expect the pension and post-retirement funds to be invested. Discount rates reflect the current rate at which non-U.S. defined benefit and U.S post-retirement medical benefit obligations could be settled based on the measurement dates of the plans, which in each case is our financial year end. The range of assumptions that are used for non-U.S. defined benefit plans reflects the different economic environments within various countries.

	Group		Group
	Assumptions for Benefit Obligation		Assumptions for Expense
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011

	%	%	%	%
Non-U.S. Defined Benefit Plans:
Discount rate	1.25-4.25	1.50-5.75	1.50-5.75	1.50-5.00
Average increase in compensation levels	2.00-5.00	2.50-3.50	2.50-3.50	2.50-5.00
Expected long-term return on assets	2.00-3.00	2.00-4.00	2.00-4.00	1.50-4.00

U.S. Post-Retirement Medical Benefits Plan:
Discount rate	3.50	4.50	4.50	5.00
Current medical cost trend rate	8.67	9.00	9.00	9.00
Ultimate medical cost trend rate	3.50	4.00	4.00	4.50
Medical cost trend rate decreases to ultimate trend rate in year	2031	2026	2026	2025

Changes in the assumed healthcare cost trend rates could have a significant effect on the amounts reported for the U.S. post-retirement medical benefit plans. A one percentage point change in the assumed healthcare cost trend rates for the financial year ended October 28, 2012 would have the following effects:

	1% Increase	1% Decrease
Effect on U.S. post-retirement medical benefit obligation (in millions)	3	(3)
Percentage effect on U.S. post-retirement medical benefit obligation	10%	(8)%

A one percentage point increase or decrease in our healthcare cost trend rates would have increased or decreased the service and interest cost components of the net periodic benefit cost by $0 million.

7. Borrowings

We had no borrowings as of October 28, 2012 and October 30, 2011.

Revolving Credit Facility

On March 31, 2011, Avago Technologies Finance Pte. Ltd., or Avago Finance, and certain other subsidiaries of the Company entered into a new credit agreement with a syndicate of financial institutions. The credit agreement provides for a $200 million unsecured, revolving credit facility. The credit agreement has a term

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

of 4 years. The credit agreement includes (i) financial covenants requiring Avago Finance to maintain a maximum leverage ratio and a minimum interest coverage ratio; (ii) customary restrictive covenants (subject, in each case, to certain exceptions and amounts) that limit Avago Finance’s ability to, among other things, create liens, merge or consolidate with and into other persons, pay dividends and sell assets; (iii) customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments; and (iv) customary representations and warranties. Compliance with financial covenants is required for the term of the credit agreement irrespective of the amount of borrowing outstanding. In addition, Avago Finance has the ability, at any time, to increase the aggregate commitments under the credit agreement from $200 million to $300 million subject to the condition that no default or event of default shall have occurred and be continuing and other terms and conditions set forth in the credit agreement, and the receipt of sufficient commitments for such increase from the lenders. On August 6, 2012, Avago Finance exercised the accordion feature under its credit agreement to increase the aggregate commitments for its unsecured revolving credit facility from $200 million to $300 million. This increase in the revolving credit facility commitment result in a corresponding increase in commitment fees payable under the credit agreement.

Certain subsidiaries of the Company guarantee the revolving credit facility. The credit agreement also provides for the issuance of letters of credit of up to $40 million in the aggregate, which reduces the available borrowing capacity under the revolving credit facility on a dollar for dollar basis. As of October 28, 2012, we had no borrowings outstanding under the new revolving credit facility and were in compliance with the financial covenants under our credit agreement.

Borrowings under the unsecured, revolving credit facility are subject to floating rates of interest and bear interest at a rate per annum equal to:

Base Rate Advances: the highest of (x) Citibank’s publicly announced base rate from time to time, (y) the U.S. Federal funds rate plus 0.5% and (z) the British Bankers Association Interest Settlement Rate, or BBA LIBOR Rate applicable to Dollars for a period of one month plus 1.00%; or

Eurocurrency Advances: the rate per annum obtained by dividing (x) the BBA LIBOR Rate for deposits in Dollars for the applicable interest period by (y) a percentage equal to 100% minus the Eurocurrency liabilities reserve percentage specified by the U.S. Federal Reserve System for such interest period, plus, in each case, a margin based on the credit rating of Avago Finance’s long-term unsecured debt or Avago Finance’s corporate credit rating, as applicable, referred to as the Avago Public Debt Rating. Avago Finance is also required to pay the lenders a commitment fee at a rate per annum that varies based on the Public Debt Rating and the aggregate amount of the outstanding commitments under the credit agreement.

Senior Secured Credit Facility

On March 31, 2011, in connection with entering into the credit agreement discussed above, we terminated our previous $350 million senior secured credit facility, which we entered into in connection with the SPG Acquisition. There were no outstanding loan borrowings under this facility at the time of termination. This termination resulted in a loss on extinguishment of debt of $1 million, related to the write-off of debt amortization costs and other related expenses.

Senior and Senior Subordinated Notes

In connection with the SPG Acquisition, we completed a private placement of $1,000 million principal amount of unsecured debt consisting of (i) $500 million principal amount of 10 1/8% Senior Notes due December 1, 2013,

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

or senior fixed rate notes, (ii) $250 million principal amount of Senior Floating Rate Notes due June 1, 2013, or senior floating rate notes and, together with the senior fixed rate notes, the senior notes, and (iii) $250 million principal amount of 11 7/8% Senior Subordinated Notes due December 1, 2015, or senior subordinated notes.

During the financial year 2011, we redeemed the remaining $230 million aggregate principal amount outstanding of our senior subordinated notes. We redeemed the senior subordinated notes at a 5.938% premium of the principal amount plus accrued interest, resulting in a loss on extinguishment of debt of $19 million, which consisted of a $14 million premium and a $5 million write-off of debt issuance costs and other related expenses.

Debt Issuance Costs

Unamortized debt issuance costs associated with the new revolving credit facility were $1 million at October 28, 2012 and unamortized debt issuance costs associated with the senior and senior subordinated notes and the secured senior credit facility were $2 million at October 30, 2011, and are included in other current assets and other long-term assets on the balance sheet. Amortization of debt issuance costs is classified as interest expense in the consolidated statements of operations.

8. Fair Value

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three level hierarchy is applied to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the guidance for fair value measurements are described below:

Level 1—Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Our Level 1 assets include bank acceptances, investment funds-deferred compensation plan assets and available-for-sale securities investments. We measure investment funds and available-for-sale securities investments at quoted market price as they are traded in an active market with sufficient volume and frequency of transactions.

Level 2—Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. We did not have any Level 2 assets activities during the financial year ended October 28, 2012.

Level 3—Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date. Level 3 assets and liabilities include cost method investments, goodwill, amortizable intangible assets, and property, plant and equipment, which are measured at fair value using a discounted cash flow approach when they are impaired. Quantitative information for Level 3 assets and liabilities reviewed at each reporting period, include indicators of significant deterioration in the earnings performance, credit rating, asset quality, business prospects of the investee, and financial indicators of the investee’s ability to continue as a going concern.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

We record at cost non-marketable investments where we do not have the ability to exercise significant influence or control, and periodically review them for impairment. During financial year 2011, we made an investment of $1 million in the common stock of a privately-held non-U.S. company. This equity investment is accounted for under the cost method and is included on the consolidated balance sheets in other long-term assets. In financial year 2011, we also entered into a secured loan and warrant purchase agreement with this company, pursuant to which we provided it with a secured loan of $1 million, at an annual interest rate of 8%, for a term of one year. Based on the quantitative assessment of the financial condition and business prospects of the investee, this equity investment and loan were both determined to be impaired in financial year 2012.

We did not have any Level 3 asset or liability activities other than those noted above during the financial year ended October 28, 2012.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The table below sets forth by level our financial assets and liabilities that were accounted for at fair value as of October 28, 2012. The table does not include cash on hand and also does not include assets that are measured at historical cost or any basis other than fair value (in millions):

	Group October 28, 2012
	Portion of Carrying Value Measured at Fair Value	Fair value Measurement as of October 28, 2012 Using Quoted Prices in Active Market for Identical Assets (Level 1)	Fair value Measurement as of October 28, 2012 Using Significant Other Inputs (Level 2)
Assets:
Investment funds—Deferred Compensation Plan Assets(1)	8	8	—
Bank acceptances(1)	1	1	—
Available-for-sale securities(2)	4	4	—

Total assets measured at fair value	13	13	—

Liabilities:
Deferred Compensation Plan Liabilities(3)	8	—	8

Total liabilities measured at fair value	8	—	8

(1)	Included in other current assets in our consolidated balance sheets
(2)	Included in other long-term assets in our consolidated balance sheets
(3)	Included in other current liabilities in our consolidated balance sheets

During the financial year ended October 28, 2012, there were no material transfers between Level 1 and Level 2 fair value instruments.

Assets Measured at Fair Value on a Nonrecurring Basis

There were no non-financial assets or liabilities measured at fair value as of October 28, 2012.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Fair Value of Other Financial Instruments

The fair values of cash equivalents, trade accounts receivable, accounts payable and accrued liabilities, to the extent the underlying liability will be settled in cash, approximate carrying values because of the short-term nature of these instruments.

9. Shareholders’ Equity

On January 27, 2010, our registration statement filed with the Securities and Exchange Commission, or SEC, in connection with the public offering and sale by certain shareholders of the Company of an aggregate of 25,000,000 of the Company’s ordinary shares, or the January Offering, was declared effective. The January Offering closed on February 2, 2010, and 25,000,000 shares were sold to the public at a price per share of $17.41 including a $0.41 per share discount to the underwriters. We did not receive any proceeds from the sale of shares sold in the January Offering other than proceeds from options exercised by certain shareholders in connection with the sale of shares by them in the January Offering. On February 23, 2010, the underwriters exercised their option in full to purchase from certain selling shareholders up to an additional 3,750,000 ordinary shares to cover over-allotments, which transaction closed on February 26, 2010.

On August 6, 2010, we filed a shelf registration statement on Form S-3 with the SEC, through which we may sell from time to time any combination of ordinary shares, debt securities, warrants, rights, purchase contracts and units, in one or more offerings. Since then, certain of our shareholders have sold our ordinary shares in a number of registered public offerings, as set forth in the table below. We did not receive any proceeds from the sale of shares sold in these offerings other than, in some instances, proceeds from options exercised by a shareholder in connection with the sale of shares by the shareholder in such offerings.

Date of Final Prospectus (Filed with the SEC)	Date Transaction Closed	Number of Shares Sold by Shareholders in the Transaction
August 13, 2010	August 18, 2010	14,905,000
December 6, 2010	December 10, 2010	25,000,000
January 18, 2011	January 21, 2011	25,000,000
February 28, 2011	March 4, 2011	25,000,000
May 31, 2011	June 3, 2011	25,000,000
September 28, 2011	October 3, 2011	17,250,000

Group and Company

All issued ordinary shares are fully paid. There is no par value for these ordinary shares.

Share Repurchase Program

On June 8, 2011, the Company’s board of directors, or the Board, authorized the Company to repurchase up to 15 million of its outstanding ordinary shares, not to exceed $500 million in aggregate, or the 2011 share repurchase program. The 2011 share repurchase program expired at the Company’s 2012 Annual General Meeting on April 4, 2012, or 2012 AGM. Under the 2011 share repurchase program, the Company repurchased and cancelled 2.8 million shares for an aggregate purchase price of $85 million in cash during two financial quarters ended April 29, 2012 prior to the expiration of the plan. The weighted-average purchase price per share for shares repurchased was $30.50 for the two financial quarters ended April 29, 2012. All repurchased shares were immediately retired.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

On April 4, 2012, the Board authorized the Company to repurchase up to 15 million of its outstanding ordinary shares, or the 2012 share repurchase program, pursuant to the shareholder approval of the Company’s 2012 share purchase mandate received at the Company’s 2012 AGM, or the 2012 share purchase mandate. The 2012 share repurchase program will expire at the Company’s 2013 Annual General Meeting, unless earlier terminated. Share repurchases will be made in accordance with the terms of the 2012 share purchase mandate, in the open market at such times and in such amounts as the Company deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The 2012 share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended from time to time or terminated at any time without prior notice.

During financial year 2012, the Company repurchased approximately 0.7 million shares for an aggregate purchase price of $25 million in cash, with a weighted-average price per share of $35.08, under the 2012 share repurchase program. All repurchased shares were immediately retired. As of October 28, 2012, 14.3 million shares remained available for repurchase under the 2012 share repurchase program.

Dividends

During financial year 2012, aggregate cash dividends of $0.56 per share were declared and paid on the Company’s outstanding ordinary shares, resulting in payment to our shareholders of an aggregate of $137 million. During financial year 2011, aggregate cash dividends of $0.35 per share were declared and paid on the Company’s outstanding ordinary shares, resulting in payment to our shareholders of an aggregate of $86 million.

Equity Incentive Award Plans

Effective December 1, 2005, we adopted two equity-based compensation plans, the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, or the Executive Plan, and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, or the Senior Management Plan and, together with the Executive Plan, the Pre-IPO Equity Incentive Plans, which authorized the grant of options and share purchase rights covering up to 30 million ordinary shares. With effect from our IPO in August 2009, we are no longer permitted to make any further grants under the Pre-IPO Equity Incentive Plans.

Options issued under the Executive Plan generally vest at a rate of 20% per year based on the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. Options issued under the Senior Management Plan, generally vest at a rate of 20% per year based on the passage of time and continued employment.

Options issued under the Pre-IPO Equity Incentive Plans, generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant. All options awarded under these plans were granted with an exercise price equal to the fair market value on the date of grant.

In July 2009, our Board adopted, and our shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan, or the 2009 Plan, to authorize the grant of options, share appreciation rights, restricted share units, dividend equivalents, performance awards, and other share-based awards. 20 million ordinary shares are initially reserved for issuance under the 2009 Plan, subject to annual increases starting in financial year 2012. The amount of the annual increase is equal to the least of (a) 6 million shares, (b) 3% of the ordinary shares outstanding on the last day of the immediately preceding financial year and (c) such smaller number of ordinary shares as determined by our Board. However, no more than 90 million ordinary shares may be issued upon the exercise of

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

equity awards issued under the 2009 Plan. The 2009 Plan became effective on July 27, 2009. Options issued to employees under the 2009 Plan prior to March 2011 generally expire ten years following the date of grant. With effect from March 2011, options issued to employees under the 2009 Plan generally expire seven years after the date of grant. Options awarded to non-employees under this plan generally expire after five years. Options issued under the 2009 Plan generally vest over a four year period from the date of grant and are granted with an exercise price equal to the fair market value on the date of grant. Any share options cancelled or forfeited under the Pre-IPO Equity Incentive Plans after July 27, 2009 become available for issuance under the 2009 Plan.

Starting in the fourth quarter of financial year 2010, we began to grant restricted share units, or RSUs, as part of our equity compensation programs under the 2009 Plan. An RSU is an equity award that is granted with an exercise price equal to zero and which represents the right to receive one of our ordinary shares immediately upon vesting. RSU awards granted to employees are generally time-based and vest over four years.

A summary of option activity under our equity incentive award plans follows (in millions, except years and per share amounts):

	Group Awards Outstanding
	Awards Available for Grant	Number Outstanding	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance as of October 31, 2011	10	19	17.93
Annual increase in shares available for issuance, per equity incentive plan terms	6	—
Granted	(5)	5	34.79
Exercised	—	(3)	13.24
Cancelled	1	(1)	23.98

Balance as of October 28, 2012	12	20	22.45	6.06	232

Fully vested as of October 28, 2012	—	7	15.15	5.62	129
Fully vested and expected to vest as of October 28, 2012	—	19	21.95	6.04	223

Balance as of November 1, 2010	14	23	11.50
Granted	(5)	5	32.42
Exercised	—	(8)	7.59
Cancelled	1	(1)	17.11

Balance as of October 30, 2011	10	19	17.93	6.96	297

Fully vested as of October 30, 2011	—	5	11.26	6.29	103
Fully vested and expected to vest as of October 30, 2011	—	18	17.46	6.93	283

The total intrinsic value of options exercised during financial years 2012 and 2011 was $62 million and $184 million, respectively.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

The following table summarizes significant ranges of outstanding and exercisable option awards as of October 28, 2012 (in millions, except years and per share amounts):

	Group
	Awards Outstanding			Awards Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Number Exercisable	Weighted- Average Exercise Price per Share
$0.00 – 10.00	3	4.79	7.26	2	6.62
$10.01–20.00	5	5.95	13.10	3	12.52
$20.01–30.00	3	7.67	21.02	1	20.93
$30.01–40.00	9	5.94	33.87	1	32.77

Total	20	6.06	22.45	7	15.15

RSU activity and the number of outstanding RSUs were not material for either of the financial years ended October 28, 2012 and October 30, 2011.

Employee Share Purchase Plan

In September 2010, we implemented the Avago Employee Share Purchase Plan, as amended and restated in June 2010. The ESPP provides eligible employees with the opportunity to acquire an ownership interest in the Company through periodic payroll deductions, based on a six-month look-back period, at a price equal to the lesser of 85% of the fair market value of the ordinary shares at either the beginning or ending of the relevant offering period. The ESPP is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. However, the ESPP is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The ESPP will terminate on July 27, 2019 unless sooner terminated. On the first day of the Company’s 2012 financial year, the number of available shares increased by 2 million shares in accordance to the terms set forth in the ESPP. During financial year 2012 and 2011, employees purchased 0.2 million and 0.3 million shares, respectively, for aggregate consideration of $7 million in each financial year. As at October 28, 2012, 9.5 million shares remained available for issuance under the ESPP.

Share-Based Compensation Expense

Share-based compensation expense consists of expense for stock options and RSUs granted to both employees and non-employees as well as expense associated with ESPP.

We recognize compensation expense for stock options based on the estimated grant date fair value method required under the authoritative guidance using Black-Scholes valuation model with a straight-line amortization method. Since the authoritative guidance requires that share-based compensation expense be based on awards that are ultimately expected to vest, estimated share-based compensation expense for such awards has been reduced for estimated forfeitures. Changes in the estimated forfeiture rates can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

We recognize compensation expense for RSUs using the straight-line amortization method based on the fair value of RSUs on the date of grant. The fair value of RSUs is the closing market price of our ordinary shares on the date of grant, which is equal to their intrinsic value on the date of grant. We recorded $5 million and $2 million of compensation expense related to RSUs for the financial years ended October 28, 2012 and October 30, 2011, respectively.

We record share-based compensation expense based on an estimate of the fair value of rights to purchase ordinary shares under the ESPP, and recognize this share-based compensation expense using the straight-line amortization method. We recorded $3 million of compensation expense related to the ESPP for each of the financial years ended October 28, 2012 and October 30, 2011.

The following table summarizes total share-based compensation expense for the financial years ended October 28, 2012 and October 30, 2011 (in millions):

	Group
	October 28, 2012	October 30, 2011
Cost of products sold	6	4
Research and development	20	14
Selling, general and administrative	27	20

Total share-based compensation expense	53	38

The weighted-average assumptions utilized for our Black-Scholes valuation model for options and ESPP rights granted during the financial years ended October 28, 2012 and October 30, 2011 are as follows:

	Group Options
	October 28, 2012	October 30, 2011
Risk-free interest rate	0.8%	2.0%
Dividend yield	1.4%	0.9%
Volatility	53.0%	45.0%
Expected term (in years)	5.0	5.0

	Group ESPP
	October 28, 2012	October 30, 2011
Risk-free interest rate	0.1%	0.1%
Dividend yield	1.4%	0.6%
Volatility	50.4%	42.6%
Expected term (in years)	0.5	0.5

The dividend yields for the financial years ended October 28, 2012 and October 30, 2011 are based on the historical and expected dividend payouts as of the respective option grant dates. Expected volatility is based on the combination of historical volatility of guideline publicly-traded companies over the period commensurate with the expected life of the options and the implied volatility of guideline publicly-traded companies from traded options with a term of 180 days or greater measured over the last three months. The risk-free interest rate

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

is derived from the average U.S. Treasury Strips rate during the period, which approximates the rate in effect at the time of grant. Our computation of expected term was based on other data, such as the data of peer companies and company-specific attributes that we believe could affect employees’ exercise behavior.

Based on the above assumptions, the weighted-average fair values of the options granted under our equity incentive award plans for the financial years ended October 28, 2012 and October 30, 2011 was $14.28 and $12.41, respectively. The first six month purchase period under our ESPP began in the fourth quarter of financial year 2010. The weighted-average fair values of the rights to purchase shares in the ESPP for the financial years ended October 28, 2012 and October 30, 2011 were $12.76 and $8.52, respectively.

RSUs were first granted in the fourth quarter of our financial year 2010. The weighted-average fair value of RSUs granted under the 2009 Equity Incentive Award Plan for the financial years ended October 28, 2012 and October 30, 2011 was $34.66 and $32.41, respectively. 0.9 million and 0.5 million shares of RSUs were unvested as of October 28, 2012 and October 30, 2011, respectively.

Based on our historical experience of pre-vesting option cancellations, for each of the financial years 2012 and 2011, we have assumed an annualized forfeiture rate of 8% for our options. We have assumed an annualized forfeiture rate of 8% for RSUs for financial years 2012 and 2011. We have assumed an annualized forfeiture rate of 0% for ESPP purchase rights for financial years 2012 and 2011 because the related share-based compensation expense was not material for either period. We will record additional expense if actual forfeitures are lower than we estimated, and will record a recovery of prior expense if actual forfeitures are higher than we estimated.

Total compensation cost of options granted but not yet vested as of October 28, 2012 was $114 million, which is expected to be recognized over the remaining weighted-average service period of 3 years. The total grant-date fair value of options vested during financial years 2012 and 2011 was $42 million and $34 million, respectively. Total unrecognized compensation cost related to the ESPP as of October 28, 2012 was $1 million, which is expected to be recognized over the remaining 5 months of the current offering period under the ESPP. Total compensation cost related to unvested RSUs as of October 28, 2012 was $23 million, which is expected to be recognized over the remaining weighted-average service period of 3 years. The total grant-date fair value of RSUs vested during financial year 2012 was $1 million. No RSUs vested during the financial year 2011. The income tax benefits for share-based compensation expense were $13 million and $14 million for financial years ended October 28, 2012 and October 30, 2011, respectively.

10. Income Taxes

Consequent to the incorporation of the Company in Singapore, domestic income reflect the results of operations based in Singapore.

Components of Income Before Income Taxes

For financial reporting purposes, “Income before income taxes” included the following components (in millions):

	Group
	October 28, 2012	October 30, 2011
Domestic income	503	500
Foreign income	82	61

Income before income taxes	585	561

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Components of Provision for Income Taxes

We have obtained several tax incentives from the Singapore Economic Development Board, an agency of the Government of Singapore, which provide that certain classes of income we earn in Singapore are subject to tax holidays or reduced rates of Singapore income tax. Each such tax incentive is separate and distinct from the others, and may be granted, withheld, extended, modified, truncated, complied with or terminated independently without any effect on the other incentives. In order to retain these tax benefits in Singapore, we must meet certain operating conditions specific to each incentive relating to, among other things, maintenance of a treasury function, a corporate headquarters function, specified intellectual property activities and specified manufacturing activities in Singapore. Some of these operating conditions are subject to phase-in periods through 2015. The Singapore tax incentives are presently scheduled to expire at various dates generally between 2014 and 2025, subject in certain cases to potential extensions.

In February 2010, the Malaysian government granted us a tax holiday on our qualifying Malaysian income, which is effective for ten years beginning with our financial year 2009. The tax incentives that we have negotiated in Malaysia are also subject to our compliance with various operating and other conditions. For the financial years ended October 28, 2012 and October 30, 2011, the effect of all these tax incentives, in the aggregate, was to reduce the overall provision for income taxes and increase net income from what it otherwise would have been in such year by $81 million and $82 million, respectively, and increase diluted net income per share by $0.33 and $0.32, respectively.

Significant components of the provision for income taxes are as follows (in millions):

	Group
	October 28, 2012	October 30, 2011
Current tax expense:
Domestic	6	5
Foreign	15	12

	21	17

Deferred tax expense (benefit):
Domestic	(1)	—
Foreign	2	(8)

	1	(8)

Total provision for income taxes	22	9

We recorded a total provision for income taxes of $22 million for the financial year ended October 28, 2012 compared to a total of $9 million for the financial year ended October 30, 2011. The provision for income taxes in 2011 included a $3 million tax benefit for the increase in deferred tax assets from U.S. legislation retroactively reinstating the research and development tax credit and a $3 million tax benefit from a change in estimate related to research and development tax credits. Our valuation allowance increased by $3 million in financial year 2011.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

Rate Reconciliation

A reconciliation of the expected statutory tax rate to the actual, effective tax rate on income before income taxes is as follows:

	Group
	October 28, 2012	October 30, 2011
	%	%
Expected statutory tax rate	17.0	17.0
Foreign income taxed at different rates	0.4	—
Tax holidays and concessions	(13.9)	(14.6)
Other, net	0.1	(1.0)
Valuation allowance	0.2	0.1

Actual tax rate on income before income taxes	3.8	1.5

Summary of Deferred Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes and the tax effects of net operating losses and tax credit carryforwards.

The significant components of deferred tax assets and deferred tax liabilities included on the balance sheets were as follows (in millions):

	Group
	October 28, 2012	October 30, 2011
Deferred income tax assets:
Depreciation and amortization	2	6
Inventory	2	2
Trade accounts	2	2
Employee benefits	14	16
Share options	19	11
Net operating loss carryovers and credit carryovers	37	35
Other deferred income tax assets	6	5

Gross deferred income tax assets	82	77
Less: Valuation allowance	(10)	(7)

Deferred income tax assets	72	70

Deferred income tax liabilities:
Depreciation and amortization	9	8
Foreign earnings not permanently reinvested	2	2

Deferred income tax liabilities	11	10

Net deferred income tax assets	61	60

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

The above net deferred income tax assets have been reflected in the accompanying balance sheets as follows (in millions):

	Group
	October 28, 2012	October 30, 2011
Other current assets	14	18
Other current liabilities	(2)	(2)

Net current income tax assets	12	16

Other long-term assets	51	47
Other long-term liabilities	(2)	(3)

Net long-term income tax assets	49	44

As of October 28, 2012, we had Singapore net operating loss carryforwards of $5 million, U.S. net operating loss carryforwards of $85 million, of which $61 million are related to excess tax deductions related to stock options, U.S. state net operating loss carryforwards of $77 million, of which $53 million are related to excess tax deductions related to stock options, and other foreign net operating loss carryforwards of $3 million. The Singapore net operating losses have no limitation on utilization. U.S. federal and state net operating loss carryforwards, if not utilized, will begin to expire in financial years 2027 and 2016, respectively. The other foreign net operating losses expire in various financial years beginning 2018. As of October 28, 2012, we had $23 million and $14 million of U.S. federal and state research and development tax credits, respectively, which if not utilized, will begin to expire in financial year 2026.

The U.S. Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an “ownership change” of a corporation or separate return loss year limitations. Any ownership changes, as defined, may restrict utilization of carryforwards. As of October 28, 2012, we had approximately $28 million and $16 million of federal net operating loss and tax credit carryforwards, respectively, in the U.S. subject to an annual limitation and $58 million subject to separate return loss carryforward limitation. We do not expect these limitations to result in any permanent loss of our tax benefits.

As of October 28, 2012, we had unrecognized deferred tax assets of approximately $26 million attributable to excess tax deductions related to stock options, the benefit of which will be credited to equity when realized.

We consider all operating income of foreign subsidiaries not to be permanently reinvested outside Singapore. We have provided $2 million for foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, the cumulative amount of which is estimated to be $103 million and $107 million as of October 28, 2012 and October 30, 2011, respectively.

Uncertain Tax Positions

The gross unrecognized tax benefits decreased by $3 million during financial year 2012, resulting in gross unrecognized tax benefits of $27 million as of October 28, 2012.

We recognize interest and penalties related to unrecognized tax benefits within the provision for income taxes line in the accompanying consolidated statements of operations. We recognized approximately $1 million of expense related to interest and penalties in each of the financial years presented. Accrued interest and penalties

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

are included within the other long-term liabilities line in the consolidated balance sheets. As of October 28, 2012 and October 30, 2011, the combined amount of cumulative accrued interest and penalties was approximately $4 million and $6 million, respectively.

A reconciliation of the beginning and ending balance of gross unrecognized tax benefits is summarized as follows (in millions):

	Group
	October 28, 2012	October 30, 2011
Beginning of financial year	30	27
Lapse of statute of limitations	(4)	—
Increases in balances related to tax positions taken during prior financial years	1	1
Decrease in balances related to tax positions taken during prior financial years	(1)	—
Increases in balances related to tax positions taken during current financial year	1	2

End of financial year	27	30

A portion of our unrecognized tax benefits will affect our effective tax rate if they are recognized upon favorable resolution of the uncertain tax positions. As of October 28, 2012, approximately $28 million of the unrecognized tax benefits including accrued interest and penalties would affect our effective tax rate. As of October 30, 2011, approximately $29 million of the unrecognized tax benefits including accrued interest and penalties would affect our effective tax rate.

Although the timing of the resolution and/or closure on audits is highly uncertain, we do not expect that the balance of gross unrecognized tax benefits would significantly decrease in the next 12 months.

We are subject to examination by the tax authorities with respect to the periods subsequent to December 2005. We are not under Singapore income tax examination at this time. The Company is subject to Singapore income tax examinations for all years from the financial year ended October 31, 2006. The Company is also subject to examinations in major foreign jurisdictions, including the United States, from the financial year ended October 31, 2007.

11. Interest Expense

The Group’s interest expense of $1 million and $4 million for the financial years ended October 28, 2012 and October 30, 2011, respectively, consisted primarily of (i) interest expense of $1 million and $3 million, respectively, with respect to the previously outstanding senior notes, senior subordinated notes, and debt under the senior secured credit facilities, all issued or incurred in connection with the SPG Acquisition, as well as commitment fees related to our terminated secured credit facility and our new unsecured revolving credit facility; and (ii) amortization of debt issuance costs of $0 million and $1 million, respectively.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

12. Other Income, Net

Other income, net includes interest income, currency gains (losses) on balance sheet remeasurement and other miscellaneous items. The following table presents the detail of other income (expense), net (in millions):

	Group
	October 28, 2012	October 30, 2011
Other income	3	1
Interest income	4	1
Other expense	(3)	(1)

Other income, net	4	1

13. Segment Information

ASC 280 “Segment Reporting,” or ASC 280, establishes standards for the way public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. We have concluded that we have one reportable segment based on the following factors: sales of semiconductors represents our only material source of revenue; substantially all products offered incorporate analog functionality and are manufactured under similar manufacturing processes; we use an integrated approach in developing our products in that discrete technologies developed are frequently integrated across many of our products; we use a common order fulfillment process and similar distribution approach for our products; and broad distributor networks are typically utilized while large accounts are serviced by a direct sales force. The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by ASC 280.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

The following table presents net revenue and long-lived asset information based on geographic region. Net revenue is based on the geographic location of the distributors, original equipment manufacturers or contract manufacturers who purchased the Group’s products, which may differ from the geographic location of the end customers. Long-lived assets include property, plant and equipment and are based on the physical location of the assets (in millions):

	Group
	October 28, 2012	October 30, 2011
Net revenue:
China	981	697
United States	371	407
Germany	184	230
Korea	150	225
Singapore	97	106
Rest of the world	581	671

	2,364	2,336

Long-lived assets:
United States	324	160
Malaysia	53	35
Singapore	42	45
Rest of the world	84	76

	503	316

14. Related Party Transactions

Capstone Consulting

Capstone Consulting, or Capstone, an affiliate of Kohlberg Kravis Roberts & Co., or KKR, was granted options to purchase 800,000 ordinary shares with an exercise price of $5.00 per share on February 3, 2006. 700,000 of these option shares vested by the end of the first quarter of financial year 2010 and the remaining 100,000 option shares did not vest due to the performance targets for those options were not met. In connection with our initial public offering in financial year 2009 and secondary public offerings of our shares in financial years 2010 and 2011, Capstone exercised and sold all vested options for an aggregate option exercise proceeds of $3 million.

Bali Investments S.àr.l, Seletar Investments Pte. Ltd. and Geyser Investment Pte. Ltd.

In connection with the public offering in January 2010 in which the Company’s certain shareholders sold an aggregate of 25,000,000 of the Company’s ordinary shares, selling shareholders Bali Investments S.àr.l, an affiliate of KKR and Silver Lake Partners, or Silver Lake, Geyser Investments Pte. Ltd. and Seletar Investment Pte. Ltd. agreed to reimburse the Company for two-thirds of the expenses of the offering which amounted to $1 million.

During the financial years ended October 28, 2012 and October 30, 2011, in the ordinary course of business, on an arm’s length basis, we purchased from, or sold to, several entities, where one of the Company’s directors

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

also serves or served as a director of that entity, including eSilicon Corporation, KLA-Tencor Corporation, Wistron Corporation, WIN Semiconductor Corp., Unisteel Technology Limited, Hewlett-Packard Company, and Flextronics International Ltd. The following tables provide the transactions with these parties for the indicated periods (for the portion of such period that they were considered related) (in millions):

	Group
	October 28, 2012	October 30, 2011
Total net revenue	7	73
Total costs and expenses	8	56

Total receivables	1	1
Total payables	2	—	*

*	Represents amounts less than $0.5 million.

Compensation earned by Mr. Tan, our employee director, for the financial year ended October 28, 2012 consisted of $1 million of cash compensation and benefits. Compensation earned by Mr. Tan for the financial year ended October 30, 2011 consisted of $2.3 million of cash compensation and benefits and 0.6 million and 0.2 million of share options and RSUs, respectively, granted by the Company.

15. Commitments and Contingencies

Commitments

The following table summarizes contractual obligations and commitments as at October 28, 2012 (in millions):

	Group
	Total	2013	2014	2015	2016	2017	Thereafter
Operating Leases	97	10	10	10	5	4	58
Capital Leases	3	1	1	1	—	—	—
Purchase Commitments	121	121	—	—	—	—	—
Revolving Credit Facility Commitments	3	1	1	1	—	—	—
Other Contractual Commitments	53	21	13	7	6	6	—

Operating Lease Commitments

We lease certain real property and equipment from third parties under non-cancelable operating leases. Rent expense was $12 million and $13 million for the financial years ended October 28, 2012 and October 30, 2011, respectively.

Capital Lease Commitments

We lease a portion of our equipment from unrelated third parties under non-cancelable capital leases.

Purchase Commitments

We have unconditional purchase obligations which include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

We also make purchases from a variety of vendors in connection with the expansion of our Fort Collins internal fabrication facility. These purchases are typically conducted on a purchase order basis and the amount shown in the table includes $33 million in cancelable and non-cancelable outstanding purchase obligations under such purchase orders as of October 28, 2012.

Revolving Credit Facility Commitments

Estimated future interest expense payments related to our revolving credit facility consist of payments on our commitment fees. See Note 7. “Borrowings”.

Other Contractual Commitments

We entered into several agreements related to IT, human resources and financial infrastructure outsourcing and other services agreements.

Contingencies

From time to time, we are involved in litigation that we believe is of the type common to companies engaged in our line of business, including commercial disputes and employment issues. As of the date of this filing, we are not involved in any pending legal proceedings that we believe would likely have a material adverse effect on our financial condition, results of operations or cash flows. However, certain pending disputes involve claims by third parties that our activities infringe their patent, copyright, trademark or other intellectual property rights. These claims generally involve the demand by a third-party that we cease the manufacture, use or sale of the allegedly infringing products, processes or technologies and/or pay substantial damages or royalties for past, present and future use of the allegedly infringing intellectual property.

With respect to the legal proceedings, individually and in the aggregate, we have not yet been able to determine whether an unfavorable outcome is probable or reasonably possible and have not been able to reasonably estimate the amount or range of any possible loss. As a result, no amounts have been accrued or disclosed in the accompanying consolidated financial statements with respect to these legal proceedings.

Claims that our products or processes infringe or misappropriate any third-party intellectual property rights (including claims arising through our contractual indemnification of our customers) often involve highly complex, technical issues, the outcome of which is inherently uncertain. Moreover, from time to time we pursue litigation to assert our intellectual property rights. Regardless of the merit or resolution of any such litigation, complex intellectual property litigation is generally costly and diverts the efforts and attention of our management and technical personnel.

Warranty

Commencing in financial year 2008, we notified certain customers of a product quality issue and began taking additional steps to correct the quality issue and work with affected customers to determine potential costs covered by our warranty obligations. We maintain insurance coverage for product liability and have been working with our insurance carriers to determine the extent of covered losses in this situation. Based on settlements with customers to date, the status of discussions with other affected customers and discussions with our insurance carriers, we recorded a charge of $2 million during financial year 2009 to cover costs relating to

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

this quality issue in excess of expected insurance coverage. On July 29, 2012, we reached a final settlement agreement with a customer on this product quality issue. However, the final settlement amount was fully recovered from our insurance carrier. Therefore, in financial year 2012, we released $2 million of the warranty accrual and reduced cost of goods sold for this product warranty issue.

During financial year 2009 we identified another product quality issue with a particular component, took steps to correct the quality issue and notified our customers. Though the expected failure rate of the product was not 100%, based on our quality tests, we have offered to replace all such components used or still held by our customers. We recorded charges of $6 million during financial year 2009 related to this product quality issue, based on the progress of discussions with our customers and our evaluation of the best estimate of our exposure related to this matter, which covered costs to scrap inventory of such components held by us and costs associated with providing replacement parts to customers. During financial year 2010, we recorded additional charges of $11 million to cover customer claims for reimbursements of costs incurred by such customers related to this product quality issue. During financial year 2010, we reached final settlement agreements with certain customers on this product quality issue. The final settlement amounts approximate the estimated accrued warranty obligations for those customers. We made $2 million of cash settlement payments in connection with these agreements during financial year 2010, resulting in a $2 million decrease in the warranty accrual for this product quality issue during the same period. During financial year 2011, we reached additional final settlement agreements with certain customers, made $3 million of cash settlement payments and credits and shipped $1 million of replacement parts in connection with these agreements, resulting in a $4 million decrease in the warranty accrual for this product quality issue during the period. In addition, during financial year 2011, following these additional settlements and based on all information available to the Company regarding remaining customer exposures including the progress made in resolving customer issues, we reassessed our overall exposure relating to this product quality issue, including our estimate of any remaining replacement parts exposure, and reduced the warranty accrual we previously recorded by $6 million.

During financial year 2012, following these additional settlements and based on all information available to the Company regarding remaining customer exposures including the progress made in resolving customer issues, we reassessed our overall exposure relating to this product quality issue, including our estimate of any remaining replacement parts exposure, and reduced the warranty accrual we previously recorded by $1 million. We presently believe that amounts we have recorded in our consolidated financial statements will be adequate to resolve any warranty obligations related to this issue.

Indemnifications to Hewlett-Packard and Agilent

Agilent Technologies, Inc. has given multiple indemnities to Hewlett-Packard Company in connection with its activities prior to its spin-off from Hewlett-Packard Company in June 1999 for the businesses that constituted Agilent prior to the spin-off. As the successor to the SPG business of Agilent, we may acquire responsibility for indemnifications related to assigned intellectual property agreements. Additionally, when we completed the SPG Acquisition in December 2005, we provided indemnities to Agilent with regard to Agilent’s conduct of the SPG business prior the SPG Acquisition. In our opinion, the fair value of these indemnifications is not material and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

Other Indemnifications

As is customary in our industry and as provided for in local law in the United States and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts,

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended October 28, 2012

such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

16. Subsequent Events

On December 6, 2012, the Board declared an interim cash dividend of $0.17 per ordinary share to holders of record at the close of business (5:00 p.m.), Eastern Time, on December 17, 2012 with such dividend paid on December 28, 2012.

We filed a prospectus supplement, dated December 6, 2012, with the SEC relating to sale of 21,490,022 of our ordinary shares by shareholders affiliated with KKR and Silver Lake, and our President and Chief Executive Officer in a registered public offering, or the offering. This transaction closed on December 12, 2012. We did not receive any proceeds from the sale of shares sold in the offering other than approximately $1.5 million in aggregate option exercise price proceeds from a selling shareholder who exercised options for purpose of selling shares in this offering.

APPENDIX B

DIRECTIONS TO AVAGO TECHNOLOGIES LIMITED 2013 ANNUAL GENERAL MEETING

Offices of Avago Technologies U.S. Inc.

350 West Trimble Road, San Jose, CA

Coming South on US-101:

1.	Take Trimble Rd exit 391A and merge onto West Trimble Rd.

2.	Proceed about 1 mile and turn right at Orchard Pkwy.

3.	Take the first right turn into the Avago Technologies campus.

Coming North on US-101:

1.	Take Trimble Rd exit 391 and merge onto West Trimble Rd.

2.	Proceed about 1 mile and turn right at Orchard Pkwy.

3.	Take the first right turn into the Avago Technologies campus.

Coming South on I-880:

1.	Take exit 7 for Montague Expy and keep right at the fork and merge onto Montague Expy

2.	Proceed about 1 mile and turn left at East Trimble Rd.

3.	Proceed about 1 mile and turn left at Orchard Pkwy.

4.	Take the first right turn into the Avago Technologies campus.

B-i

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

[REVERSE SIDE]

The board of directors of Avago Technologies Limited unanimously recommends a vote “FOR” the director nominees (Proposal Nos. 1(a) through 1(g)) and “FOR” Proposals No. 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain

	(a) Mr. Hock E. Tan	☐	☐	☐

	(b) Mr. John T. Dickson	☐	☐	☐

	(c) Mr. James V. Diller	☐	☐	☐

	(d) Mr. Kenneth Y. Hao	☐	☐	☐

	(e) Mr. John Min-Chih Hsuan	☐	☐	☐

	(f) Ms. Justine F. Lien	☐	☐	☐

	(g) Mr. Donald Macleod	☐	☐	☐

		For	Against	Abstain

2.	To approve the re-appointment of PricewaterhouseCoopers LLP as Avago’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending November 3, 2013 and to authorize the Audit Committee to fix its remuneration.	☐	☐	☐

		For	Against	Abstain

3.	To approve the general authorization for the directors of Avago to allot and issue ordinary shares, as set forth in Avago’s notice of, and proxy statement relating to, its 2013 Annual General Meeting.	☐	☐	☐

		For	Against	Abstain

4.	To approve the 2013 Share Purchase Mandate authorizing the purchase or acquisition by Avago of its own issued ordinary shares, as set forth in Avago’s notice of, and proxy statement relating to, its 2013 Annual General Meeting.	☐	☐	☐

In their discretion, the Proxies, and each of them acting alone, are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

		Yes	No

Please indicate if you plan to attend the meeting		☐	☐

This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Internet Availability of Proxy Materials for the 2013 Annual General Meeting of Shareholders: The notice, proxy statement and annual report to shareholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

Please note that if your shares are held in the name of a broker, trust, bank or other nominee, in order to be admitted to the 2013 Annual General Meeting you will also need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

If you would like to reduce the costs incurred by Avago in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please contact Avago’s transfer agent, Computershare Investor Services at 1-800-431-7723 within the US, US Territories and Canada, or at +1-312-360-5193 outside the US, US Territories and Canada.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE

ENCLOSED ENVELOPE.

AVAGO TECHNOLOGIES LIMITED

(Incorporated in the Republic of Singapore)

(Company Registration Number 200510713C)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a member of Avago Technologies Limited (“Avago”), hereby appoints Hock E. Tan, Douglas R. Bettinger and Patricia H. McCall, or each of them acting alone, as proxies (the “Proxies”) of the undersigned, with full powers of substitution, and hereby authorizes the Proxies to represent and to vote, as designated on the reverse side, all of the ordinary shares of Avago owned by the undersigned entitled to vote at the 2013 Annual General Meeting of Shareholders of Avago to be held at 11:00 a.m. Pacific Time on April 10, 2013, at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A., and at any adjournment or postponement thereof.

This Proxy Card, when properly executed and returned in a timely manner, will be voted at the 2013 Annual General Meeting of Shareholders and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted “FOR” the Board nominees (Proposal Nos. 1(a) through 1(g)) and “FOR” Proposals No. 2, 3, 4 and 5, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2013 Annual General Meeting of Shareholders.

The undersigned hereby acknowledges receipt of the Notice of the 2013 Annual General Meeting of Shareholders and the accompanying proxy statement.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, TO ARRIVE NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF THE MEETING.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED

Continued and to be signed on the reverse side